As filed with the Securities and Exchange Commission on February 5, 2015

Registration No. 333-200230

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

1389

(Primary Standard Industrial Classification Code Number)

20-8203420

(I.R.S. Employer Identification Number)

2930 W. Sam Houston Pkwy N., Suite 275

Houston, Texas 77043

(281) 531-7200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Jon Christopher Boswell

2930 W. Sam Houston Pkwy N., Suite 275

Houston, Texas 77043

(281) 531-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

W. Matthew Strock Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, TX 77002 (713) 758-2222	David C. Buck Stephanie Beauvais Andrews Kurth LLP 600 Travis, Suite 4200 Houston, TX 77002 (713) 220-4200

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]		Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 5, 2015

PROSPECTUS

Shares

ECO-STIM ENERGY SOLUTIONS, INC.

Common Stock

We are offering               shares of our common stock, par value $0.001 per share. Our common stock is listed for quotation on the Over-the-counter bulletin board (or OTCBB) and the OTCQB marketplace operated by the OTC Markets Group, Inc., under the symbol “ESES”. On February 4, 2015, the last reported market price of our shares of common stock was $6.10.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 to read about factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	Please read “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

The underwriter has an option exercisable within 30 days from the date of this prospectus to purchase up to    additional shares of common stock from us at the public offering price, less the underwriting discount and commissions to cover over-allotments of shares. The shares of common stock issuable upon exercise of the underwriter’s option to purchase additional shares have been registered under the registration statement of which this prospectus forms a part.

The underwriter expects to deliver the common stock against payment in U.S. dollars in New York, New York on or about               , 2015.

Roth Capital Partners

Standard Completion Before Field EcoStim's Field Management System

Result of "Smart" Stimulation Process is to Concentrate Stages in Those Areas with the Highest Probability of Production thus Reducing Cost and Increasing Recovery Rate

Technology Platform to identify sweet spots and "ground truth" (Predict, Execute, Measure, Re-Predict)

- Eco-Stim conducts its stimulation services within a systematic methodology
  - Leverages fiber-optic technology and predictive modeling
  - Enables Eco-Stim to efficiently predict stimulation effectiveness and understand the shale in real-time

Proprietary process to efficiently predict "sweet spots" in shale plays
1. Predict
2. Execute
Stimulate all planned stages as designed
3. Measure
Fiber-optic technology to determine which stages are actually producing
4. Evaluate Prediction
Compare prediction of sweet spots to actual production
5. Update Model
"Learn" best producing areas of the formation in a given area and incorporate information into next geophysical prediction ecostim
ENERGY SOLUTIONS

CONTROL
POLICIAL

ecostim
ENERGY SOLUTIONS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not, and the underwriter has not, authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Industry and Market Data

A portion of the market data and certain other statistical information used throughout this prospectus is based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information. Some data is also based on our good faith estimates and our management’s understanding of industry conditions. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

Until       2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, including the information presented in “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and related notes thereto included elsewhere in this prospectus.

Except as otherwise required by the context, references to “Company,” “Eco-Stim,” “we,” “us” and “our” are to Eco-Stim Energy Solutions, Inc. and its subsidiaries.

Our Company

We are an early stage technology-driven independent oilfield services company providing well stimulation, coiled tubing and field management services to the upstream oil and gas industry. We are focused on reducing the ecological impact and improving the economic performance of the well stimulation process. We have assembled proven technologies and processes that have the ability to (1) reduce the surface footprint, (2) reduce emissions, and (3) conserve fuel and water during the stimulation process. We will focus on bringing these technologies and processes to the most active shale resource basins outside of the United States (the “U.S.”), using our technology to differentiate our service offerings. Our management team has extensive international industry experience. Our first operation is in Argentina, home to the Vaca Muerta, the world’s third-largest shale resource basin as measured by technically recoverable reserves. We also intend to pursue other markets that meet our investment criteria, which may include Mexico, Colombia and the U.S. as well as other markets and where we believe we can offer clear strategic advantages and achieve acceptable financial returns. We may also explore opportunistic acquisitions and/or joint ventures with established companies in target markets.

Our management team has extensive experience in operating well stimulation fleets, coiled tubing units and other downhole completion equipment, as well as providing “sweet spot” analysis in shale resource basins using geophysical predictive modeling. We expect to leverage our management’s experience and historical local relationships in undersupplied markets to pursue profitable long-term contracts. We expect to compete for business with a limited number of other service companies based on technical capability, quality of equipment, local experience and existing relationships rather than solely on price. We also believe that we benefit from our association with our largest investor, ACM Emerging Markets Master Fund I, L.P., which is managed by Albright Capital Management LLC (collectively, “ACM”). ACM is an internationally recognized private equity firm dedicated to the emerging markets and has many established relationships in countries where the Company is evaluating opportunities.

Our first pressure pumping fleet commenced operations in the Neuquén province of Argentina in December 2014. This equipment consists of a 10,000 hydraulic horsepower (“HHP”) pressure pumping fleet and various pieces of complementary equipment. Our coiled tubing unit has undergone some repairs and is currently being tested and expected to commence operations in February 2015. In October 2014, we placed an order with a local Argentine manufacturer to purchase our second pressure pumping fleet, which we also expect to deploy in Argentina during the third quarter of 2015. Furthermore, we have successfully performed field management services for YPF S.A. (“YPF”) in Argentina and expect to continue expanding this service offering. We believe these services, which have improved our customers’ understanding of their unconventional reservoir performance, have enhanced our established local relationships while differentiating us from our pressure pumping competitors.

In line with our strategy to pursue technologies with ecological and economic benefits, we recently identified, evaluated and purchased 54,000 HHP of the latest generation turbine-powered pressure pumping units (“TPUs”). Management estimates this equipment was purchased at an 80% discount to its current replacement cost. Each of these TPUs consists of a high-pressure hydraulic pump, a turbine engine, a gearbox, electrical and hydraulic assemblies, and skids. The TPUs are compliant with the stringent Clean Air Non-road Diesel Tier 4 (“Tier 4”) emission standards of the U.S. Environmental Protection Agency (“EPA”) even when run on diesel fuel. We believe these TPUs provide numerous advantages over traditional diesel-powered pumping equipment, including: (1) the ability to operate on 100% natural gas; liquefied natural gas (“LNG”); compressed natural gas (“CNG”) or when necessary on diesel fuel; (2) significantly lower emissions; (3) a 50% smaller operating footprint; and (4) lower fuel and operating costs.

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The TPUs were introduced to several North American unconventional shale resource basins in 2011 and established a proven track record with several large independent oil and gas companies, as well as at least one super-major oil and gas company. Using the recently purchased TPUs, management believes it can purchase new complementary equipment and assemble a full pressure pumping fleet at less than half the cost of a conventional pressure pumping fleet. The complementary equipment will consist of industry standard control systems, data vans and blenders which we expect to purchase with a portion of the proceeds from this offering. We expect the resulting TPU well stimulation fleet to generate attractive returns while demonstrating our operating capabilities to our prospective international customers.

Our Markets

The “shale revolution” has transformed the economics of oil and gas production in the U.S., reversing 40 years of declining crude oil production and dramatically increasing natural gas supply, a trend with far-reaching implications. The U.S.’s extraordinary success with unconventional resources has prompted many to consider whether other countries with similar unconventional resources will also attain commercial success in developing said resources.

According to the Energy Information Administration (“EIA”), Argentina was the largest natural gas producer and the fourth largest petroleum and other liquids producer in South America in 2012. As one of the top-five countries in the world with technically recoverable shale resources, we believe that Argentina is well-positioned to attract significant new investment in unconventional development. It is also our belief that Argentina is the international market most likely to replicate the success of U.S. shale basins utilizing proven advanced well stimulation techniques. Furthermore, we believe that the experience of the U.S. during the last ten years provides a model for what is likely to occur in emerging unconventional shale basins such as Argentina.

Our Growth Strategy

Our objective is to be one of the most effective, efficient, and environmentally responsible well stimulation and completions service providers in the world. We expect to achieve these objectives through the following strategies:

Bring best practices and established technologies to capitalize on growth in development of international unconventional resource basins. Our management team recognizes the importance of product and service differentiation and believes we have secured key technologies that will allow our service offerings to compete directly with larger and more established oilfield service companies currently operating in both the North American and international markets. These technologies include certain proprietary geophysical predictive tools and specialized downhole tools, which we believe will ultimately allow for targeting of “sweet spots” and a reduction in the number of stimulation stages executed in each well without sacrificing production.

Leverage established local relationships in international markets. We have assembled a team of industry professionals with significant international experience in oilfield services, including key executives with a particular emphasis on the well stimulation business. We are currently conducting operations in Argentina, where our management and operational team have long-standing relationships with customers and energy professionals. We also intend to pursue other markets where our management team has similar relationships so long as those markets meet our investment criteria.

Key ranking criteria for international shale market opportunities. We evaluate six distinct characteristics in determining the viability of potential new markets for our services:

●   Regional geology;

●   Pace of activity;

●   Demand for hydrocarbons;

●   Land access and operability;

●   Local relationships; and

●   Business environment.

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This process led to our decision to enter the Argentine market as our initial operations focus.

Establish reference crew to help secure international contracts. We expect to deploy our TPU well stimulation fleet initially as a “showcase” operation in the U.S. so long as the fleet can generate returns in line with our investment criteria. If we identify international opportunities with more attractive margins, we would consider mobilizing this equipment directly to such international markets.

Proactively manage international risk. Operating in international markets requires us to take on additional risk. We plan to conduct a formal risk assessment whenever considering our entry into new markets. As such, we have established internal controls intended to protect ourselves from foreign market risks, including but not limited to foreign currency exchange, tax, political and economic risks.

Our Competitive Strengths

We believe our significant competitive strengths are as follows:

Ability to identify proven technologies that have high margin applications in international shale basins. Our management team recognizes the importance of product and service differentiation. We believe that we have identified several key technologies (as well as securing partners with key technologies) that will allow emerging international shale basins to be developed in a cost effective and more ecological manner.

Differentiated turbine-powered equipment. Our TPUs have multiple benefits over conventional diesel-powered well stimulation equipment, including:

●   Greater fuel flexibility

●   Lower emissions

●   Smaller footprint

●   Easier major engine repair or replacement

Highly experienced leadership team that have successfully built, operated, and sold other oilfield service companies. Members of our executive leadership team bring an average of over 25 years of experience in the energy sector, and maintain long-standing relationships with many leading public and private exploration and production companies in the U.S. and in international markets.

Industry leading strategic partner with international experience. We believe that we benefit from our association with our largest investor, ACM, an internationally recognized private equity firm dedicated to the emerging markets, which currently has three representatives serving as members of our board of directors (“Board”). Based on ACM’s significant ownership interest in us, we believe that they are incentivized to actively support our growth strategy and provide us with their extensive experience in pursuing successful investments in emerging markets.

Recent Industry Trends

We believe the following principal trends are positively correlated to increasing demand for our services while facilitating implementation of our business strategy:

Ongoing, sustained development of existing and emerging unconventional resource basins. We believe the continued development of unconventional resource basins will be in the national interest of the countries in which those basins are located. We expect the long-term capital for their development will be provided in part by the participation of large exploration and production companies that have made and continue to make significant capital commitments through joint ventures and direct investments in North American and international unconventional basins. The nationally owned oil and gas companies, in particular, are focused on growing oil and gas production in the local communities in which they operate. We believe that these companies are less likely to materially alter their drilling programs in response to short-term commodity price fluctuations given the focus on the national interests in securing long-term supply of oil and gas.

3

Increased focus on international development of unconventional resources. Unconventional resources, specifically shale gas, tight gas, shale oil and tight oil, have revolutionized the energy landscape in the U.S., using new technologies such as horizontal drilling and well stimulation to access previously unavailable resources. Oil and natural gas companies have begun to apply the knowledge gained through the extensive development of unconventional resource basins in the U.S. to international resource basins, including in Latin America. With an improving regulatory framework and favorable geological fundamentals, we believe Argentina is well-positioned to exploit its oil and natural gas resources. Favorable test results have subsequently led Chevron Corp., Royal Dutch Shell Plc, Total S.A., ExxonMobil Corporation and YPF among others to announce development plans in the region.

Constrained supply of well stimulation fleets in emerging markets. While North America holds an estimated 15% of worldwide shale reserves, it has about 80% of global pressure pumping capacity. The supply of well stimulation fleets, proppants, replacement and repair parts and other products has not kept up with the increased demand in many emerging international shale basins where horizontal drilling is expanding rapidly. Many established service companies lack a local presence in emerging markets, while some local service companies lack the requisite expertise. As a result, we believe there are insufficient oilfield services presently being offered on the necessary scale in Argentina and other emerging markets to meet anticipated growth in drilling activities, despite the vast unconventional resource potential that exists.

Increasing awareness for more efficient and economical solutions to develop shale resources. Well stimulation now faces intense environmental scrutiny, particularly in international markets, that may require well stimulation operations to offer certain ecological protection during oil and gas production. As a result, there has been enhanced interest in technologies allowing for the use of natural gas as fuel, a significant reduction in surface footprint of operations, and overall reduction in the use of fuel, water and horsepower while optimizing the number and placement of stages.

Risk Factors

An investment in our common stock involves a number of risks. You should carefully consider the risks described in “Risk Factors,” in addition to the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes, before investing in our common stock. These risks could materially affect our business, financial condition and results of operations, and cause the trading price of our common stock to decline. You could lose part or all of your investment.

For a discussion of these risks and other considerations that could negatively affect us, including risks related to this offering and our common stock, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Corporate Information

We are a Nevada corporation. Our principal executive offices are located at 2930 W. Sam Houston Pkwy N., Suite 275 Houston, Texas 77043 and our main telephone number at that address is (281) 531-7200. Our website is available at www.ecostim-es.com. Information contained on or available through our website is not part of or incorporated by reference into this prospectus or any other report we may file with the Securities and Exchange Commission (the “SEC”).

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The Offering

The following summary contains basic information about this offering and the shares of our common stock and is not intended to be complete. This summary may not contain all of the information that is important to you. For a more complete understanding of this offering and the shares of our common stock, we encourage you to read this entire prospectus, including without limitation, the sections of this prospectus entitled “Risk Factors” and “Description of Capital Stock.”

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of Proceeds

We expect to receive approximately $        million of net proceeds from the sale of the common stock offered by us in this offering, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriter’s option to purchase additional shares is exercised in full, we estimate that our net proceeds will be $        million.

We intend to use the net proceeds we receive from this offering, and any proceeds from any exercise of the underwriter’s option to finance capital expenditures, working capital and other general corporate purposes, which may include, but are not limited to, the purchase and maintenance of our well stimulation equipment, retirement of debt and inventory purchases. Please read “Use of Proceeds” on page 22 of this prospectus.

Dividend Policy	We do not anticipate paying cash dividends on shares of our common stock for the foreseeable future. In addition, our credit facility contains restrictions on the payment of dividends to holders of our common stock.

Risk Factors	Investing in our common stock involves a high degree of risk. For a discussion of factors you should consider before making an investment, please read “Risk Factors” beginning on page 6 of this prospectus.

Exchange Listing	We have applied to list our common stock on the Nasdaq Capital Market under the symbol “ESES.” However, our common stock will not be listed on the Nasdaq Capital Market upon the completion of this offering. Currently our common stock is quoted on the OTCQB.

5

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider the risks described in “Risk Factors,” in addition to the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes, before investing in our common stock. These risks could materially affect our business, financial condition and results of operations, and cause the trading price of our common stock to decline. You could lose part or all of your investment. You should bear in mind, in reviewing this prospectus, that past experience is no indication of future performance. You should read the section titled “Cautionary Note Regarding Forward-Looking Statements” for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

We have limited operating history and only minimum revenues.

We have a limited operating history and, accordingly, we are subject to substantial risks inherent in the commencement of a new business enterprise. We are an early stage, technology-driven independent oilfield service company providing well stimulation, coiled tubing and field management services to the upstream oil and gas industry with a focus on improving the ecological and economic aspects of the process. Our Company’s primary focus will be on the most active shale and unconventional oil and natural gas basins outside the U.S., commencing with Argentina. To date, we have only generated minimal revenue from our consulting and field management operations. There can be no assurance that we will be able to successfully generate additional revenues, or attain operating profitability. Additionally, we have a very limited business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in our Company. Any investment in our Company should be considered a high-risk investment because the investor will be placing funds at risk in our Company with unforeseen costs, expenses, competition, and other problems to which new ventures are often subjected. Investors should not invest in our Company unless they can afford to lose their entire investment. As we are early in the revenue-generation process, our prospects must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive industry.

We have limited sources of liquidity.

We require substantial capital to pursue our operating strategy. As we have no internal sources of liquidity, we will continue to rely on external sources for liquidity for the foreseeable future.

6

We may not be able to renew our existing agreements on attractive terms or at all, which could adversely impact the results of operations, financial condition and cash flows.

We can provide no assurance that we will be able to successfully fulfill, renew or replace our existing agreements with new agreements on or prior to their expiration on terms satisfactory to us or the operator or that we will be able to continue to provide services under those existing contracts without service interruption. If we are not able to either renew or enter into additional service contracts, the results of operations, financial condition and cash flows could be adversely impacted.

We are dependent on entering into additional service contracts to grow our business.

Our customers may choose to integrate their operations vertically by purchasing and operating their own well stimulation fleet, expanding the amount of well stimulation equipment they currently own or using alternative technologies for enhancing oil and gas production.

Our customers may choose to integrate their operations vertically by purchasing and operating their own well stimulation fleets in lieu of using our well stimulation services. Currently, the availability of attractive financing terms from financial institutions and equipment manufacturers facilitates this possibility by making the purchase of individual well stimulation equipment increasingly affordable to our customers. In addition, there are other technologies available for the artificial enhancement of oil and natural gas production and our customers may elect to use these alternative technologies instead of the well stimulation services we provide. Such vertical integration, increases in vertical integration or use of alternative technologies could result in decreased demand for our well stimulation services, which may have a material adverse effect on our business, results of operations and financial condition.

Our customer base is concentrated within the oil and natural gas production industry, and loss of a significant customer or the existing customer contracts could cause our revenue to decline substantially and adversely affect our business.

Our business is and will be highly dependent on existing agreements and the relationships with potential customers and technology partners. Revenues from these potential customers and revenues from joint ventures are expected to represent a substantial portion of our total future revenues. A reduction in business from any of these arrangements resulting from reduced demand for their own products and services, a work stoppage, sourcing of products from other suppliers or other factors could materially impact our business, financial condition and results of operations. In addition, the inability of suppliers to timely deliver the required equipment for the new well stimulation fleets could have a material adverse impact on our ability to perform under the existing agreements. We expect that we will continue to derive a significant portion of our revenue from a relatively small number of customers in the future. Our existing agreements do not obligate any of those prospective customers to use our products and services. In addition, the existing agreements contain provisions whereby the customers may terminate the agreement in the event we are unable to perform under the terms of the contract or make adjustments to service and/or materials fees payable thereunder based on changing market conditions. The existing agreements are also subject to termination by customers under certain circumstances, and any such termination could have a material adverse effect on our business.

We may have difficulty managing growth in our business, which could adversely affect the financial condition and results of operations.

We do not have highly sophisticated systems to forecast our future revenue or profitability and therefore could experience difficulty in managing our growth and associated working capital needs.

Our ability to operate successfully depends on the availability of water.

Well stimulation, and pressure pumping more generally, can require a significant supply of water, and water supply and quality are important requirements to our operations. We intend to meet our water requirements from sources on or near the well sites, but there is no assurance that we will be able to obtain a sufficient supply of water from sources in these areas, some of which are prone to drought.

We may be unable to maintain pricing on our core services.

Pressures stemming from fluctuating market conditions and oil and natural gas prices may make it increasingly difficult to maintain the pricing on our core services. We have faced, and will likely continue to face, pricing pressure from the competitors. If we are unable to maintain pricing on our core services, our financial results will be negatively impacted.

The activity level of our customers, spending for our products and services, and payment patterns may be impacted by any deterioration in the credit markets.

Many of our potential customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. In late 2008 and early 2009, there was a significant decline in the credit markets and the availability of credit, the effects of which may continue to be felt in 2015. Additionally, many of our potential customers’ equity values substantially declined. The combination of a reduction of cash flow resulting from declines in commodity prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in our potential customers’ spending for our products and services.

In addition, the same factors that may lead to a reduction in our potential customers’ spending also may increase the exposure to the risks of nonpayment and nonperformance by the customers. A significant reduction in our customers’ liquidity may result in a decrease in their ability to pay or otherwise perform their obligations to us. Any increase in nonpayment or nonperformance by our customers, either as a result of recent changes in financial and economic conditions or otherwise, could have an adverse impact on the operating results and adversely affect the liquidity.

Because we rely on a limited number of customers for the well stimulation services, the change in ownership and management of any such customer may adversely affect our business, financial condition and results of operations.

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Any indebtedness we incur could restrict our operations and make us more vulnerable to adverse economic conditions.

We anticipate securing growth capital through lease financing or other long-term financing arrangements. Our expected future needs for financing for equipment acquisition and working capital may adversely affect operations and limit our growth, and we may have difficulty making debt service payments on our indebtedness as such payments become due.

Covenants in our debt agreements restrict our business in many ways.

Our convertible note facility contains restrictive covenants. These covenants include, but are not limited to, requirements to reserve shares issuable for payment of the outstanding balance on the convertible note, maintain specific account balances, and comply with the operating budget. Additionally, the covenants include, but are not limited to, restrictions on incurring certain types of additional debt, engaging in transactions with affiliates, selling assets, making unapproved capital expenditures and entering into certain lease agreements.

A breach of any of these covenants could result in a default under our note facility. Upon the occurrence of an event of default under our convertible note facility, ACM may accelerate payment under a Convertible Note Facility Agreement (the “Note Agreement”) in accordance with its terms. If we were unable to repay those amounts, ACM could proceed against the collateral granted to them to secure that indebtedness.

We have pledged a significant portion of our and our subsidiaries’ assets as collateral under our note facility. If ACM accelerates the repayment of borrowings under our note facility, we cannot assure you that we will have sufficient assets to repay indebtedness under such facilities and our other indebtedness.

We may not be able to provide services that meet the specific needs of oil and natural gas exploration and production companies at competitive prices.

The markets in which we operate are highly competitive and have relatively few barriers to entry, and the competitive environment has intensified as recent mergers among exploration and production companies have reduced the number of available customers. The principal competitive factors in the markets in which we operate are product and service quality and availability, responsiveness, experience, technology, equipment quality, reputation for safety and price. We compete with large national and multi-national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than we do.

The inability to control the inherent risks of acquiring and integrating businesses in the future could adversely affect our operations.

If we choose to grow our business through acquisitions or mergers, it is possible that companies acquired or merged into our Company may have internal control weaknesses or risks that were not identified prior to such acquisitions or mergers and such weaknesses or risks could adversely affect us and our operations.

Our business depends upon our ability to obtain specialized equipment from suppliers and key raw materials on a timely basis.

If our current suppliers are unable to provide the necessary raw materials (including, for example, proppant and chemicals) or finished products (such as the new equipment) or otherwise fail to deliver products timely and in quantities required, any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows. During the past few years, our industry faced sporadic proppant shortages associated with pressure pumping operations, requiring work stoppages that adversely impacted the operating results of several competitors.

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The Chairman of the Board allocates part of his time to other companies.

Mr. Bjarte Bruheim, the chairman of the Board, is also the chairman of the board of directors of other companies. Mr. Bruheim allocates his time between the affairs of Eco-Stim and the affairs of these other companies. This situation presents the potential for a conflict of interest for Mr. Bruheim in determining the respective percentages of his time to be devoted to the affairs of Eco-Stim and the affairs of others. In addition, if the affairs of these other companies require him to devote more substantial amounts of his time to the affairs of the other companies in the future, it could limit his ability to devote sufficient time to our affairs and could have a negative impact on our business.

Our inability to make satisfactory alternative arrangements in the event of an interruption in supply of certain key raw materials could harm our business, results of operations and financial condition.

We currently anticipate sourcing materials, such as guar gum, from one supplier. Given the limited number of suppliers of such key raw materials, we may not always be able to make alternative arrangements should our suppliers fail to timely deliver these key raw materials. Any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be successful in implementing technology development and enhancements.

The market for our services and products is characterized by continual technological developments to provide better and more reliable performance and services. If we are not able to design, develop and produce commercially competitive products and to implement commercially competitive services in a timely manner in response to changes in technology, our business and revenue could be materially and adversely affected and the value of our intellectual property may be reduced. Likewise, if our proprietary technologies, equipment and facilities, or work processes become obsolete, we may no longer be competitive, and our business and revenue could be materially and adversely affected.

We depend on the services of key executives, the loss of whom could materially harm our business.

The management of our Company is important to our success because they have been instrumental in setting our strategic direction, operating the business, identifying, recruiting and training key personnel, and identifying expansion opportunities. Losing the services of any of these individuals could adversely affect our business until a suitable replacement could be found. We do not maintain key man life insurance on any of our management. As a result, we are not insured against any losses resulting from the death of our key employees.

We may be unable to employ a sufficient number of skilled and qualified workers.

The delivery of our services and products requires personnel with specialized skills and experience who can perform physically demanding work. As a result of the volatility of the oilfield service industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive. The demand for skilled workers is high and the supply is limited.

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We may be adversely impacted by work stoppages or other labor matters.

We currently do not have any employees represented by a labor union. However, the petroleum and oil-service industries in Argentina, where we operate, and other countries are unionized, and it is likely that we may experience work stoppages or other labor disruptions from time to time. Any prolonged labor disruption involving the employees could have a material adverse impact on our combined results of operations and financial condition by disrupting our ability to perform well stimulation or pressure pumping and other services for the customers under our service contracts. Moreover, unionization efforts have been made from time to time within the industry, with varying degrees of success. Any such unionization could increase our costs or limit our flexibility.

If we become subject to warranty and similar claims, they could be time-consuming and costly to defend.

Errors, defects or other performance problems in the products that we sell or services that we offer could result in our customers seeking damages from us for losses associated with these errors, defects or other performance problems.

Our business involves certain operating risks and our insurance coverage or proceeds, if any, may not be adequate to cover all losses or liabilities that we might incur in our operations.

The technical complexities of our operations are such that we are exposed to a wide range of significant health, safety and environmental risks. Our services involve production-related activities, radioactive materials, explosives and other equipment and services that are deployed in challenging exploration, development and production environments. An accident involving our services or equipment, or a failure of a product, could cause personal injury, loss of life, damage to or destruction of property, equipment or the environment, or suspension of operations. Our insurance policies may not protect us against liability for some kinds of events, including events involving pollution, or against losses resulting from business interruption. Moreover, we may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Any damages caused by our services or products that are not covered by insurance, or are in excess of policy limits or are subject to substantial deductibles, could adversely affect our financial condition, results of operations and cash flows.

A terrorist attack or armed conflict could harm our business.

Geopolitical and terrorism risks continue to grow in a number of key countries where we do business. Geopolitical and terrorism risks could lead to, among other things, a loss of our investment in the country, impairment of the safety of our employees and impairment of our ability to conduct our operations.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards, (“NOLs”), and other pre-change tax attributes to offset its post-change income or taxes may be limited. We may have previously experienced, and may in the future experience, one or more “ownership changes,” including in connection with this public offering. As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

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Risks Related to Our Operations in Argentina and Other Foreign Jurisdictions

Our business is largely dependent upon economic conditions in Argentina.

Substantially all of our initial operations and customers are located in Argentina, and, as a result, our business is to a large extent dependent upon economic conditions prevailing in Argentina. The Argentine economy has experienced significant volatility in past decades, including numerous periods of low or negative growth and high and variable levels of inflation and devaluation. Since the most recent crisis of 2001 and 2002, Argentina’s gross domestic product, grew at an average annual real rate of approximately 8.5% from 2003 to 2008, although the growth rate decelerated to 0.9% in 2009 as a result of the global financial crisis, but recovered in 2010 and 2011, growing at an annual real rate of approximately 9%, according to preliminary official data. In 2013, the Argentine economy grew at a rate of 3% on an annualized basis compared to 1.9% in 2012. No assurances can be given that the rate of growth experienced over past years will be achieved in subsequent years or that the economy will not contract. If economic conditions in Argentina were to slow further, or contract, or if the Argentine government’s measures to attract or retain foreign investment and international financing in the future are unsuccessful, such developments could adversely affect Argentina’s economic growth and in turn affect our financial condition and results of operations.

Argentine economic results are dependent on a variety of factors, including (but not limited to) the following:

●	international demand for Argentina’s principal exports;

●	international prices for Argentina’s principal commodity exports;

●	stability and competitiveness of the Argentine Peso against foreign currencies;

●	levels of consumer consumption and foreign and domestic investment and financing; and

●	the rate of inflation.

In recent years, Argentina has confronted inflationary pressure. According to inflation data published by the National Statistics Institute (Instituto Nacional de Estadística y Censos, INDEC), from 2008 to 2012, the Argentine consumer price index increased 7.2%, 7.7%, 10.9%, 9.5% and 10.8%, respectively; the wholesale price index increased 8.8%, 10.3%, 14.5%, 12.7% and 13.1%, respectively. However, certain private sector analysts usually quoted by the government opposition, based on methodologies being questioned by the Argentine government on the basis of the lack of technical support, believe that actual inflation is significantly higher than that reflected in INDEC reports. Increased rates of inflation in Argentina could increase our cost of operation, and may negatively impact our results of operations and financial condition. There can be no assurance that inflation rates will not be higher in the future.

In addition, Argentina’s economy is vulnerable to adverse developments affecting its principal trading partners. A significant decline in the economic growth of any of Argentina’s major trading partners, such as Brazil, China or the U.S., could have a material adverse impact on Argentina’s balance of trade and adversely affect Argentina’s economic growth and may consequently adversely affect our financial condition and results of operations.

In 2005, Argentina restructured a substantial portion of its bond indebtedness and settled all of its debt with the International Monetary Fund. Additionally, in June 2010, Argentina completed the renegotiation of approximately 67% of defaulted bonds that were not swapped in 2005. As a result of the 2005 and 2010 debt swaps, approximately 91% of the country’s bond indebtedness on which Argentina defaulted in 2002 has now been restructured. However, certain “holdout” creditors did not agree to the restructuring, and commenced litigation in the U.S. in an effort to prevent payment under the terms of the restructuring.

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On November 21, 2012, the United States District Court for the Southern District of New York entered an injunction preventing Argentina from making payments on the restructured bonds, and ordered Argentina to make a deposit of USD$1,330 million related to the claims of the holdout creditors, which order was appealed by the country. Argentina’s appeal was denied by the Second Circuit Court of Appeals, and on June 16, 2014 the Supreme Court of the United States refused to hear Argentina’s appeal from that denial. As a result, it is widely believed that Argentina may default on its restructured debt unless it is able to settle the claims of the plaintiffs in the New York litigation in a manner that will allow payment to be made in accordance with the restructuring.

Argentina’s failure to restructure completely its remaining sovereign debt and settle with the holdout creditors may prevent Argentina from obtaining favorable terms or interest rates when accessing the international capital markets. Litigation initiated by holdout creditors or other parties may result in material judgments against the Argentine government and could result in attachments of or injunctions relating to assets of Argentina, which could have a material adverse effect on the country’s economy, resulting among other things in further devaluation of the Argentine Peso, and may also affect our customers’ access to international financing.

In addition, the Argentine Peso has been subject to significant devaluation in the past and may be subject to significant fluctuations in the future, consequently affecting our financial condition and results of operations (see additionally — “We may be exposed to fluctuations in foreign exchange rates”).

Certain risks are inherent in any investment in a company operating in an emerging market such as Argentina.

Argentina is an emerging market economy, and investing in emerging markets generally carries risks. These risks include political, social and economic instability that may affect Argentina’s economic results which can stem from many factors, including the following:

●	high interest rates;

●	abrupt changes in currency values;

●	high levels of inflation;

●	exchange controls;

●	wage and price controls;

●	regulations to import equipment and other necessities relevant for operations;

●	changes in governmental economic or tax policies; and

●	political and social tensions.

Any of these factors, as well as volatility in the capital markets, may adversely affect our financial condition and results of operations or the liquidity, trading markets and value of our securities.

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The Argentine economy has been adversely affected by economic developments in other markets.

Financial and securities markets in Argentina, and also the Argentine economy, are influenced by economic and market conditions in other markets worldwide. Considering the current international turmoil, Argentina’s economy remains vulnerable to external shocks, including those relating to or similar to the global economic crisis that began in 2008 and the recent uncertainties surrounding European sovereign debt. For example, the recent challenges faced by the European Union to stabilize some of its member economies, such as Greece, Ireland, Italy, Portugal and Spain, have had international implications affecting the stability of global financial markets, which has hindered economies worldwide. Many member nations in the European Union are addressing the issues with controversial austerity measures. Should the European Union monetary policy measures be insufficient to restore confidence and stability to the financial markets, any recovery of the global economy, including the U.S. and European Union economies, could be hindered or reversed, which could negatively affect our business. Although economic conditions vary from country to country, investors’ perceptions of events occurring in one country may substantially affect capital flows into and investments in securities from issuers in other countries, including Argentina.

Consequently, there can be no assurance that the Argentine financial system and securities markets will not continue to be adversely affected by events in developed countries’ economies or events in other emerging markets, which could in turn, adversely affect the Argentine economy and, as a consequence, the Company’s results of operations and financial condition.

The implementation of new export duties, other taxes and import regulations could adversely affect our results.

In 2012, the Argentine government adopted an import procedure pursuant to which local authorities must pre-approve any import of products and services to Argentina as a precondition to allow importers access to the foreign exchange market for the payment of such imported products and services.

We cannot assure you that these taxes and import regulations will not continue or be increased in the future or that other new taxes or import regulations will not be imposed.

We may be exposed to fluctuations in foreign exchange rates.

Our results of operations are exposed to currency fluctuation and any devaluation of the Argentine Peso against the U.S. dollar and other hard currencies may adversely affect our business and results of operations. The value of the Argentine Peso has fluctuated significantly in the past and may do so in the future. We are unable to predict whether, and to what extent, the value of the Argentine Peso may further depreciate or appreciate against the U.S. dollar and how any such fluctuations would affect our business.

We are subject to exchange and capital controls.

In the past, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to retain foreign currency or make payments abroad. Beginning in 2011, additional foreign exchange restrictions have been imposed which restrict purchases of foreign currency and transfers of foreign currency abroad. Such restrictions include the requirement for financial institutions to inform in advance and obtain approval from the Argentine Central Bank with respect to any foreign exchange transaction to be entered into through the foreign exchange market with the exception of payments related to foreign debt previously liquidated in the domestic market. Since 2011, oil and gas companies, among other entities, were required to repatriate 100% of their foreign currency export receivables.

There can be no assurances regarding future modifications to exchange and capital controls. Exchange and capital controls could adversely affect our financial condition or results of operations and our ability to meet our foreign currency obligations and execute our financing plans.

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Operating internationally subjects us to significant risks and regulations inherent in operating in foreign countries.

We plan to conduct operations in a number of countries. Our international operations will be subject to a number of risks inherent to any business operating in foreign countries, and especially those with emerging markets, including the following risks, among others:

●	government instability, which can cause investment in capital projects by our potential clients to be withdrawn or delayed, reducing or eliminating the viability of some markets for our services;

●	potential expropriation, seizure, nationalization or detention of assets, such as the nationalization of Repsol S.A.’s interest in YPF;

●	difficulty in repatriating foreign currency received in excess of local currency requirements;

●	foreign currency exchange rate fluctuations, import/export tariffs and quotas;

●	civil uprisings, riots and war, which can make it unsafe to continue operations, adversely affect both budgets and schedules and expose us to losses;

●	availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy that limit the importation of qualified crewmembers or specialized equipment in areas where local resources are insufficient;

●	decrees, laws, regulations, interpretation and court decisions under legal systems, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs; and

●	terrorist attacks, including kidnappings of our personnel.

We cannot predict the nature and the likelihood of any such events. However, if any of these or other similar events should occur, it could have a material adverse effect on our financial condition and results of operation.

Certain of the equipment that we use in certain foreign countries may require prior U.S. government approval in the form of an export license and may otherwise be subject to tariffs and import/export restrictions. The delay in obtaining required governmental approvals could affect our ability to timely commence a project, and the failure to comply with all such controls could result in fines and other penalties.

We may be subject to taxation in many foreign jurisdictions and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Our tax returns will be subject to routine examination by taxing authorities, and these examinations may result in assessments of additional taxes, penalties and/or interest.

Our overall success as an international company depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, which could negatively affect our profitability.

Our international operations involve the use of foreign currencies, which subjects us to exchange rate fluctuations, difficulty in repatriating foreign currencies and other currency risks.

We and our foreign subsidiaries from time to time will hold foreign currencies. Exchange rate fluctuations will subject us to currency risk as well as to other risks sometimes associated with international operations. In the future, we could experience fluctuations in financial results from our operations outside the U.S., and there can be no assurance that payments received in foreign currencies can be repatriated to the U.S. or that we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.

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We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-bribery laws.

The United States Foreign Corrupt Practices Act (the “FCPA”) and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making, offering or authorizing improper payments to non-U.S. government officials for the purpose of obtaining or retaining business. We do business and may do additional business in the future in countries or regions where strict compliance with anti-bribery laws may conflict with local customs and practices.

As a company subject to compliance with the FCPA, our business may suffer and we may be subject to competitive disadvantages because our efforts to comply with U.S. laws could restrict our ability to do business in foreign markets relative to our competitors who are not subject to U.S. law. Additionally, our business plan involves establishing close relationships with stakeholders in certain foreign markets. Any determination that we or foreign shareholders, directors, or officers partners have violated the FCPA may adversely affect our business and operations.

Violations of anti-bribery laws (either due to our acts or our inadvertence) may result in criminal and civil sanctions and could subject us to other liabilities in the U.S. and elsewhere. Even allegations of such violations could disrupt our business and result in a material adverse effect on our business and operations.

Risks Related to the Oil and Natural Gas Industry

We may face intense competition in our industry.

The industry in which we compete is highly competitive, and most of our potential competitors will have greater financial resources than we do. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of our competitors and our customers. If our competitors substantially increase the resources they devote to the development and marketing of competitive services or substantially decrease the prices at which they offer their services, we may be unable to compete effectively. Some of these competitors may expand or construct newer, more powerful or more flexible well stimulation fleets that would create additional competition for us. All of these competitive pressures could have a material adverse effect on our business, results of operations and financial condition. There can be no assurance that additional competitors will not enter markets served or proposed to be served by us, that we will be able to compete successfully, or that we will have adequate funds to compete.

Because the oil and natural gas industry is cyclical, our operating results may fluctuate.

Oil and natural gas prices are volatile. Fluctuations in such prices may result in a decrease in the expenditure levels of oil and natural gas companies and drilling contractors, which in turn may adversely affect us. For example, the decrease in commodity prices in the fourth quarter of 2014 and the first quarter of 2015 will likely result in a decrease in our shale oil and gas customer’s profitability, which may adversely affect our business, financial condition and results of operations.

Regulatory compliance costs and restrictions, as well as delays in obtaining permits by the customers for their operations, such as for well stimulation and pressure pumping, or by us for our operations, could impair our business.

Our operations and the operations of the customers are subject to or impacted by a wide array of regulations in the jurisdictions in which the operations are located. As a result of changes in regulations and laws relating to the oil and natural gas industry, including well stimulation, our operations or the operations of our customers could be disrupted or curtailed by governmental authorities. The high cost of compliance with applicable regulations may cause customers to discontinue or limit their operations, and may discourage companies from continuing development activities. As a result, demand for our services could be substantially affected by regulations adversely impacting the oil and natural gas industry.

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Demand for the majority of our services is substantially dependent on the levels of expenditures by the oil and gas industry. A substantial or an extended decline in oil and gas prices could result in lower expenditures by the oil and gas industry, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Demand for the majority of our services depends substantially on the level of expenditures by the oil and gas industry for the exploration, development and production of oil and natural gas reserves. These expenditures are generally dependent on the industry’s view of future oil and natural gas prices and are sensitive to the industry’s view of future economic growth and the resulting impact on demand for oil and natural gas. Declines, as well as anticipated declines, in oil and gas prices could also result in project modifications, delays or cancellations, general business disruptions, and delays in payment of, or nonpayment of, amounts that are owed to us. These effects could have a material adverse effect on our financial condition, results of operations and cash flows.

The prices for oil and natural gas have historically been volatile and can be affected by a variety of factors, including:

●	worldwide and regional economic conditions impacting the global supply and demand for oil, natural gas and natural gas liquids;

●	the price and quantity of foreign imports;

●	political and economic conditions in or affecting other producing countries, including the Middle East, Africa, South America and Russia;

●	the ability of members of the Organizational of Petroleum Countries to agree to and maintain oil price and production controls;

●	the level of global exploration and production activity;

●	the level of global inventories;

●	prevailing prices on local price indexes in the areas in which we operate;

●	the proximity, capacity, cost and availability of gathering and transportation facilities;

●	localized and global supply and demand fundamentals and transportation availability;

●	the cost of exploring for, developing, producing and transporting reserves;

●	weather conditions and other natural disasters;

●	technological advances affecting energy consumption;

●	the price and availability of alternative fuels;

●	expectations about future commodity prices; and

●	domestic, local and foreign governmental regulation and taxes.

The oil and gas industry has historically experienced periodic downturns, which have been characterized by diminished demand for oilfield services and downward pressure on the prices we charge. A significant downturn in the oil and gas industry, such as the recent decrease in commodity prices in the fourth quarter of 2014, could result in a reduction in demand for oilfield services and could adversely affect our financial condition, results of operations and cash flows.

Our operations are subject to hazards and environmental risks inherent in the oil and natural gas industry.

We are a provider of well stimulation and pressure pumping services, a process involving the injection of fluids—typically consisting mostly of water and also including several chemical additives—as well as sand in order to create fractures extending from the well bore through the rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. In addition, we provide a range of services to onshore oil and natural gas exploration and production operations, consisting of, among other things, coiled tubing services. Risks inherent to our industry create the potential for significant losses associated with damage to the environment or natural resources, such as the potential for contamination of drinking water resources.

New technology may cause us to become less competitive.

The oilfield services industry is subject to the introduction of new drilling and completion techniques and services using new technologies, some of which may be subject to patent protection. If competitors and others use or develop new technologies in the future that are more efficient or productive than ours, we may lose market share or be placed at a competitive disadvantage.

The industry is affected by excess equipment inventory levels.

Because of the long-life nature of oil field service equipment and the lag between when a decision to build additional equipment is made and when the equipment is placed into service, the inventory of oilfield service equipment in the industry does not always correlate with the level of demand for service equipment.

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Current and potential legislative, regulatory and enforcement initiatives could materially increase our operating costs and/or adversely affect our competitive position.

Our operations and the operations of our customers are subject to increasingly stringent laws and regulations relating to importation and use of hazardous materials, radioactive materials and explosives and to environmental protection, including laws and regulations governing air emissions, well stimulation and pressure pumping, water discharges, wetlands or land use practices, waste management, and the release of hazardous substances into the environment. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement. In addition, these laws may provide for “strict liability” for remediation costs, damages to natural resources or threats to public health and safety. Strict liability can render a party liable for damages without regard to negligence or fault on the part of the party. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of orders enjoining some or all of our or our customers’ operations in affected areas.

Current or future legislation, regulations and development may curtail production and demand for hydrocarbons such as oil and natural gas in areas of the world where our customers operate and thus adversely affect future demand for our services, which may in turn adversely affect future results of operations.

Compliance with governmental regulations may impact our or our customers’ operations and may adversely affect our business and operating results.

Our operations are dependent on our customers’ decisions to develop and produce oil and natural gas reserves and on the regulatory environment in which our customers and we operate. The ability to produce oil and natural gas can be affected by the number and productivity of new wells drilled and completed, as well as the rate of production and resulting depletion of existing wells. Advanced technologies, such as horizontal drilling and well stimulation and pressure pumping, improve total recovery, but they also result in a more rapid production decline and may become subject to more stringent regulations in the future.

Access to prospects is also important to our customers and such access may be limited because host governments do not allow access to the reserves or because another oil and natural gas exploration company owns the rights to develop the prospect. Government regulations and the costs incurred by oil and natural gas exploration companies to conform to and comply with government regulations may also limit the quantity of oil and natural gas that may be economically produced. This could lead our customers to curtail their operations and result in a decrease in demand for our services, which in turn could adversely affect our financial position and results of operations.

Any of these factors could affect the supply of oil and natural gas and could have a material adverse effect on our results of operations.

Legislative and regulatory initiatives relating to well stimulation could result in increased costs and additional operating restrictions or delays for our operations or the operations of our customers.

Many national, provincial, and local governments and agencies have adopted laws and regulations or are evaluating proposed legislation and regulations that are focused on the extraction of shale gas or oil using well stimulation, which is part of the overall services we provide to our customers. Well stimulation is a stimulation treatment routinely performed on oil and gas wells in low-permeability reservoirs. Specially engineered fluids are pumped at high pressure and rate into the reservoir interval to be treated, causing cracks in the target formation. Proppant, such as sand of a particular size, is mixed with the treatment fluid to keep the cracks open when the treatment is complete. In response to concerns related to potential impacts to the environment and natural resources from well stimulation, governmental authorities have issued new rules and regulations governing the practice, and are also pursuing studies related to its potential effects. Also, some national, state, and local governments have adopted bans or other measures restricting well stimulation activities. For example, the Province of Neuquén in Argentina, where we operate, has approved a set of rules regarding the extraction of shale oil and gas. These rules require, amongst other things, that operators performing well stimulation obtain permits prior to commencing drilling activities and file reports with the provincial government regarding the chemicals used in the well stimulation process and an analysis of the flowback water returning to the surface. In addition, several other provinces and local governments have voted to ban well stimulation within their borders, and some groups continue to advocate for a national ban on well stimulation in Argentina.

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Future well stimulation-related legislation or regulations that further restrict or prohibit such activities could lead to operational delays and increased costs for our operations or the operations of our customers. Any adverse impacts on the operations of our customers could in turn reduce demand for our services. If such additional legislation or regulations are enacted and implemented, it could adversely affect our financial condition, results of operations and cash flows.

Compliance with climate change legislation or initiatives could negatively impact our business.

International, national, and state governments and agencies are currently evaluating and promulgating legislation and regulations that are focused on restricting emissions commonly referred to as greenhouse gas (“GHG”) emissions in response to concerns that GHGs contribute to climate change. For example, in the U.S., the EPA has taken steps to regulate GHGs as pollutants under the federal Clean Air Act. The EPA’s “Mandatory Reporting of Greenhouse Gases” rule established in 2010 provided a comprehensive national scheme of regulations that require monitoring and reporting of GHG emissions, including emissions from the oil and gas industry.

International developments focused on restricting the emission of carbon dioxide and other gases include the United Nations Framework Convention on Climate Change, also known as the “Copenhagen Accord” (an internationally applied protocol, which has been ratified by several countries in Latin America and is a continuation of the Kyoto Protocol) and the European Union’s Emission Trading System. Argentina, Brazil, and Mexico have all committed to reducing GHG emissions, either through the deployment of renewable energy sources or through the use of a cap and trade program. Such programs place a cap on GHG emissions at certain sources and require those sources to purchase allowances for emissions above their cap. The adoption of legislation or regulatory programs to reduce emissions of GHGs could require us or our customers to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. In addition, current or future legislation, regulations and developments may curtail production and demand for hydrocarbons such as oil and natural gas in areas of the world where our customers operate and thus adversely affect future demand for our services, which may in turn adversely affect future results of operations.

The effects of climate change or severe weather could adversely affect our operations.

Variation from normal weather patterns, such as cooler or warmer summers and winters, can have a significant impact on demand for the oil and gas produced by our customers. Adverse weather conditions, such as hurricanes, may interrupt or curtail our operations, or our customers’ operations, cause supply disruptions and result in a loss of revenue and damage to our equipment and facilities, which may or may not be insured. Extreme winter conditions may interrupt or curtail our operations, or our customers’ operations, in those areas and result in a loss of revenue. In addition, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our financial condition and results of operations.

Risks Related to Ownership of Our Common Stock

We have incurred, and expect to continue to incur, increased costs and risks as a result of being a public company.

As a public company, we are required to comply with some, but not all of the Sarbanes-Oxley Act of 2002 (“SOX”), as well as rules and regulations implemented by the SEC. Changes in the laws and regulations affecting public companies, including the provisions of SOX and rules adopted by the SEC, have resulted in, and will continue to result in, increased costs to us as we respond to these requirements. Given the risks inherent in the design and operation of internal controls over financial reporting, the effectiveness of our internal controls over financial reporting is uncertain. If our internal controls are not designed or operating effectively, we may not be able to issue an evaluation of our internal control over financial reporting as required or we or our independent registered public accounting firm may determine that our internal control over financial reporting was not effective. In addition, our registered public accounting firm may either disclaim an opinion as it relates to management’s assessment of the effectiveness of our internal controls or may issue an adverse opinion on the effectiveness of our internal controls over financial reporting. Investors may lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and which could affect our ability to run our business as we otherwise would like to. New rules could also make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the coverage that is the same or similar to our current coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees, and as executive officers. We cannot predict or estimate the total amount of the costs we may incur or the timing of such costs to comply with these rules and regulations.

Compliance with Section 404 of the SOX will continue to strain our limited financial and management resources.

We incur significant legal, accounting and other expenses in connection with our status as a reporting public company. SOX and rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased our legal and financial compliance costs and made some activities more time-consuming and costly. In addition, SOX requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 of SOX requires that we incur substantial accounting expense and expend significant management efforts. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 of SOX in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

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We do not intend to pay cash dividends on our common stock in the foreseeable future, and therefore only appreciation of the price of our common stock will provide a return to our stockholders.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our Board. In addition, the terms of our senior credit facility prohibit us from paying dividends and making other distributions. As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

We currently have a sporadic, illiquid, volatile market for our common stock, and the market for our common stock may remain sporadic, illiquid, and volatile in the future.

We currently have a highly sporadic, illiquid and volatile market for our common stock, which market is anticipated to remain sporadic, illiquid and volatile in the future and will likely be subject to wide fluctuations in response to several factors, including, but not limited to:

●	actual or anticipated variations in our results of operations;

●	our ability or inability to generate revenues;

●	the number of shares in our public float;

●	increased competition; and

●	conditions and trends in the market for oil and gas and down-hole services.

Furthermore, because our common stock is currently traded on OTCQB, and because we have applied to list our common stock on the Nasdaq Capital Market (our common stock will not be listed on the Nasdaq Capital Market upon the completion of this offering), our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Shareholders and potential investors in our common stock should exercise caution before making an investment in our Company, and should not rely on the publicly quoted or traded stock prices in determining our common stock value, but should instead determine the value of our common stock based on the information contained in our public reports, industry information, and those business valuation methods commonly used to value private companies.

ACM may have significant influence over us, including influence over decisions that require stockholder approval, which could limit your ability to influence the outcome of key transactions, including a change of control.

The Note Agreement allows us to issue to ACM a multiple draw secured promissory note (the “Convertible Note”) with a maximum aggregate principal amount of $22 million, convertible into our common stock at a price of $6.00 per share. We have drawn down the full amount of the commitments available under our note facility. If ACM elects to convert all of the principal on the Convertible Note, it will hold up to approximately 48% of our outstanding common stock on a fully diluted basis. In addition, pursuant to a stockholder rights agreement (the “Stockholder Rights Agreement”) entered into by and among the Company, ACM and certain management stockholders (the “Management Stockholders”), ACM currently has the right to nominate at least one individual for election to the Board for so long as ACM beneficially owns greater than 10% of our issued and outstanding common stock (calculated on a fully diluted basis), and currently has the right to nominate up to a total of three individuals to the Board as a result of the full exercise of its option to purchase an aggregate of 1,333,333 shares of our common stock at a price of $6.00 per share (the “Option”) in accordance with a Securities Purchase Option Agreement entered into on May 28, 2014 between the Company and ACM (the “Option Agreement”). As a result, ACM has influence over our decisions to certain corporate actions including those specified in the Stockholder Rights Agreement.

Moreover, ACM has a contractual right to maintain its percentage ownership in our Company. Specifically, under the terms of the Stockholder Rights Agreement, for so long as ACM beneficially owns more than 15% of our issued and outstanding common stock (calculated on a fully diluted basis), ACM, subject to certain exclusions, has a preemptive right to purchase up to 40% of any new securities we propose to issue or sell. As a result, ACM’s preemptive right will apply to any securities we issue during an underwritten public offering such as this offering, on terms and conditions (including pricing terms) substantially similar to those offered by the underwriters. Therefore, while other holders of our stock would risk suffering a reduction in percentage ownership in connection with a new issuance of securities by us, ACM would, through this preemptive right, have the opportunity to avoid a reduction in percentage ownership. As long as ACM continues to hold a significant portion of our outstanding common stock, it will have the ability to influence the vote in any election of directors and over decisions that require stockholder approval. Please read “Certain Relationships and Related Party Transactions and Director Independence.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1993, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements that relate to, among other things, our:

●	future financial and operating performance and results;

●	business strategy and budgets;

●	technology;

●	financial strategy;

●	amount, nature and timing of capital expenditures;

●	competition and government regulations;

●	operating costs and other expenses;

●	cash flow and anticipated liquidity;

●	property and equipment acquisitions and sales; and

●	plans, forecasts, objectives, expectations and intentions.

All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the anticipated future results or financial condition expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include but are not limited to:

●	the cyclical nature of the oil and natural gas industry;

●	the potential for our oil-company customers to backward-integrate by starting their own well service operations;

●	the potential for excess capacity in the oil and natural gas service industry;

●	dependence on the spending and drilling activity by the onshore oil and natural gas industry;

●	competition within the oil and natural gas service industry;

●	concentration of our customer base and fulfillment of existing customer contracts;

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●	our ability to maintain pricing and obtain contracts;

●	deterioration of the credit markets;

●	our ability to raise additional capital to fund future and committed capital expenditures;

●	increased vulnerability to adverse economic conditions due to indebtedness;

●	our limited operating history on which investors will evaluate our business and prospects;

●	our ability to obtain raw materials and specialized equipment;

●	technological developments or enhancements;

●	asset impairment and other charges;

●	our identifying, making and integrating acquisitions;

●	ACM and management control over stockholder voting;

●	loss of key executives;

●	the ability to employ skilled and qualified workers;

●	work stoppages and other labor matters;

●	hazards inherent to the oil and natural gas industry;

●	inadequacy of insurance coverage for certain losses or liabilities;

●	delays in obtaining required permits;

●	ability to import equipment into Argentina on a timely basis;

●	regulations affecting the oil and natural gas industry;

●	legislation and regulatory initiatives relating to well stimulation;

●	future legislative and regulatory developments;

●	foreign currency exchange rate fluctuations;

●	effects of climate change;

●	volatility of economic conditions in Argentina;

●	market acceptance of turbine pressure pumping technology;

●	the profitability for our customers of shale oil and gas as commodity prices decrease;

●	risks of doing business in Argentina and the U.S.; and

●	costs and liabilities associated with environmental, health and safety laws, including any changes in the interpretation or enforcement thereof.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution you against putting undue reliance on forward-looking statements or projecting any future results based on such statements. When considering our forward-looking statements, you should keep in mind the cautionary statements in this prospectus, which provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

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USE OF PROCEEDS

We expect to receive approximately $        million of net proceeds from the sale of the common stock offered by us in this offering, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriter’s option to purchase additional shares is exercised in full, we estimate that our net proceeds will be $        million.

We intend to use the net proceeds we receive from this offering, and any proceeds from any exercise of the underwriter’s option, to finance capital expenditures, for working capital as well as other general corporate purposes, which may include, but are not limited to, the purchase and maintenance of our well stimulation equipment, retirement of debt and inventory purchases.

The foregoing describes our present estimates of our use of the net proceeds of this offering based on our current plans and estimates of anticipated expenses. Our actual expenditures may vary from these estimates. Accordingly, our management will have broad discretion in the amount and timing of the application of the net proceeds to our working capital and capital expenditure requirements, and investors will be relying on the judgment of our management regarding such application of the proceeds from this offering.

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MARKET FOR THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Market Information

There is currently no established trading market for our common stock. Our common stock is quoted in the OTCQB under the symbol “ESES.” The reported high and low last sale prices for our common stock are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. On February 4, 2015, the last reported sale price of our common stock was $6.10 per share.

	High	Low
2013
First quarter ended March 31, 2013	$4.81	$2.40
Second quarter ended June 30, 2013	$12.50	$2.88
Third quarter ended September 30, 2013	$4.57	$1.92
Fourth quarter ended December 31, 2013	$12.02	$2.45

2014
First quarter ended March 31, 2014	$15.00	$4.80
Second quarter ended June 30, 2014	$7.75	$6.50
Third quarter ended September 30, 2014	$16.00	$6.00
Fourth quarter ended December 31, 2014	$7.04	$4.30

2015
First quarter through February 4, 2015	$6.49	$4.31

Holders

As of February 3, 2015, we had approximately 681 record holders of our common stock.

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DETERMINATION OF OFFERING PRICE

The offering price of the common stock offered by this prospectus will be determined by negotiation between us and the underwriter. The factors considered in determining the offering price of the shares include: (i) our history and our prospects; (ii) the industry in which we operate; (iii) our past and present operating results; (iv) recent trading prices of our common stock on the OTCQB; (v) the previous experience of our executive officers; and (vi) the general condition of the securities markets at the time of this offering.

The last sale price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the offering price.

DIVIDEND POLICY

We currently intend to retain future earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future following this offering. However, our Board, in its discretion, may authorize the payment of dividends in the future. Any decision to pay future dividends will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities. In addition, the Note Agreement contains covenants that restrict our ability to make distributions to our stockholders.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014:

●	on an actual basis; and

●	on an adjusted basis to give effect to this offering and the application of the net proceeds therefrom.

You should read this table in conjunction with our consolidated financial statements and the notes to our consolidated financial statements included elsewhere in this prospectus.

	September 30, 2014
	(Unaudited)
	Actual	As Adjusted(1)

Cash and cash equivalents	$7,709,941	$
Long-term debt, including current maturities
Long term notes payable	$11,863,885	$
Long-term capital lease payable	2,241,837
Total long-term debt	14,105,722
Stockholders’ equity
Common stock	5,705
Additional paid-in capital	20,730,149
Accumulated other comprehensive income	-
Accumulated deficit	(10,091,496)
Total stockholders’ equity	10,644,358
Total capitalization	$24,750,080	$

(1)	Assumes ACM will not exercise its preemptive right under the Stockholder Rights Agreement. See “Certain Relationships and Related Party Transactions and Director Independence.”

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus together with the audited consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the period ended September 30, 2014. Unless the context otherwise requires, “we,” “us,” the “Company,” “EcoStim” or like terms refers to Eco-Stim Energy Solutions, Inc. and its subsidiaries.

This section contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in any forward-looking statement because of various factors, including those described in the section titled “Cautionary Note Regarding Forward-Looking Statements” of this prospectus.

Overview

We are an early stage technology-driven independent oilfield services company providing well stimulation, coiled tubing and field management services to the upstream oil and gas industry. We are focused on reducing the ecological impact and improving the economic performance of the well stimulation process. We have assembled technologies and processes that have the ability to (1) reduce the surface footprint, (2) reduce emissions, and (3) conserve fuel and water during the stimulation process. The Company will focus on the most active shale resource basins outside of the U.S., using our technology to differentiate our service offerings. Our management team has extensive international industry experience. Our first operation is in Argentina, home to the Vaca Muerta, the world’s third-largest shale resource basin as measured by technically recoverable reserves. We may also pursue other markets including Mexico, Colombia and the U.S. or any other location where we believe we can offer clear advantages and achieve strong returns. The Company may also explore opportunistic acquisitions and/or joint ventures with established companies in target markets.

How We Obtain Our Equipment

We believe quality equipment is readily available from both other well stimulation companies and from manufacturers. In addition, we have identified quality equipment manufacturing companies in our target markets, which will allow us to source equipment in those markets. Our initial well stimulation fleet was manufactured to our specifications. The well stimulation fleet is equipped to perform all aspects of well stimulation operations, including formation stimulation, high-pressure pumping and pressure testing. Such fleets typically include several trailer mounted stimulation units with triplex or quintuplex pumps, trailer mounted fracturing blenders, data trailers, chemical additive trailers and hydration units. We believe deliveries of newly ordered equipment currently can be available in six to nine months.

We intend to purchase or lease well stimulation equipment for our contracts outside the U.S. as they are secured. In addition, we have and may continue to pursue opportunities to acquire well stimulation and coiled tubing assets or businesses currently operating in the U.S., with the goal of eventually relocating such assets to faster-growing or higher-margin international markets. We believe that well stimulation and coiled tubing equipment may be available from time to time at favorable prices given the persistent softness in the price of natural gas in the U.S. and the volatility of oil prices. Also, given the six-to-nine-month lead time required to build new well stimulation and coiled tubing fleets, we believe that opportunistically acquiring existing fleets in the U.S. will enable us to respond more rapidly to international opportunities as they arise.

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Results of Operations

For the Three Months Ended September 30, 2014 and 2013

Revenue for the three months ended September 30, 2014 increased $88,106 to $88,106 from $0 for the three months ended September 30, 2013. This increase was primarily due to field management services performed by us in the third quarter.

Costs of services increased $984,861 to $984,861 for the three months ended September 30, 2014 compared to $0 for the three months ended September 30, 2013. This increase was primarily due to third quarter costs associated with hiring personnel for our pending start-up of well stimulation and coiled tubing operations. As such, costs of services have been incurred prior to the start-up of operations which resulted in negative margins for us. However, we anticipate that the commencement of well stimulation and coiled tubing operations in the fourth quarter of 2014 associated with the contract as described in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Condensed Consolidated Financial Statements for September 30, 2014 – Note 5 – Commitments and Contingencies” should result in positive margins.

Our selling, general and administrative expenses increased $740,431 to $1,677,637 for the three months ended September 30, 2014 compared to $937,206 for the three months ended September 30, 2013. This increase is a result of: additional costs associated with stock compensation of $198,525 due to options and restricted stock granted in 2014; additional labor and benefits costs of $306,064 related to establishing corporate infrastructure, internal controls and SEC compliance functions; additional insurance costs of $33,583; additional travel expenses of $179,716 related to our expanding operations; and other additional costs of $128,926. These increases were partially offset by a reduction of professional and legal fees of $106,383 due to the fact that in 2013 the Company incurred higher costs related to the reverse merger as described in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for December 31, 2013 and 2012 – Note C – Reverse Merger”.

Depreciation and amortization expense increased $85,796 to $88,008 for the three months ended September 30, 2014 compared to $2,212 for the three months ended September 30, 2013. This increase was primarily due to costs associated with the amortization of exclusivity costs for the use of technology.

Interest and other expenses increased $651,140 to $676,435 for the three months ended September 30, 2014 compared to $25,295 for the three months ended September 30, 2013. This increase was primarily due to interest expense associated with our recently issued convertible debt as discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Condensed Consolidated Financial Statements for September 30, 2014 – Note 6 – Convertible Debt” and interest expense associated with our capital lease discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Condensed Consolidated Financial Statements for September 30, 2014 – Note 5 – Commitments and Contingencies.”

Gain on the sale of trading securities increased $2,926,073 to $2,926,073 for the three months ended September 30, 2014 compared to $0 for the three months ended September 30, 2013. This increase was primarily due to the capitalization of our subsidiary in Argentina, whereby we purchased and sold Argentine bonds in order to take advantage of the favorable spread in exchange rates between the US Dollar and Argentine Peso. There were no securities held at September 30, 2014 and all trades had been settled.

For the Nine Months Ended September 30, 2014 and 2013

Revenue for the nine months ended September 30, 2014 increased $640,602 to $645,402 from $4,800 for the nine months ended September 30, 2013. This increase was primarily due to the completion of our first field management projects in Argentina during the first and second quarters.

Costs of services increased $2,204,926 to $2,207,326 for the nine months ended September 30, 2014 compared to $2,400 for the nine months ended September 30, 2013. This increase was primarily due to costs associated with our first field management projects in Argentina during the first and second quarters and costs associated with hiring personnel for our pending start-up of well stimulation and coiled tubing operations. As such, costs of services have been incurred prior to the start-up of operations which resulted in negative margins for us. However, we anticipate that the commencement of well stimulation and coiled tubing operations in the fourth quarter associated with the contract as described in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Condensed Consolidated Financial Statements for September 30, 2014 – Note 5 – Commitments and Contingencies” should result in positive margins.

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Our selling, general and administrative expenses increased $1,832,694 to $4,294,761 for the nine months ended September 30, 2014 compared to $2,462,067 for the nine months ended September 30, 2013. This increase is a result of: additional costs associated with stock compensation of $547,404, due to options and restricted stock granted in 2014; additional labor and benefits cost of $754,161 related building corporate structure, controls and SEC compliance; additional professional fees of $56,724 related to the preparation of various SEC filings and legal costs; additional travel costs of $228,327 related to increased business development activities in Mexico and Argentina, as well as efforts to enhance our investor relations through the attendance at various conferences; additional insurance costs of $104,167; and other additional costs of $141,911.

Interest expenses increased $1,104,769 to $1,168,654 for the nine months ended September 30, 2014 compared to $63,885 for the nine months ended September 30, 2013. This increase was primarily due to interest expense associated with our recently issued convertible debt as discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Condensed Consolidated Financial Statements for September 30, 2014 – Note 6 – Convertible Debt” and interest expense associated with our capital lease discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Condensed Consolidated Financial Statements for September 30, 2014 – Note 5 – Commitments and Contingencies.”

Gain on the sale of trading securities increased $2,926,073 to $2,926,073 for the nine months ended September 30, 2014 compared to $0 for the nine months ended September 30, 2013. This increase was primarily due to the capitalization of our subsidiary in Argentina, whereby we purchased and sold Argentine bonds in order to take advantage of the favorable spread in exchange rates between the US Dollar and Argentine Peso. There were no securities held at September 30, 2014 and all trades had been settled.

For the Years Ended December 31, 2013 and 2012

Revenue for the years ended December 31, 2013 and 2012 were $4,800 and $10,660, respectively. The decrease was primarily due to the termination of a consulting arrangement during 2013, whereby we provided advice related to well stimulation technology.

Cost of services decreased to $2,400 for the year ended December 31, 2013 compared to $5,341 for the year ended December 31, 2012. The decrease was primarily due to the termination of a consulting arrangement during 2013.

Our selling, general and administrative costs and expenses were $3.6 million and $2.4 million for the years ended December 31, 2013 and 2012, respectively. The increase in cost was primarily related to additional personnel, legal and travel costs associated with capital raising efforts and our continuing business development efforts in Latin America in order to obtain contracts for well stimulation and field management services.

We incurred losses of $3.6 million and $2.4 million for the years ended December 31, 2013 and 2012, respectively, for the reasons cited above.

Liquidity and Capital Resources

Our primary sources of liquidity to date have been proceeds from various equity and debt offerings. We completed a debt offering with ACM during the second quarter of 2014 as discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Condensed Consolidated Financial Statements for September 30, 2014 – Note 6 – Convertible Debt,” and we completed an equity financing during the third quarter of 2014 as discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Condensed Consolidated Financial Statements for September 30, 2014 – Note 7 – Private Equity Placement.” Additionally, we completed an equity offering in the fourth quarter of 2013, and we completed a sales lease-back transaction during the fourth quarter of 2013, as referenced in “Part I – Item 1 – Business” of our Annual Report on Form 10-K for the year ended December 31, 2013.

We continually monitor potential capital sources, including equity and debt financings, in order to meet our planned capital expenditures and liquidity requirements. The successful execution of our growth strategy depends on our ability to raise capital as needed to, among other things, finance the purchase of additional equipment. In order to fund the purchase of additional equipment, we will need to seek additional capital. If we are unable to obtain additional capital on favorable terms or at all, we may be unable to sustain or increase our current level of growth in the future. The availability of equity and debt financing will be affected by prevailing economic conditions in our industry and financial, business and other factors, many of which are beyond our control.

Capital Requirements

The energy services business is capital intensive, requiring significant investment to expand, upgrade and maintain equipment. Our primary uses of capital have been the acquisition of equipment, working capital to finance the start of our operations and general administrative expenses. Going forward, we expect our capital requirements to consist primarily of:

●	growth capital expenditures, such as those to acquire additional equipment and other assets to grow our business; and

●	maintenance capital expenditures, which are capital expenditures made to extend the useful life of our assets.

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Additionally, we continually monitor new advances in well stimulation equipment and down-hole technology as well as technologies that may complement our business and opportunities to acquire additional equipment to meet our customers’ needs. Our ability to make any significant acquisition for cash would likely require us to obtain additional equity or debt financing, which may not be available to us on favorable terms or at all.

Our ability to fund operations, and to fund planned and committed 2014 and 2015 capital expenditures will depend upon our future operating performance, and more broadly, on the availability of equity and debt financing, which will be affected by prevailing economic conditions, market conditions in the exploration and production industry and financial, business and other factors, many of which are beyond our control.

Our ability to acquire equipment could require us to obtain additional equity or debt financing, which may not be available to us on favorable terms or at all.

Sources and Uses of Cash

Net cash used in operating activities was $5,725,760 for the nine months ended September 30, 2014 and $2,339,069 during the nine months ended September 30, 2013. The increase was primarily due to our continuing business development efforts in Latin America, costs associated with revenue generated from field management services, costs associated with hiring personnel for our pending start-up of well stimulation and coiled tubing operations and costs associated with various SEC reporting requirements.

Net cash used in operating activities was $3,158,483 for the year ended December 31, 2013 and $1,888,635 during the year ended December 31, 2012. The increase was primarily due to our continuing business development efforts in Latin America in order to obtain contracts for well stimulation and field management services, the addition of personnel, and cost associated with the reverse merger in the third quarter of 2013.

Net cash used in investing activities was $11,533,549 for the nine months ended September 30, 2014 and $5,209 during the nine months ended September 30, 2013. This increase is associated with the purchase of well stimulation equipment for our anticipated operations in Argentina.

Net cash used in investing activities was $2,346,462 for the year ended December 31, 2013 and $24,233 during the year ended December 31, 2012. This related to our acquisition and upgrade of a coiled tubing asset package for our planned operations in Argentina and various fixed assets for office administration.

Net cash provided by financing activities was $20,677,128 for the nine months ended September 30, 2014 and net cash provided by financing activities was $1,001,654 for the nine months ended September 30, 2013. The increase is primarily due to proceeds from the issuance of convertible debt of $11,863,885 as discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Condensed Consolidated Financial Statements for September 30, 2014 – Note 6 – Convertible Debt,” and proceeds from the sale of common stock of $10,302,400 as discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Condensed Consolidated Financial Statements for September 30, 2014 – Note 7 – Private Equity Placement”.

Net cash provided by financing activities was $8,278,447 for the year ended December 31, 2013 and $3,405,739 during the year ended December 31, 2012, consisting entirely of funds raised during the year to finance our continuing operations and to finance the acquisition of a coiled tubing asset package for our planned operations in Argentina.

We had a net increase in cash and cash equivalents of $2,799,251 for the year ended December 31, 2013, and had a net increase in cash and cash equivalents of $1,492,871 during the year ended December 31, 2012 primarily resulting from our financing activities.

We do not generate positive cash flow at this time. Further, while we believe we will begin generating positive cash flow from operations in 2015, our liquidity provided by our existing cash and cash equivalents will not be sufficient to fund our full capital expenditure plan. Our current capital commitments will require us to obtain additional equity or debt financing, which may not be available to us on favorable terms or at all.

Impact of Inflation on Operations

Management is of the opinion that inflation has not had a significant impact on our business to date. We purchase our equipment and materials from suppliers who provide competitive prices, and employ skilled workers from competitive labor markets. If inflation in the general economy increases, our costs for equipment, materials and labor could increase as well. Also, increases in activity in oilfields can cause upward wage pressures in the labor markets from which we hire employees as well as increases in the costs of certain materials and key equipment components used to provide services to our customers.

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Industry Trends and Outlook

We face many challenges and risks in the industry in which we operate. Although many factors contributing to these risks are beyond our ability to control, we continuously monitor these risks and have taken steps to mitigate them to the extent practicable. In addition, while we believe that we are well positioned to capitalize on available growth opportunities, we may not be able to achieve our business objectives and, consequently, our results of operations may be adversely affected. Please read this section in conjunction with the factors described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for additional information about the known material risks that we face.

Our business depends on the capital spending programs of our customers. Revenue from our stimulation and field management segments are expected to be generated by providing services to oil and natural gas exploration and production companies throughout Argentina, Colombia, Mexico and other countries. Demand for our services is a function of our customers’ willingness to make operating and capital expenditures to explore for, develop and produce hydrocarbons in these areas, which in turn is affected by current and expected levels of oil and natural gas prices. Companies in the energy services industry have historically tended to delay capital equipment projects, including maintenance and upgrades, during industry downturns.

On November 21, 2012, the United States District Court for the Southern District of New York entered an injunction preventing Argentina from making payments on the restructured bonds, and ordered Argentina to make a deposit of $1,330 million related to the claims of the holdout creditors, which order was appealed by the country. Argentina’s appeal was denied by the Second Circuit Court of Appeals, and on June 16, 2014 the Supreme Court of the United States refused to hear Argentina’s appeal from that denial. As a result, it is widely believed that Argentina may default on its restructured debt unless it is able to settle the claims of the plaintiffs in the New York litigation in a manner that will allow payment to be made in accordance with the restructuring.

Argentina’s failure to restructure completely its remaining sovereign debt and settle with the holdout creditors may prevent Argentina from obtaining favorable terms or interest rates when accessing the international capital markets. Litigation initiated by holdout creditors or other parties may result in material judgments against the Argentine government and could result in attachments of or injunctions relating to assets of Argentina, which could have a material adverse effect on the country’s economy, resulting among other things in further devaluation of the Argentine peso, and may also affect our customers’ access to international financing.

The oil and gas industry has traditionally been volatile, is highly sensitive to a combination of long-term and cyclical trends, including the domestic and international supply and demand for oil and natural gas, current and expected future prices for oil and natural gas and the perceived stability and sustainability of those prices, production depletion rates and the resultant levels of cash flows generated and allocated by exploration and production companies to their drilling and work over budget, as well as domestic and international economic conditions, political instability in oil producing countries and merger, acquisition and divestiture activity among exploration and production companies. The volatility of the oil and gas industry, and the consequent impact on exploration and production activity could adversely impact the level of drilling and workover activity by our customers. This volatility affects the demand for our services and our ability to negotiate pricing at levels generating desirable margins, especially in our stimulation business.

Assets and Liabilities

Total assets were $9,276,125 as of December 31, 2013, which is an increase of $7,752,995 when compared to December 31, 2012. This is primarily due to funds raised during the year to finance our continuing operations and the capitalized lease obligations associated with our coiled tubing asset package for our planned operations in Argentina.

Total liabilities were $5,237,109 as of December 31, 2013, which is an increase of $4,844,667 when compared to December 31, 2012. This is primarily related to the capitalized lease obligations associated with our coiled tubing asset package for our planned operations in Argentina.

Total shareholders’ equity was $4,039,016 as of December 31, 2013, which is an increase of $2,908,328 when compared to December 31, 2012. This is primarily due to the funds raised during the fourth quarter of 2013 to finance our continuing operations and offset by the expenses incurred related to our continuing business development efforts in Latin America.

Recent Accounting Pronouncements

The recent accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the condensed consolidated financial statements upon adoption.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2017.

Off-Balance Sheet Arrangements

As of December 31, 2013, we have no off-balance sheet arrangements other than operating leases and the variable interest entity described in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for December 31, 2013 and 2012 – Note I – Variable Interest Entities.” For information regarding our principles of consolidation, see “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for December 31, 2013 and 2012 – Note B – Summary of Significant Accounting Policies.”

The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

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BUSINESS

Our Company

We are an early stage technology-driven independent oilfield services company providing well stimulation, coiled tubing and field management services to the upstream oil and gas industry. We are focused on reducing the ecological impact and improving the economic performance of the well stimulation process. We have assembled proven technologies and processes that have the ability to (1) reduce the surface footprint, (2) reduce emissions, and (3) conserve fuel and water during the stimulation process. We will focus on bringing these technologies and processes to the most active shale resource basins outside of the U.S., using our technology to differentiate our service offerings. Our management team has extensive international industry experience. Our first operation is in Argentina, home to the Vaca Muerta, the world’s third-largest shale resource basin as measured by technically recoverable reserves. We also intend to pursue other markets that meet our investment criteria, which may include Mexico, Colombia and the U.S. as well as other markets where we believe we can offer clear strategic advantages and achieve acceptable financial returns. We may also explore opportunistic acquisitions and/or joint ventures with established companies in target markets.

Our management team has extensive experience in operating well stimulation fleets, coiled tubing units and other downhole completion equipment, as well as providing “sweet spot” analysis in shale resource basins using geophysical predictive modeling. We expect to leverage our management’s experience and historical local relationships in undersupplied markets to pursue profitable long-term contracts. We expect to compete for business with a limited number of other service companies based on technical capability, quality of equipment, local experience and existing relationships rather than solely on price. We also believe that we benefit from our association with our largest investor, ACM. ACM is an internationally recognized private equity firm dedicated to the emerging markets and has many established relationships in countries where the Company is evaluating opportunities.

Our first pressure pumping fleet commenced operations in the Neuquén province of Argentina in December 2014. This equipment consists of a 10,000 hydraulic horsepower (“HHP”) pressure pumping fleet and various pieces of complementary equipment. Our coiled tubing unit has undergone some repairs and is currently being tested and expected to commence operations in February 2015. In October 2014, we placed an order with a local Argentine manufacturer to purchase our second pressure pumping fleet, which we also expect to deploy in Argentina during the third quarter of 2015. Furthermore, we have successfully performed field management services for YPF in Argentina and expect to continue expanding this service offering. We believe these services, which have improved our customers’ understanding of their unconventional reservoir performance, have enhanced our established local relationships while differentiating us from our pressure pumping competitors.

In line with our strategy to pursue technologies with ecological and economic benefits, we recently identified, evaluated and purchased 54,000 HHP of the latest generation TPUs. Management estimates this equipment was purchased at an 80% discount to its current replacement cost. Each of these TPUs consists of a high-pressure hydraulic pump, a turbine engine, a gearbox, electrical and hydraulic assemblies, and skids. The TPUs are compliant with stringent EPA Tier 4 emission standards even when run on diesel fuel. We believe these TPUs provide numerous advantages over traditional diesel-powered pumping equipment, including: (1) the ability to operate on 100% natural gas; LNG; CNG or when necessary on diesel fuel; (2) significantly lower emissions; (3) a 50% smaller operating footprint; and (4) lower fuel and operating costs.

The TPUs were introduced to several North American unconventional shale resource basins in 2011 and established a proven track record with several large independent oil and gas companies, as well at least one prominent oil and gas company. Using the recently purchased TPUs, management believes it can purchase new complementary equipment and assemble a full pressure pumping fleet at less than half the cost of a conventional pressure pumping fleet. The complementary equipment will consist of industry standard control systems, data vans and blenders which we expect to purchase with a portion of the proceeds from this offering. We expect the resulting TPU well stimulation fleet to generate attractive returns while demonstrating our operating capabilities to our prospective international customers.

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Our Markets

The “shale revolution” has transformed the economics of oil and gas production in the U.S., reversing 40 years of declining crude oil production and dramatically increasing natural gas supply, a trend with far-reaching implications. The United States’ extraordinary success with unconventional resources has prompted many to consider whether other countries with similar unconventional resources will also attain commercial success in developing said resources. According to the EIA, approximately 80% of global shale resources lie outside the U.S. More than half of the shale oil outside the U.S. is concentrated in Russia, China, Argentina and Libya, while more than half of the shale gas outside the U.S. is concentrated in China, Argentina, Algeria, Canada and Mexico.

According to the EIA, Argentina was the largest natural gas producer and the fourth largest petroleum and other liquids producer in South America in 2012. As one of the top-five countries in the world with technically recoverable shale resources, we believe that Argentina is well-positioned to attract significant new investment in unconventional development. Furthermore, we believe Argentina is the international market most likely to replicate the success of U.S. shale basins utilizing proven advanced well stimulation techniques.

We believe the experience of the U.S. during the last ten years provides a model for what is likely to occur in emerging unconventional shale basins such as Argentina. According to Baker Hughes Incorporated (“Baker Hughes”) and management estimates, the drilling rig count in the Eagle Ford shale increased from four rigs and one well stimulation fleet in 2008 to approximately 265 drilling rigs and 87 well stimulation fleets in 2012, a ratio of one well stimulation fleet to every three drilling rigs. The increase in unconventional drilling in the U.S. has had a dramatic impact on domestic oil and natural gas production and has positioned the U.S. to significantly reduce its dependence on foreign energy sources.

By comparison, we expect the combination of excellent, high-quality liquid-rich shale (comparable to the Eagle Ford in the U.S.), manageable logistics/costs, and improving regulatory framework from a supportive, motivated government to drive a similar increase in Argentina’s shale production. According to Baker Hughes, there were 105 drilling rigs operating in Argentina in September 2014, 35 of which we believe are capable of drilling shale wells. Based on recent announcements from several major drilling contractors, there are in excess of 25 drilling rigs currently scheduled to arrive in Argentina in 2015 to participate in the development of shale resources. We are projecting the shale drilling rig count in Argentina to increase to approximately 135 drilling rigs by 2018 and approximately 220 drilling rigs by 2022, thus implying a significant increase in the related demand for well stimulation equipment.

The Eagle Ford experience in the U.S. would imply that by the end of 2015, 2018 and 2020, 20, 45 and 73 well stimulation fleets, respectively, will be required in Argentina to keep pace with the expected drilling activity. We believe that currently there are approximately seven unconventional well stimulations fleets currently in Argentina capable of completing large multi stage pressure-pumping jobs. If the experience in the Eagle Ford is indicative of what can be expected in Argentina, this would imply a significant increase in demand for the Company’s services in Argentina over the next several years.

Our Services

Pressure Pumping

Our customers utilize our pressure pumping services to enhance the production of oil and natural gas from formations with low permeability, which restricts the natural flow of hydrocarbons. The technique of well stimulation consists of pumping a fluid into a cased well at sufficient pressure to create new channels in the rock, which can increase the extraction rates and the ultimate recovery of the hydrocarbons. Our equipment is contracted by oil and gas producers to provide this pressure-pumping service, which is referred to as a well stimulation fleet. We offer a state-of-the-art pumping fleet, including well-stimulation pumps, nitrogen pumping units and cranes, in both trailer-mounted and skid-mounted configurations. We expect to have the capability of providing a variety of pressure-pumping services, including workover pumping, well injection, cementing, cased-hole testing, mud displacement, and wireline pump downs.

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A portion of our pressure pumping equipment consists of our TPUs, which are powered by remanufactured turbine engines previously used in military applications. Each turbine engine generates in excess of 4,000 horsepower and therefore when operating at 2,000 HHP, the engine is running at less than 50% of its capacity. As a result, these turbine engines have a reputation for reliability and durability. They also weigh less than 1,200 pounds (as compared to a typical reciprocating engine of comparable horsepower which generally weighs approximately 12,000 pounds). The weight differential allows for better use of space on a trailer and more efficient operations. We believe the TPUs are more cost effective to operate and maintain than conventional diesel-powered equipment. Prior field operations with our current TPUs have demonstrated compliance with emission standards for nitrogen oxides (“NOx”) and carbon monoxide under the Tier 4 standards that regulate emissions from certain off-road diesel engines. Turbine engines also have significantly lower methane leakage compared to reciprocating engines.

The following table compares our TPUs to conventional diesel-powered pressure pumping equipment.

	Turbine-Powered	Conventional Diesel-Powered

Multi-Fuel Capability	Natural gas produced onsite (“Field Gas”), LNG, CNG, diesel, or a blend of diesel and natural gas (“Bi-fuel”)	Diesel or Bi-fuel

Emissions (using diesel)	Lower than typical diesel emissions: have met Tier 4 standards for NOx and carbon monoxide	Requires catalytic converter to meet Tier 4 standards (reduces HP, additional cost)

Horsepower (“HHP”) per trailer	4,500 HHP (2 pumps)	2,250 HHP (1 pump)
Major Engine Repair	Generally onsite repair or exchange	Shop

Coiled Tubing

Our customers utilize our coiled tubing services to perform various functions associated with well-servicing operations and to facilitate completion of horizontal wells. Coiled tubing services involve the insertion of steel tubing into a well to convey materials and/or equipment to perform various applications as part of a new completion or the servicing of existing wells, including wellbore maintenance, nitrogen services, thru-tubing services, and formation stimulation using acid and other chemicals. Coiled tubing has become a preferred method of well completion, workover and maintenance projects due to speed, ability to handle heavy-duty jobs across a wide spectrum of pressure environments, safety and ability to perform services without having to shut-in a well. Our coiled tubing capabilities cover a wide range of applications for horizontal completion, workover and well-maintenance projects.

Field Management

We recognize that energy companies are under intense pressure to reduce finding costs while simultaneously coming under heightened environmental scrutiny. We have taken steps to create an innovative methodology for reducing costs, improving efficiencies and increasing resource recovery rates, which incorporates geophysics and fiber optic downhole measurements. Our suite of advanced but fully commercialized technologies can be combined to provide both highly efficient geophysical predictive models to our customers and downhole diagnostic measurements to confirm the accuracy of those predictions.

Our proprietary technologies are used to reduce the number of stages required to optimize production, which can result in a substantial reduction of the environmental footprint and costs of completing a well. Based on many predictive models executed in several of the U.S. shale basins, we believe that the best and most productive stages often occur in brittle and micro-fractured rock formations (“micro-fracture swarms”). These micro-fracture swarms are too small to detect with 3D seismic, but their location can be inferred using a proven attribute analysis. We believe that stimulation efforts in these areas tend to be more effective and frequently result in a better stimulation effort, which in turn produces more hydrocarbons. We also monitor the stimulation operation in ongoing production in real time over the life of the well, measuring the type and quantity of inflow from each stimulation stage. This data allows our customers to confirm and refine the predictability of our Geo-Predict® technology and related field services. Once the Geo-Predict® technology and our services are demonstrated to be accurate and reliable in a given area, it then offers compelling opportunities to lower production costs while simultaneously reducing the environmental impact as a result of completing fewer, better targeted stages with less horsepower. In cases where the fiber optic diagnostic system is permanently installed in a well, we believe the information provided allows for proactive management of the well’s performance over the life of the well.

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Growth Strategy

Our objective is to be one of the most effective, efficient, and environmentally responsible well stimulation and completions service providers in the world. We intend to prioritize risk management and specialize in the high-end well stimulation market, while seeking to achieve strong operating margins and increased market share generating long-term shareholder value. We intend to build upon our competitive strengths to grow our business and continuously increase our revenues and operating income by executing the following strategies:

Bring best practices and established technologies to capitalize on growth in development of international unconventional resource basins.

Our management team recognizes the importance of product and service differentiation and believes we have secured key technologies that will allow our service offerings to compete directly with larger and more established oilfield service companies currently operating in both the North American and international markets. These technologies include certain proprietary geophysical predictive tools and specialized down-hole tools, which we believe will ultimately allow for targeting of “sweet spots” and a reduction in the number of stimulation stages executed in each well without sacrificing production.

We believe our Company is positioned for growth based on a sound business plan, responsible corporate governance, experienced personnel and growing demand for environmental protection during oil and gas production. We recognize that well stimulation now faces intense environmental scrutiny and have taken steps to ensure that our well stimulation operations offer the most environmentally friendly solutions available in the industry. These techniques combine a number of processes and technologies in a manner that allows for a significant reduction in the use of water and horsepower while optimizing the number and placement of stimulation stages. In many well completion operations, we believe the following tools or process improvements will improve the overall economics::

●	Predictive geophysical tools, which allow for the identification of “sweet spots” and efficient stimulation stage placement;

●	Single-trip sleeve based perforating and well stimulation system (50% less HHP; up to 30% less water);

●	Temporary or permanent fiber optic recording system to measure performance of each stage, well integrity, and to track the stimulation process; and

●	Empirical diagnostic data gathered to improve and build confidence in the geophysical predictions (goal is fewer stages with same or better production).

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Leverage established local relationships in international markets.

We have assembled a team of industry professionals with significant international experience in oilfield services, including key executives with a particular emphasis on the well stimulation business. We are currently conducting operations in Argentina, where our management and operational team have long-standing relationships with customers and energy professionals. We also intend to pursue other markets where our management team has similar relationships so long as those markets meet our investment criteria.

Key ranking criteria for international shale market opportunities.

We evaluate six distinct characteristics in determining the viability of potential new markets for our services:

●	Regional geology. The quality and complexity of the rock, the presence of data about the resources it contains, and the ability to adapt existing technologies to local rock characteristics.

●	Pace of activity. Established energy activity with the prospect of growth in high-volume drilling and well stimulation operations.

●	Demand for hydrocarbons. Sufficient local demand or, alternatively, established oil and gas distribution networks that can transport resources to consuming markets, either locally or through export.

●	Land access and operability. Developed infrastructure such as roads, rail, housing, fuel, pipelines, water availability, and a strong oil and gas workforce.

●	Local relationships. Established and long-standing relationships with local customers and energy professionals, as well as trusted advisors with an understanding of local laws, business process, tax issues and customary business practice.

●	Business environment. Positive and viable business environment. Manageable local regulations, taxes, security, culture and customary ethics practices. Positive views from the local community and activist organizations.

We believe that it is important to consider each of these factors in addition to fiscal support and the estimated size of the resource base when assessing the viability of unconventional development. Markets that are promising in one category may pose obstacles to investment in other categories. The more factors that are favorable in each prospective location, the more likely that location will qualify as a viable investment opportunity. This process led to our decision to enter the Argentine market as our initial operations focus.

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Establish reference crew to help secure international contracts.

We expect to deploy our TPU well stimulation fleet initially as a “showcase” operation in the U.S. so long as the fleet can generate returns in line with our investment criteria. If we identify international opportunities with more attractive margins, we would consider mobilizing this equipment directly to such international markets.

Proactively manage international risk.

Operating in international markets requires us to take on additional risk. We plan to conduct a formal risk assessment whenever considering our entry into new markets. As such, we have established internal controls intended to protect ourselves from foreign market risks, including but not limited to foreign currency exchange, tax, political and economic risks.

Our executive team’s assessment includes an understanding of local laws, regulations, cultures and ethics prior to entering any new market. Additionally, we may seek partners with local relationships and knowledge to reduce risk and to tailor our approach to the specific market. Because emerging markets inherently have rapidly changing risk profiles, we intend to conduct a thorough risk assessment not only prior to entering a new market, but also periodically while conducting operations to identify and address necessary changes.

In connection with these assessments, we believe that we benefit from our association with our largest investor, ACM, an internationally recognized private equity firm dedicated to the emerging markets, which currently has three representatives serving as members of our Board. Based on ACM’s significant ownership interest in us, we believe that they are incentivized to actively support our growth strategy and provide us with their extensive experience in pursuing successful investments in emerging markets.

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Competitive Strengths

We believe our significant competitive strengths are as follows:

Ability to identify proven technologies that have high margin applications in international shale basins.

Our management team recognizes the importance of product and service differentiation. We believe that we have identified several key technologies (as well as securing partners with key technologies) that will allow emerging international shale basins to be developed in a cost effective and more ecological manner.

We have assembled a suite of technologies and methodologies designed to generate the empirical data needed to ultimately reduce stages and improve the estimated ultimate recovery. This process starts with our proprietary Geo-Predict® software tool, which quickly and cost effectively predicts both stimulation hazards and potential “sweet spots” using proven seismic processing techniques (step 1 in the diagram below). This enables the operator to assess the locations of zones in the formation where well stimulation is most likely to be effective, potentially reducing the number of stages that must be stimulated, and the associated cost. The wells are then stimulated according to the customer’s plan (step 2 in the diagram below). Our advanced fiber optic acoustic measurement tools can then measure the accuracy of each prediction, by identifying stage-by-stage flow properties on a real-time basis (step 3 in the diagram below). The final step in the process involves using the stage-by-stage flow-property data to update the predictive model generated using the Geo-Predict® software tool (steps 4 and 5 in the diagram below). After developing sufficient data in a new area, this Geo-Iteration® process allows our customers to target with confidence those zones which consistently yield strong production results.

The following diagram depicts an overview of our technology platform.

Further, we have secured strategic arrangements with some of the stronger unconventional technology companies currently participating in the development of unconventional shale basins in North America. These include specialized “green” chemical fluid providers, down-hole fiber optic acoustic recording systems, and down-hole sliding-sleeve completion tools. These technologies (both controlled by us and available to us through partnerships or alliances) allow us to present a broad consortium of products and services to our international customers.

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Differentiated turbine-powered equipment.

Our TPUs have multiple benefits over conventional diesel-powered well stimulation equipment, including:

●	Greater fuel flexibility. Our TPUs can operate on field gas, LNG, CNG, diesel or Bi-fuel, whereas conventional fracturing equipment can generally operate on only diesel or Bi-fuel. We believe our ability to operate our TPUs with various types of fuels, particularly natural gas, will provide significant value for our customers through, among other things, potential cost savings and ease of compliance with increasingly difficult emissions standards. Based on our extensive due diligence and field analysis, we believe that a gas-fired turbine powered pressure pumping crew operating in the U.S. market can save approximately $7 million per year in diesel cost in situations where natural gas is purchased at market prices and diesel costs remain at their five year average of $3.50 per gallon. With lower prices for diesel as a result of the current oil price decline, the savings are reduced proportionately. In other situations, where natural gas is otherwise being flared, the annual potential savings are much greater. In the international markets where diesel fuel can be 2-3 times more expensive than in the U.S., we estimate that this equipment could potentially save a customer $14-21 million per year on fuel for a single pressure pumping fleet.

●	Lower emissions. Our TPUs, even when running on diesel fuel, produce lower emissions than conventional diesel-powered fracturing equipment and currently are 60% below the Tier 4 standards for NOx and carbon monoxide gas emissions. Also, the methane release from turbine powered engines is almost non-existent as compared to releases from even the best diesel or Bi-fuel engine. Finally, the opportunity to use field gas enables our customers to reduce their “flaring” of natural gas, a source of GHG’s and a waste of a valuable resource that is subject to increasing regulatory scrutiny in the U.S. and elsewhere.

●	Smaller footprint. Our TPUs are uniquely outfitted with twin triplex pumps capable of generating 4,500 total HHP from each trailer, whereas conventional configurations allow for only a single diesel-powered pump (1,800-2,500 total HHP) on a trailer, thus substantially reducing footprint.

●	Easier major engine repair or replacement. Because our turbine engines are much smaller and lighter than conventional diesel engines, we have the option to repair or replace turbine engines onsite, whereas a repair or replacement of a diesel engine generally requires transporting such engine to a repair shop. If we elect to deploy some or all of our TPUs in Argentina, we have identified an Argentina based maintenance company to provide repair and maintenance services.

Highly experienced leadership team that have successfully built, operated, and sold other oilfield service companies.

Members of our executive leadership team bring an average of over 25 years of experience in the energy sector, and maintain long-standing relationships with many leading public and private exploration and production companies in the U.S. and in international markets.

Our management and operational team have extensive industry experience providing field management services and well stimulation services to exploration and production companies in both international and domestic markets. We believe that we are well-staffed to execute our business plan in active shale and unconventional oil and natural gas basins located outside the U.S. We plan to utilize our strategic relationships to develop oilfield service business opportunities initially in Latin America, with a particular focus in Argentina, Mexico and Colombia. Members of our management team have been involved with establishing oil-service businesses (including geophysical, offshore drilling, and well-stimulation) in Algeria, Argentina, Australia, Brazil, China, Colombia, Egypt, Indonesia, Iraq, Kazakhstan, Malaysia, Mexico, Mozambique, Nigeria, Oman, Peru, Saudi Arabia, Turkey and the UAE, as well as the U.S., Norway and the UK.

Industry leading strategic partner with international experience.

ACM, an internationally recognized private equity firm dedicated to the emerging markets, currently has three representatives serving as members of our Board. Based on ACM’s significant ownership interest in us, we believe that they are incentivized to actively support our growth strategy and provide us with their extensive experience in pursuing successful investments in emerging markets.

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Customers

Our customers consist primarily of international oil and gas exploration and production companies including national oil companies and, on occasion, other service companies that have contractual obligations to provide well stimulation and completion services. Demand for our services depends primarily upon the capital spending of oil and gas companies and the level of drilling activity in international markets. To date, substantially all our revenue generated is attributable to four customers, including YPF and three privately-held local exploration and production companies.

Competition

We operate in a highly competitive environment. Our competitors include Schlumberger NV, Halliburton Company, Weatherford International, Baker Hughes, Calfrac Well Services Ltd. and other oilfield service companies. We compete with these companies in substantially all of our current markets. We believe that in the future we will face increased competition from these competitors as our Company and these competitors expand their operations. At this time, we believe that there are insufficient services being offered locally in Argentina to service a major unconventional field, but there can be no assurance that additional competitors will not enter markets served or proposed to be served by us. Most of the entities against which we compete, or may compete, are larger and have greater financial resources than our Company. No assurance can be given that increased competition will not have an adverse effect on our Company.

Properties

Our principal executive offices in Houston, Texas are located in approximately 6,500 square feet of office space, which is leased under a three-year agreement ending on October 31, 2017 for approximately $16,700 per month. Additionally, we are currently leasing a property located in Neuquén, Argentina with approximately 2,240 square feet of space, which is leased for a three-year term ending on June 30, 2017 for approximately $4,500 per month. We have also purchased land in Neuquén, Argentina and are currently building out our operations facility at this location. The total investment in this land and facility is expected to approximate $1.5 million.

Suppliers and Raw Materials

We are acquiring well stimulation fleets from well-established manufacturers of such equipment in order to assure we operate reliable and high-performing fleets with the capability to meet the most demanding pressure and flow rate requirements in the field. We have purchased equipment from Stewart & Stevenson Manufacturing Technologies LLC, one of the most highly-regarded manufacturers of well stimulation equipment in the U.S., and a local Argentine manufacturer, which we believe to be currently the only significant manufacturer of such equipment in Argentina. We have also purchased 12 trailers with 24 triplex pumps from a private company. This equipment was manufactured by Turbine Powered Technology, LLC located in Abbeville, Louisiana.

We intend to purchase or lease well stimulation equipment for our contracts outside the U.S. as contracts are secured. In addition, we have and may continue to pursue opportunities to acquire well stimulation and coiled tubing assets or businesses currently operating in the U.S., with the goal of eventually relocating such assets to faster-growing or higher-margin international markets. We believe that well stimulation and coiled tubing equipment may be available from time to time at favorable prices given the volatility of commodity prices in the U.S. Also, given the six-to-nine-month lead time required to build new well stimulation and coiled tubing fleets, we believe that acquiring and operating one or more fleets in the U.S. will enable us to respond more rapidly to international opportunities as they arise.

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Environmental Regulation

Our operations and the operations of our customers are subject to increasingly stringent laws and regulations relating to importation and use of hazardous materials, radioactive materials and explosives and to environmental protection, including laws and regulations governing air emissions, well stimulation and pressure pumping, water discharges, wetlands or land use practices, waste management, and the release of hazardous substances into the environment. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement. In addition, these laws may provide for “strict liability” for remediation costs, damages to natural resources or threats to public health and safety. Strict liability can render a party liable for damages without regard to negligence or fault on the part of the party. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of orders enjoining some or all of our or our customers’ operations in affected areas.

Current or future legislation, regulations and enforcement initiatives may curtail production and demand for hydrocarbons such as oil and natural gas in areas of the world where our customers operate and thus adversely affect future demand for our services, which may in turn adversely affect future results of operations.

Well Stimulation

Many national, provincial, and local governments and agencies have adopted laws and regulations or are evaluating proposed legislation and regulations that are focused on the extraction of shale gas or oil using well stimulation, which is part of the well stimulation services we provide to our customers. Well stimulation is a stimulation treatment routinely performed on oil and gas wells in low-permeability reservoirs. Specially engineered fluids are pumped at high pressure and rate into the reservoir interval to be treated, causing cracks in the target formation. Proppant, such as sand of a particular size, is mixed with the treatment fluid to keep the cracks open when the treatment is complete. In response to concerns related to potential impacts to the environment and natural resources from well stimulation, governmental authorities have issued new rules and regulations governing the practice, and are also pursuing studies related to its potential effects. Also, some national, state, and local governments have adopted bans or other measures restricting well stimulation activities. For example, the Province of Neuquén in Argentina, where we operate, has approved a set of rules regarding the extraction of shale oil and gas. These rules require, amongst other things, that operators performing well stimulation obtain permits prior to commencing drilling activities and file reports with the provincial government regarding the chemicals used in the well stimulation process and an analysis of the flowback water returning to the surface. In addition, several other provinces and local governments have voted to ban well stimulation within their borders, and some groups continue to advocate for a national ban on well stimulation in Argentina.

Future well stimulation-related legislation or regulations that further restrict or prohibit such activities could lead to operational delays and increased costs for our operations or the operations of our customers. Any adverse impacts on the operations of our customers could in turn reduce demand for our services. If such additional legislation or regulations are enacted, it could adversely affect our financial condition, results of operations and cash flows.

Climate Change

International, national, and state governments and agencies are currently evaluating and promulgating legislation and regulations that are focused on restricting emissions commonly referred to as GHG emissions in response to concerns that GHGs contribute to climate change. For example, in the U.S., the EPA has taken steps to regulate GHGs as pollutants under the federal Clean Air Act. The EPA’s “Mandatory Reporting of Greenhouse Gases” rule established in 2010 provided a comprehensive national scheme of regulations that require monitoring and reporting of GHG emissions, including emissions from the oil and gas industry.

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International developments focused on restricting the emission of carbon dioxide and other gases include the Copenhagen Accord (an internationally applied protocol, which has been ratified by several countries in Latin America and is a continuation of the Kyoto Protocol) and the European Union’s Emission Trading System. Argentina, Brazil, and Mexico have all committed to reducing GHG emissions, either through the deployment of renewable energy sources or through the use of a cap and trade program. Such programs place a cap on GHG emissions at certain sources and require those sources to purchase allowances for emissions above their cap. The adoption of legislation or regulatory programs to reduce emissions of GHGs could require us or our customers to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. In addition, current or future legislation, regulations and developments may curtail production and demand for hydrocarbons such as oil and natural gas in areas of the world where our customers operate and thus adversely affect future demand for our services, which may in turn adversely affect future results of operations.

Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could have an adverse effect on our operations and the operations of our customers.

Employees

As of today we have 53 employees and 3 consultants. There are no collective bargaining agreements covering any of our employees.

Intellectual Property

We have registered or filed for registration with the United States Patent and Trademark Office for the following trademarks: Geo-Predict®, Geo-Iteration® and Field Management SystemSM. We have not filed any applications for the registration of our trademarks in foreign jurisdictions, but may do so in the future as we deem necessary to protect our business.

Legal Proceedings

We are not a party to, and none of our property is the subject of, any pending legal proceedings. To our knowledge, no governmental authority is contemplating any such proceedings.

Operating Risk and Insurance

We maintain insurance coverage of types and amounts that we believe to be customary and reasonable for companies of our size and with similar operations. In accordance with industry practice, however, we do not maintain insurance coverage against all of the operating risks to which our business is exposed. Therefore, there is a risk our insurance program may not be sufficient to cover any particular loss or all losses. Currently, our insurance program includes, among other things, general liability, umbrella liability, sudden and accidental pollution, personal property, vehicle, workers’ compensation, and employer’s liability coverage. Our insurance includes various limits and deductibles or retentions, which must be met prior to or in conjunction with recovery.

Recent Developments

QM Purchase Order

On October 10, 2014, a subsidiary of ours entered into a purchase order with QM Equipment SA for the purchase of well stimulation equipment for a total purchase price of approximately $8,793,245, of which $6,155,271 will be due and payable when the equipment is delivered. The current estimated delivery date is June 2015.

GBCI Purchase Agreement

On October 10, 2014, we entered into an equipment purchase agreement with Gordon Brothers Commercial & Industrial, LLC for the purchase of the TPUs, certain spare parts and inventory for a total purchase price of approximately $6,500,000, of which $4,100,000 has been financed until April 1, 2015, upon which time the entire amount, including any accrued interest, will become due and payable.

ACM Convertible Note

On October 29, 2014, we elected to draw the remaining $10,136,115 under the Convertible Note issued to ACM as referenced in “Certain Relationships and Related Party Transactions and Director Independence” below. These funds will be used to supplement cash flow from operations and to finance various capital expenditures to be incurred over the next three quarters.

Revenue Milestone

On February 4, 2015, we announced that the Company has generated over one million dollars in oilfield service revenue since its equipment became operational in mid-December 2014.

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Corporate History

Vision Global Solutions, Inc. (“Vision”) was formed as a Nevada corporation on January 7, 2005. On December 11, 2013, Vision acquired FracRock International, Inc., a privately held Delaware corporation (“FRI”), which resulted in a change of control of the Company. Pursuant to that certain Agreement and Plan of Reorganization dated as of September 18, 2013, by and among Vision, n/k/a Eco-Stim Energy Solutions, Inc., FRI Merger Sub, Inc., a newly formed wholly owned Delaware subsidiary of Eco-Stim (“MergerCo”), and FRI, MergerCo merged with and into FRI, with FRI surviving the merger as a wholly owned subsidiary of Eco-Stim. On May 5, 2014, FRI merged with and into Eco-Stim, with Eco-Stim surviving the merger.

On December 11, 2013, we acquired FracRock International, Inc., a privately held Delaware corporation (“FRI”), which resulted in a change of control of our Company. Pursuant to that certain Agreement and Plan of Reorganization dated as of September 18, 2013, by and among Vision, n/k/a Eco-Stim Energy Solutions, Inc., FRI Merger Sub, Inc., a newly formed wholly owned Delaware subsidiary of Eco-Stim (“MergerCo”), and FRI, MergerCo merged with and into FRI, with FRI surviving the merger as a wholly owned subsidiary of Eco-Stim. On May 5, 2014, FRI merged with and into Eco-Stim, with Eco-Stim surviving the merger.

Frac Rock International, Inc., a predecessor of our Company, was incorporated as a British Virgin Island company (“FRIBVI”) on December 30, 2011. On October 4, 2013, FRIBVI merged with and into FRI pursuant to an Amended and Restated Agreement and Plan of Merger.

Corporate Information

We are a Nevada corporation. Our principal executive offices are located at 2930 W. Sam Houston Pkwy N., Suite 275 Houston, Texas 77043 and our main telephone number at that address is (281) 531-7200. Our website is available at www.ecostim-es.com. Information contained on or available through our website is not part of or incorporated by reference into this prospectus or any other report we may file with the SEC.

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INDUSTRY

Industry Overview

The pressure pumping industry provides well stimulation services to oil and natural gas companies. Well stimulation involves pumping a fluid down a perforated well casing, sliding sleeve or tubing under high pressure to cause the underground formation to crack, allowing the oil or natural gas to flow more freely. A propping agent is suspended in the fracturing fluid and props open the cracks caused by the well stimulation process in the underground formation. Proppants generally consist of sand, bauxite, resin-coated sand or ceramic particles.

We believe the two main factors influencing demand for well stimulation services are (1) the level of horizontal drilling activity by oil and natural gas companies, and (2) the stimulation requirements of the well being drilled, including the number of fracturing stages and the type and volume of fluids, chemicals and proppant pumped per stage. When drilling a horizontal well, the operator drills vertically into the formation and “steers” the drill string to create a horizontal section of the wellbore inside the target formation, which is referred to as a “lateral.” This lateral is divided into “stages,” which are isolated zones that focus the high-pressure fluid and proppant being pumped into the well into distinct portions of the wellbore and surrounding formation.

Over the last decade, technological advancements in horizontal drilling and multi-stage well stimulation have brought about a shift from the development of conventional oil and natural gas resources to the exploitation of the vast resource potential available across many of North America’s unconventional resource basins. These unconventional resources are characterized by shale formations spanning large areas, which in most cases require some form of stimulation to produce commercial amounts of hydrocarbons. These advanced completion techniques have allowed oil and natural gas producers to extract hydrocarbons from both conventional and unconventional resources that were previously thought to be uneconomic, resulting in significant increases in unconventional drilling activity. Moreover, operators are now also revisiting long-producing properties and redeveloping them using horizontal directed drilling that allows for longer horizontal laterals and more stages in stimulating the wells.

Longer laterals have resulted in operators increasing the number of stages per well, which has enhanced production rates while improving well economics. The total number of stages performed has been steadily rising over the last few years. According to PacWest Consulting Partners, the U.S. land market completed a record 375,000 stages in 2013, with demand for well stimulation services in the U.S. land market expected to increase by 5% in 2014 and an additional 3% in 2015.

According to the EIA, approximately 80% of global shale resources lie outside the U.S. More than half of the shale oil outside the U.S. is concentrated in Russia, China, Argentina and Libya, while more than half of the shale gas outside the U.S. is concentrated in China, Argentina, Algeria, Canada and Mexico.

Selected Estimated Technically Recoverable Shale Oil and Shale Gas Resources

Source: EIA

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Shale development activity has progressed at a modest pace in many international regions due to several critical factors, including relatively poorly understood geology, prohibitive well costs, lack of government incentives and pipeline infrastructure, and various other environmental and social considerations. Given the variation across the world’s shale in both geology and above-ground conditions, the extent to which global resources will prove to be economically recoverable is not clear. The market impact of shale resources outside the U.S. will depend on their own production costs and volumes.

According to the EIA, Argentina ranks in the top tier of unconventional shale opportunities outside of the U.S.

Size of Potential Resources

Source: EIA

Though many locations around the world that have both a wealth of unconventional resources and regimes that support investment, actual unconventional activity varies widely. To date, significant commercial success outside the North American market has only been achieved in Argentina and China outside the North American market.

Of those countries with substantial shale potential, Argentina’s improving regulatory framework and favorable geological fundamentals has shown the most significant promise. In its most recent report, the EIA/Advanced Resources International, Inc. listed Argentina as possessing the world’s third-largest shale potential, with technically recoverable resources 27 billion barrels of oil equivalent of shale oil and 802 trillion cubic feet of shale natural gas. Despite the challenging macro-political situation of the country, the attractiveness of below-ground fundamentals has been enough to spark a wave of investments. More specifically, the high-quality liquids-rich Vaca Muerta in the Neuquén Basin has been identified as one of the most promising areas in Argentina’s shale formations in terms of both size and hydrocarbon quality, including areas that are more “oily,” thus presenting better economics. By itself, Vaca Muerta represents approximately 40% of the country’s total estimated shale gas resources and approximately 60% of its total estimated shale oil.

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The map below illustrates the identified shale basins within the country of Argentina.

Argentina’s Shale Basins

Source: YPF

Neuquén is an established basin with significant conventional oil and gas production and existing infrastructure, including roads, pipelines and railways. There is also an existing oil and gas workforce in Neuquén; however, the new technologies associated with developing unconventional resources will require new training of the workforce. In addition, the prevalence and power of unions across all aspects of the operation—from transport to fracturing services—are likely to contribute to the cost and complexity of developments.

As illustrated in the charts below, the Vaca Muerta resource basin has similar characteristics to one of the richest drilling areas in the U.S., the Eagle Ford basin in Texas. It is sufficiently thick and rich in liquid resources to foresee a consistent output.

Comparing the Vaca Muerta to the Eagle Ford

Source: YPF

Heavily regulated, Argentina has traditionally been a challenging environment for foreign investment. Energy sector policies have limited the industry’s attractiveness to private investors while shielding Argentina consumers from rising prices. Consequently, domestic demand for energy has grown rapidly while production of both petroleum and other liquids and natural gas has declined – leading Argentina to depend increasingly upon energy imports. In order to ensure that domestic demand is met, crude oil is subject to export taxes and restrictions on export volumes, which limit the profits that companies are able to generate from selling Argentine production abroad.

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However, with production falling significantly and imports increasing over the last five years, the Argentine government is committed to developing its unconventional resources and has begun to offer attractive investment incentives in the energy sector. For example, Argentina has initiated a new oil and gas promotion regime in 2013 that includes exemptions from the export tax for up to 20% of production after five years from the start of each project with a total five-year investment over $1 billion. In October 2014, the government passed a new hydrocarbon law which reduced the minimum five-year investment to $250 million. In addition, the maximum royalty due to the provincial government was capped at 12% while the holding period for concessions was extended to as much as 35 years. The government has also passed laws to eliminate the customs duties on drilling equipment under certain circumstances, which we believe is an effort to reduce obstacles to the development of the shale resources in the country.

As a result of this law change, as of September 2014, there have been several announcements from major drilling contractors related to more than 25 drilling rigs which are currently scheduled to arrive in Argentina in 2015 to participate in the development of shale resources. In this early phase of exploration, understanding of the Vaca Muerta opportunity requires sound application of environmentally conscious principles, while focusing on appropriate shale play analogues to Argentine basins such as the Eagle Ford in the U.S. As new data becomes available, close work between the different disciplines is paramount. Technological integration, as well as an understanding of local variability within an area of interest, will play a key role in the identification of the sweet spots and the cost-efficient de-risking of the play.

The support for the development of Argentina’s resource basins is now considered of national interest. Since 2009, Argentina has begun to import energy from outside the country. The need to purchase energy from outside the country has continued to accelerate for the past five years culminating with an import of over $10 billion in natural gas and LNG during 2013, according to Instituto Nacional de Estadística y Censos (INDEC). This situation has created a significant trade imbalance and has put pressure on the local currency as Argentina’s dollar reserves have dwindled from over $40 billion a few years ago to less than $28 billion today, according to the International Monetary Fund. We believe this situation is unsustainable and will further support the development of the Vaca Muerta shale resource as well as other resource basins in the country.

Recent Industry Trends

We believe the following principal trends are positively correlated to increasing demand for our services while facilitating implementation of our business strategy:

Ongoing, sustained development of existing and emerging unconventional resource basins.

We believe the continued development of unconventional resource basins will be in the national interest of the countries in which those basins are located. We expect the long-term capital for their development will be provided in part by the participation of large exploration and production companies that have made and continue to make significant capital commitments through joint ventures and direct investments in North American and international unconventional basins. The nationally owned oil and gas companies, in particular, are focused on growing oil and gas production in the local communities in which they operate. We believe that these companies are less likely to materially alter their drilling programs in response to short-term commodity price fluctuations given the focus on the national interests in securing long-term supply of oil and gas.

Increased focus on international development of unconventional resources.

Unconventional resources, specifically shale gas, tight gas, shale oil and tight oil, have revolutionized the energy landscape in the U.S., using new technologies such as horizontal drilling and well stimulation to access previously unavailable resources. Oil and natural gas companies have begun to apply the knowledge gained through the extensive development of unconventional resource basins in the U.S. to international resource basins, including in Latin America. With an improving regulatory framework and favorable geological fundamentals, we believe Argentina is well-positioned to exploit its oil and natural gas resources. Favorable test results have subsequently led Chevron Corp., Royal Dutch Shell Plc, Total S.A., ExxonMobil Corporation and YPF among others to announce development plans in the region.

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Constrained supply of well stimulation fleets in emerging markets.

The supply of well stimulation fleets, proppants, replacement and repair parts and other products has not kept up with the increased demand in many emerging international shale basins where horizontal drilling is expanding rapidly. Many established service companies lack a local presence in emerging markets, while some local service companies lack the requisite expertise. As a result, we believe there are insufficient oilfield services presently being offered on the necessary scale in Argentina and other emerging markets to meet anticipated growth in drilling activities, despite the vast unconventional resource potential that exists.

Increasing awareness for more efficient and economical solutions to develop shale resources.

Well stimulation now faces intense environmental scrutiny, particularly in international markets, that may require well stimulation operations to offer certain ecological protection during oil and gas production. As a result, there has been enhanced interest in technologies allowing for the use of natural gas as fuel, a significant reduction in surface footprint of operations, and overall reduction in the use of fuel, water and horsepower while optimizing the number and placement of stages.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective December 13, 2013, Eco-Stim dismissed its independent registered public accounting firm, Armanino LLP. Concurrent to such dismissal, Eco-Stim engaged Whitley Penn LLP as its new independent registered public accounting firm. On December 13, 2013, Eco-Stim’s Board voted unanimously to dismiss Armanino LLP and to engage Whitley Penn LLP.

Armanino LLP’s reports regarding our financial statements for the fiscal years ended March 31, 2013 and March 31, 2012 did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles.

During Eco-Stim’s two most recent fiscal years and the subsequent interim period preceding such dismissal, there were no disagreements with Armanino LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Armanino LLP, would have caused Armanino LLP to make reference thereto in connection with its reports on the financial statements of Eco-Stim.

During Eco-Stim’s two most recent fiscal years and the subsequent interim period, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

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MANAGEMENT

Executive Officers and Directors

At the December 11, 2013 closing of the merger (the “Merger”) with FRI, Todd Waltz, our former chief executive officer and sole director, resigned his positions with the Company and FRI’s directors were appointed to our Board. In addition, FRI’s executive officers were appointed our executive officers, each to serve at the pleasure of the Board. Subsequently, our Board was increased and Mr. Chritopher Krummel, Mr. Ahmad Al-Sati, Mr. John Yonemoto and Mr. Lap Wai Chan were appointed directors.

Effective July 9, 2014, Mr. Thomas E. Hardisty resigned from the Board. Mr. Hardisty had been a member of the nominating committee and compensation committee of the Board. Mr. Hardisty’s resignation occurred in connection with the need to create a vacancy on the Board in order to provide ACM the ability to appoint two additional directors pursuant to the Amended and Restated Bylaws of the Company, a copy of which can be found as an exhibit to the current report on Form 8-K dated June 4, 2014. A copy of Mr. Hardisty’s resignation letter can be found as an exhibit to the current report on Form 8-K dated July 15, 2014.

Pursuant to our Amended and Restated Bylaws, the Board appointed Mr. Lap Wai Chan as a director of the Company, filling a vacancy created by an increase in the number of directors from seven to eight and Mr. John Yonemoto as a director of the Company, filling a vacancy created by the resignation of Mr. Hardisty.

All of our directors have been elected to serve until our next annual meeting of shareholders or until their earlier resignation, removal or death. Biographical information regarding our executive officers and directors is as follows:

Name	Age	Positions
Bjarte Bruheim	58	Executive Chairman
Jon Christopher Boswell	53	Director, President and Chief Executive Officer
Jogeir Romestrand	53	Director
Carlos A. Fernandez	57	Director, Executive Vice President-Global Business Development and General Manager-Latin America
John Yonemoto	51	Director
Christopher Krummel	46	Director
Ahmad Al-Sati	41	Director
Lap Wai Chan	48	Director
Bobby Chapman	58	Chief Operating Officer
Alexander Nickolatos	37	Chief Financial Officer and Assistant Secretary
Craig Murrin	61	Secretary and General Counsel

Bjarte Bruheim. Mr. Bruheim has over 30 years of international management experience and is also a serial entrepreneur. He has spent the majority of his career introducing technologies that reduce risk and improve efficiencies in the oil and gas business. Such companies include oilfield services companies such as Petroleum Geo-Services ASA (“PGS”) which he co-founded in 1991, Electromagnetic Geoservices ASA (“EMGS”) where he was an early venture investor and Executive Chairman starting in 2004, Geo-Texture Technologies, Inc. (“Geo-Texture”), which he co-founded in 2005, and ODIM ASA (“ODIM”) which he worked to turn around and later sell. PGS and EMGS remain public companies and are leaders in their industry while ODIM was sold to Rolls Royce and the intellectual property of Geo-Texture was sold to Eco-Stim. In addition to the oilfield service companies, Mr. Bruheim was a co-founder in Spinnaker Exploration Company using PGS technology, an early venture investor in Spring Energy using EMGS technology and co-founder of a small exploration and production company operating in the Eagle Ford field in Texas using Geo-Texture. Spinnaker was later sold to Statoil, Spring Energy was sold to Tullow Oil and the small exploration and production company in the Eagle Ford play was sold to Chesapeake. Mr. Bruheim is currently the Chairman of the Board for EMGS and has been involved at the board level in value creation for many energy and energy service related companies. He started his career as an executive with Schlumberger after graduating with a master’s degree in Physics from the Norwegian University of Science & Technology in Trondheim, Norway.

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Jon Christopher Boswell. Mr. Boswell has served as President and Chief Executive Officer and a Director of our Company and its predecessors since December 2011. He has also served as a Director during the same time period. Prior to FRI, from 2009 to 2011, Mr. Boswell served as Chief Financial Officer for NEOS GeoSolutions, a Silicon Valley backed oilfield technology company (“NEOS”). Prior to NEOS, from August 2003 to January 2009, he served as Chief Financial Officer for Particle Drilling Technologies, an oilfield services and technology company (“Particle”). Subsequent to Mr. Boswell’s departure from Particle in January 2009 as a result of disagreements with the chief executive officer regarding the strategic direction of the company, the remaining management of the company elected to restructure the company and Particle filed for bankruptcy protection in May 2009. Particle secured financing and emerged successfully from bankruptcy on August 28, 2009. Prior to Particle, he served as Senior Vice President and Chief Financial Officer of PGS from December 1995 until October 2002. PGS grew from a small enterprise in 1994 when Mr. Boswell joined the company to a $1 billion annual revenue enterprise with a peak enterprise value of $6 billion. In all, during his tenure as CFO at PGS, Mr. Boswell directed financings for over $3 billion of capital expenditures to facilitate PGS’ growth. Additionally during 1995, Mr. Boswell and other senior executives at PGS developed the concept to create a unique oil and gas company using a non-exclusive license in PGS’ seismic data library as seed capital. This company became Spinnaker Exploration Company, which was then sold to Statoil for approximately $2.5 billion. Mr. Boswell began his career at Arthur Andersen & Co. and later served in management positions with Price Waterhouse in Houston, Texas. Mr. Boswell is a 1985 graduate of the University of Texas at Austin.

Jogeir Romestrand. Mr. Romestrand has served as a director of our Company and its predecessor FRI since the Merger. He is the owner and director of the Norwegian private investment firm Rome AS. Mr. Jogeir Romestrand served as an Independent member of the board of directors of Polarcus Ltd from September, 2009 until April, 2012. He also served as a member of Polarcus Ltd’s audit committee. He has over 20 years of experience within marine technology and previously worked in various management capacities within the ODIM Group, most recently as chief executive officer and president of ODIM ASA.

Carlos A. Fernandez. Mr. Fernandez has served as a member of the Board of our Company and its predecessors since December 2011. On July 9, 2014, he was elected by our Board as our Executive Vice President-Corporate Business Development and General Manager Latin America. He has 30 years of experience in the oil and gas industry and over 27 years of experience in various executive management and sales positions with a proven track record of delivering results and increasing revenues, profit and market share in multi-million dollar international organizations. From January 2010 to present, he has been working as General Manager – Latin America for NEOS and has developed excellent relationships with the local energy ministries in Brazil, Ecuador, Colombia and Argentina and has strong relationships with most local energy companies. From April 2006 to November 2009, he served as Senior Vice President Business Development for 3DGeo, and from 1996 to March 2006, he served as General Manager – Latin America for Paradigm Geophysical. From 1990 to 1995, Mr. Fernandez served as President of Petroleum Information Argentina. From 1979 through 1990, he held various leadership positions with seismic technology and seismic computing companies such as Silicon Graphics.

John Yonemoto. Mr. Yonemoto is the Chief Investment Officer and Chair of the Investment Committee of Albright, which acts as the general partner of and investment adviser to ACM. He has been with Albright since its founding in March 2005. Mr. Yonemoto has over 25 years of experience in both institutional capital markets and alternative asset management. Mr. Yonemoto earned a BA in Economics from the University of Chicago in 1986. From 1988 to 1994, Mr. Yonemoto worked with ING Groep in various roles in emerging markets trading, analytics, and sales. From 1994 to 1999, he was Global Head of Emerging Markets Proprietary Trading for ING Barings. In this role, Mr. Yonemoto directed an interdisciplinary investment team across fixed income, currency and equity investments and served on the management team of the Emerging Markets and High Yield Division of ING Groep. Most recently, from 1999 until January 2005, he was Managing Director and lead public markets portfolio manager for Darby Overseas Investments, Ltd., a wholly-owned subsidiary of Franklin Templeton Investments.

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Christopher Krummel. Mr. Krummel joined our Board in January 2014. Mr. Krummel currently serves as the Chief Financial Officer and Vice President for EnTrans International LLC (“EnTrans”), a portfolio company of American Industrial Partners LLC. Previously he served as Vice President, Controller and Chief Accounting Officer for Cameron International Corporation (“Cameron”), where he was responsible for all accounting functions, including consolidated financial reporting and SEC filings. He served at Cameron from October 2007 until August 2014 and joined EnTrans in September 2014. Previously he was with Enventure Global Technology, a private equity backed startup, serving as Chief Financial Officer. Prior to Enventure, he held financial leadership roles with PGS and PriceWaterhouse. He holds an undergraduate degree in accounting from Creighton University and an MBA from The Wharton School of the University of Pennsylvania. In addition to our Board, Mr. Krummel is a director of Rebuilding Together Houston.

Ahmad Al-Sati. Mr. Al-Sati is a Managing Director of Albright, and was designated by ACM to serve on the Board pursuant to the Stockholder Rights Agreement. Mr. Al-Sati is an investor and restructuring professional with over 12 years of direct experience in private equity, lending transactions and other special situations in almost 20 different jurisdictions in Africa, Europe, Asia and the Americas. Prior to joining Albright in September 2012, Al-Sati was a Managing Director at Plainfield Asset Management where, most recently, he was responsible for the firm’s energy and international portfolios in industries that included consumer products, specialty finance, building products, steel, E&P Clean-tech and energy. Mr. Al-Sati was also Chairman of two renewable energy companies in Peru and Greece. Mr. Al-Sati began his career as an attorney with Schulte Roth & Zabel LLP, representing hedge funds and private equity firms in privately negotiated transactions. In 2003, Mr. Al-Sati joined MatlinPatterson Global Advisers LLC. At MatlinPatterson, he was initially responsible for the transactional legal work, private debt trading and tax structuring and worked on a variety of private equity transactions during his time there. Mr. Al-Sati received a BA, with honors, double majoring in Economics and History from Wesleyan University in 1995, a J.D. from Columbia Law School in 2000 and an M.B.A. from the Stern School of Business in 2008.

Lap Wai Chan. Mr. Chan has been actively investing for over 20 years, including investment experience in Asia, Latin America, North America and Oceana. Mr. Chan joined Albright in 2011. Prior to joining Albright in 2011, Mr. Chan was the Managing Partner and international portfolio manager for MatlinPatterson Global Opportunities Funds from inception to September 2009. Prior to July 2002, Mr. Chan was a Managing Director at Credit Suisse’s Distressed Group in Hong Kong, which he established in 1997. Mr. Chan began his career at ING Barings Ltd (“ING”), most recently as Director of Asian Special Investments for ING Barings Securities (HK) Ltd, in Hong Kong from 1995 to 1997. From 1993 to 1995, he focused on South American emerging markets finance as head of EMG sales in the Tokyo office of ING, and from 1987 to 1993 he served as Vice President of EMG corporate finance, sales and trading in ING’s New York office. Mr. Chan obtained a BA with Honors from the University of Chicago in 1987. Until May 2014, Mr. Chan served as an independent board member and Chairman of the special committee of Harbinger Group Inc. He currently works exclusively with Albright on emerging markets transactions.

Bobby Chapman. Mr. Chapman started his career with Halliburton, where he was involved in drilling and completions operations, sales, engineering, and management in offshore Gulf of Mexico and broad US land operations as well as assignments internationally offshore West Africa. His experience includes high pressure / high temperature well cementing, stimulation engineering (matrix acidizing and well stimulation ) as well as completion design including complex, extended reach, deep water well completion designs. He was author of several SPE technical papers on the use of high perm well stimulation techniques and processes. In 1998, Mr. Chapman joined Weatherford International where he spent seven years working in management positions involving all types of artificial lift and general business planning. He was responsible for the organic startup of Weatherford’s well stimulation business. Later after leaving Weatherford, he started Liberty Pressure Pumping, a startup business focused on well stimulation of unconventional resources. He was involved in all phases of the business including strategic planning, financial planning, equipment design, sales, engineering and management. Liberty’s niche was supplying well stimulation operations to the Barnett Shale but later expanding to other unconventional basins in the U.S. In 2007, Liberty was sold to Trican Well Service for in excess of $200 million. Mr. Chapman was retained by Trican to serve as president of the United States region. He resigned from Trican in September, 2012. During this time Trican grew to add several operating regions and also expanded product line offerings to include cementing services and coil-tubing services. Mr. Chapman is a 1979 graduate of Louisiana State University with a B.S. degree in Petroleum Engineering.

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Alexander Nickolatos. From March, 2006 until June, 2012, Mr. Nickolatos served as the Director of Financial Planning and Analysis at NEOS. During his time at NEOS, he also served as Controller and Treasurer, and oversaw oil and gas accounting and finance operations in over seven countries, including Argentina. In conjunction with this role, he helped to raise and manage over $500 million from private investors, including Bill Gates, Kleiner Perkins, and Goldman Sachs. He was instrumental in implementing the company’s subsidiary exploration activities in Argentina, eventually forming an assignment of two concessions to ExxonMobil. Prior to joining NEOS, he worked for Arthur Andersen and PricewaterhouseCoopers. Mr. Nickolatos is a Certified Public Accountant, and holds a BBA degree, summa cum laude, from Walla Walla University.

Craig Murrin. Mr. Murrin joined us in April 2014 and was elected Secretary and General Counsel and designated as our Compliance Officer in May 2014. He served as an attorney for SandRidge Energy Offshore, LLC (formerly “Dynamic Offshore Resources”) from February 2009 until February 2014. He was Vice President, Secretary and General Counsel of Global Geophysical Services, Inc. (“GGS”) from May 2005, when it commenced business, until October 2008. He helped GGS raise over USD 100 million in private equity and USD 180 million of secured debt, establish an international operating company in the Cayman Islands, establish an FCPA compliance program, and enter the geophysical service business in Algeria, Argentina, Georgia, India, Oman and Peru. He was Vice President-Legal of various subsidiaries of PGS from 1997 until 2003 and served as its chief compliance officer from 2000 to 2003, helping it to enter the geophysical service business in Kazakhstan, Mexico and Saudi Arabia. From 1988 to 1995 he served as Senior Counsel and Assistant Secretary of The Western Company of North America, where he helped it enter the pressure-pumping and offshore drilling businesses in Argentina, Brazil, Colombia, China, Hungary, Indonesia, Malaysia, Nigeria and Russia. He obtained his law degree from Stanford University, where he served on the Law Review. He served on the council of the international section of the Houston Bar Association from 2003 through 2009.

There are no family relationships between any of the executive officers and directors.

The Company formerly sub-leased office space for $6,000 per month from Geo-Texture, a company owned by the Chairman of the Board and an employee of the Company. The sub-lease agreement commenced in March of 2012 on a month-to-month basis. The Company paid Geo-Texture approximately $81,000 and $60,000 in 2013 and 2012, respectively. On November 18, 2013, the month-to-month lease agreement was assigned from Geo-Texture to the Company. On October 31, 2014, the month-to-month lease agreement was replaced with a three-year agreement ending on October 31, 2017 for approximately $16,700 per month.

Compensation of Directors

In October 2013, each of Mr. Fernandez, Mr. Hardisty and Mr. Romestrand was granted 10,000 options to purchase shares of FRI’s common stock at a price of $6.00 per share, vesting in four equal semi-annual installments over two years. In January, 2014 Mr. Krummel received a similar grant of options to purchase our common stock. In connection with the Merger, options to purchase shares of FRI’s common stock were exchanged for options to purchase the same number of shares of our common stock. As a result, Mr. Fernandez, Mr. Hardisty, Mr. Krummel, and Mr. Romestrand each hold 10,000 options to purchase shares of our common stock at a price of $6.00 per share. We do not anticipate that Mr. Al-Sati, Mr. Yonemoto or Mr. Chan will receive any compensation from us for serving on our Board.

Other than the aforementioned options, our other directors currently do not receive any compensation specifically for their services as a director; however we do reimburse these directors for any travel or other business expenses related to their service as a director.

Director Qualifications and Board Leadership Structure

Prior to the closing of the Merger, we were a “shell company” as that term is defined in the Securities Act. Following that transaction, our business and operations are now those of FRI. Messrs. Bruheim, Boswell, Fernandez and Romestrand, were appointed to our Board in December 2013 following the Merger. Given their respective roles in the founding and/or operations of FRI, we believe they each remain a good fit for our current needs. Mr. Bruheim has significant operational experience in the oilfield services industry and brings both a practical understanding of the industry as well as hands-on experience at building companies in this sector. He currently serves on several other Boards operating in our industry and brings experience with young growing companies to our Board, which should add significant value. Mr. Boswell also has a track record as an executive officer in this industry and has been part of starting and building multiple companies with this oilfield service sector. He also brings a strong financial background to our Board. Mr. Romestrand has operated as an executive and as a successful CEO in the high-tech oilfield equipment sector for many years and has successfully built multiple companies while generating very strong returns for his investors. He also brings an international viewpoint to our Board. Mr. Fernandez has significant experience at starting and growing oilfield service companies with a particular emphasis on the Latin American market and specifically in Argentina. His experience at navigating cross border business agreements and relationships is of particular value to our Board. Messrs. Chan and Yonemoto were appointed to our Board in July 2014. Mr. Chan has extensive investment experience, including investment experience in Asia, Latin America, North America and Oceana. His experience in and understanding of emerging markets transactions in an international context should add significant value to our Board. Mr. Yonemoto has significant experience in emerging markets alternative asset management in general, and has particular experience investing in certain of the Company’s target markets. His various roles in emerging markets trading and analytics, as well as his role as an executive officer at an emerging markets investment advisory firm, should make him a valuable member of our Board.

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Committees of the Board of Directors

In January 2014, the board of directors established an Audit Committee and appointed Mr. Krummel as head of the committee. The other members of the Audit Committee are Mr. Al-Sati, Mr. Chan, and Mr. Fernandez.

We have also established a Nominating Committee and appointed Mr. Romestrand as head of the committee. The members of the Nominating Committee are Mr. Bruheim, Mr. Romestrand, and Mr. Yonemoto.

We have also established a Compensation Committee and appointed Mr. Bruheim as head of the committee. The members of the Compensation Committee are Mr. Bruheim, Mr. Al-Sati, Mr. Krummel, and Mr. Romestrand.

On November 3, 2014, we adopted a new code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officers, principal financial officer, principal accounting officer, controller or persons performing similar functions. The Code of Business Conduct and Ethics is filed as Exhibit 14.0 to the registration statement of which this prospectus is a part.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our board of directors.

Based upon the listing standards of the Nasdaq Capital Market (“Nasdaq”) and SEC regulations, we anticipate that our board of directors will determine that Messrs. Bruheim, Krummel, and Romestrand are “independent” under the standards of the Nasdaq.

Although we have not established any specific objective criteria for service on our board, we anticipate that we will offer the positions to persons who have significant experience relevant to companies in our industry and other qualifications that the existing members of our board believe will enable such persons to make significant contributions to the Company.

We do not have a policy regarding the consideration of any director candidates who may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees, nor do we have a policy regarding director diversity. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any shareholder for any candidate to serve on our board of directors. We do not know if any of our shareholders will make a recommendation for any candidate to serve on our Board given the relatively small size of our Company. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

We are currently considered a “smaller reporting company” for purposes of the SEC’s executive compensation and other disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures.

Summary Compensation Table

The following table summarizes, with respect to each of our named executive officers, information relating to all compensation earned for services rendered to us in all capacities in the last two completed fiscal years.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (5)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
Jon Christopher Boswell –	2014	200,000	—	188,000	46,266	—	—	16,000	450,266
Chief Executive Officer (1)	2013	200,000	10,000	—	491,907	—	—	11,000	712,907

Bobby Chapman –	2014	200,000	—	223,000	—	—	—	16,000	439,000
Chief Operating Officer (2)	2013	33,692	—	—	393,526	—	—	1,685	428,903

Carlos Fernandez –	2014	166,000	—	819,000	—	—	—	—	985,000
Executive Vice President- Corporate Business Development and General Manager Latin America (3)	2013	120,000	—	—	48,744	—	—	—	168,744

Alexander Nickolatos –	2014	200,000	—	437,500	—	—	—	10,000	647,500
Chief Financial Officer and Assistant Secretary (4)	2013	179,167	2,500	—	98,381	—	—	9,083	289,131

(1)	Mr. Boswell was appointed our Chief Executive Officer on December 11, 2013 upon closing of the Merger. A portion of the compensation reported for Mr. Boswell for 2013 reflects compensation earned as Chief Executive Officer of FRIBVI and FRI for the portion of 2013 prior to December 11, 2013. Mr. Boswell served as Chief Executive Officer of FRIBVI from its inception, on December 30, 2011, until FRIBVI merged with and into FRI, on October 4, 2013, upon which Mr. Boswell continued to serve as its Chief Executive Officer.

(2)	Mr. Chapman was employed by FRIBVI in November 2013 and was appointed our Chief Operating Officer on December 11, 2013 upon closing of the Merger. A portion of the compensation reported for Mr. Chapman for 2013 reflects compensation earned as an employee of FRIBVI for the portion of 2013 prior to December 11, 2013.

(3)	Mr. Fernandez was appointed our Executive Vice President-Corporate Business Development and General Manager Latin America on July 9, 2014. A portion of the compensation reported for Mr. Fernandez for 2013 reflects compensation earned by him as a consultant of FRIBVI for the portion of 2013 prior to December 11, 2013. The compensation reported for Mr. Fernandez for 2014 reflects compensation earned by him as a consultant of our Company prior to July 1, 2014 and compensation earned by him as an employee of our Company after July 1, 2014.

(4)	Mr. Nickolatos was appointed our Chief Financial Officer on December 11, 2013 upon closing of the Merger and Assistant Secretary on July 9, 2014. A portion of the compensation reported for Mr. Nickolatos for 2013 reflects compensation earned as Controller of FRIBVI for the portion of 2013 prior to December 11, 2013.

(5)	The amounts in this column reflect the aggregate grant date fair value of all stock awards calculated in accordance with FASB ASC Topic 718. See “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for December 2014 and 2013 – Note H. Stock-Based Compensation” for additional information regarding the assumptions used to calculate the grant date fair value of the stock awards. The stock awards granted to Messrs. Boswell, Chapman, Fernandez and Nickolatos in 2014 were awards of restricted stock under our 2013 Stock Incentive Plan.

(6)	The amount in this column reflects the aggregate grant date fair value of all option awards calculated in accordance with FASB ASC Topic 718. See “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for December 31, 2014 and 2013 – Note H. Stock-Based Compensation” for additional information regarding the assumptions used to calculate the fair value of the option awards. The option awards granted to Messrs. Boswell, Chapman, Fernandez and Nickolatos in 2013 were granted by FRIBVI or FRI for services performed for FRIBVI or FRI and, immediately prior to the Merger, such awards constituted options to purchase shares of FRI’s common stock. In connection with the Merger, options to purchase shares of FRI’s common stock were exchanged for options to purchase the same number of shares of our common stock, with an appropriate adjustment to the exercise price to reflect the merger exchange ratio. As a result, the amounts shown in this column reflect options to purchase shares of our common stock.

(7)	Amounts reported in the “All Other Compensation” column consist of (a) with respect to all named executive officers, employer matching contributions to our tax-qualified Section 401(k) retirement savings plan and (b) with respect to Messrs. Boswell and Chapman, a monthly car allowance.

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Narrative Disclosure to Summary Compensation Table

Employment Agreements. We have entered into employment agreements with each of our named executive officers. The following summary details the material terms of the employment agreements:

Jon Christopher Boswell. Mr. Boswell’s employment agreement provides for a term of employment through ending on November 24, 2015, with a renewal provision that automatically extends the term of Mr. Boswell’s employment for an additional year unless either party provides written notice of non-renewal. We currently pay Mr. Boswell a base salary of $200,000 per year. Mr. Boswell is also eligible to receive a $500.00 monthly car allowance and a discretionary bonus to be determined by the Board, within its sole discretion, up to a maximum of 100% of his base salary. The employment agreement also contains severance provisions, which are discussed below under “Additional Narrative Disclosure—Potential Payments Upon Termination or a Change in Control”. The employment agreement provides that during the term of the agreement and for twelve (12) months or six (6) months, respectively, after the termination of Mr. Boswell’s employment (for whatever reason), Mr. Boswell will not compete with us or solicit our customers or our employees. The employment agreement also provides for the non-disclosure of any confidential information relating to us by Mr. Boswell.

Bobby Chapman. Mr. Chapman’s employment agreement provides for a term of employment through November 3, 2015, with a renewal provision that automatically extends the term of Mr. Chapman’s employment for an additional year unless either party provides written notice of non-renewal. We currently pay Mr. Chapman a base salary of $200,000 per year. Mr. Chapman is also eligible to receive a $500.00 monthly car allowance and a discretionary bonus to be determined by the Board, within its sole discretion, up to a maximum of 50% of his base salary. The employment agreement also contains severance provisions, which are discussed below under “Additional Narrative Disclosure—Potential Payments Upon Termination or a Change in Control”. The employment agreement provides that during the term of the agreement and for twelve (12) months or six (6) months, respectively, after the termination of Mr. Chapman’s employment (for whatever reason), Mr. Chapman will not compete with us or solicit our customers or our employees. The employment agreement also provides for the non-disclosure of any confidential information relating to us by Mr. Chapman.

Carlos Fernandez. Mr. Fernandez’s employment agreement provides for a term of employment through June 30, 2016, with a renewal provision that automatically extends the term of Fernandez’s employment for an additional year unless either party provides written notice of non-renewal. Pursuant to the employment agreement, we pay Mr. Fernandez a base salary of $200,000 per year for his service as the Executive Vice President-Corporate Business Development and General Manager Latin America. Mr. Fernandez is also eligible to receive a discretionary bonus to be determined by the Board, within its sole discretion, up to a maximum of 50% of his base salary. The Company will also grant Mr. Fernandez options to purchase 75,000 shares of our common stock, at a price of $6.00 per share, vesting in four equal semi-annual installments over two years. The employment agreement also contains severance provisions, which are discussed below under “Additional Narrative Disclosure –Potential Payments Upon Termination or a Change in Control. The employment agreement provides that during the term of the agreement and for six (6) months after the termination of Mr. Fernandez’s employment (for whatever reason), Mr. Fernandez will not compete with us or solicit our customers or our employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. Fernandez.

Alexander Nickolatos. Mr. Nickolatos’ employment agreement provides for an original term of employment that ended on June 30, 2014, which term has automatically extended for an additional year in accordance with a renewal provision that automatically extends the term of Mr. Nickolatos’ employment for an additional year unless either party provides written notice of non-renewal. We currently pay Mr. Nickolatos a base salary of $200,000 per year. Mr. Nickolatos is also eligible to receive a discretionary bonus to be determined by the Board, within its sole discretion. The employment agreement also contains severance provisions, which are discussed below under “Additional Narrative Disclosure –Potential Payments Upon Termination or a Change in Control”. The employment agreement also provides that during the term of the agreement and for six (6) months after the termination of Mr. Nickolatos’ employment (for whatever reason), Mr. Nickolatos will not compete with us or solicit our customers or our employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. Nickolatos.

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Outstanding Equity Awards at Fiscal Year-End

The following table presents, for each named executive officer, information regarding outstanding option awards and stock awards held as of December 31, 2014.

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(4)	Market Value of Shares of Stock That Have Not Vested ($) (5)
Jon Christopher Boswell	30,048	—		—	3.33	28-Aug-22
	62,500	62,500	(1)		6.00	24-Oct-23
	—	17,000	(2)	—	6.00	11-Jul-24	37,000	240,500

Bobby Chapman	50,000	50,000	(3)	—	6.00	4-Nov-23	40,000	260,000

Carlos Fernandez	22,318	—		—	3.33	28-Aug-22
	5,000	5,000	(2)	—	6.00	24-Oct-23	126,250	820,625

Alexander Nickolatos	4,083	—		—	0.33	1-Jul-22
	5,015	—		—	3.33	28-Aug-22
	12,500	12,500	(1)	—	6.00	24-Oct-23	73,750	479,375

(1)

These options will become vested and exercisable in two equal semi-annual installments on April 24, 2015 and October 24, 2015 so long as the named executive officer remains employed by us on each such date.

(2)

These options will become vested and exercisable in four equal annual installments on July 11, 2015, July 11, 2016, July 11, 2017 and July 11, 2018 so long as Mr. Boswell remains employed by us on each such date.

(3)	These options will become vested and exercisable in two equal semi-annual installments on May 4, 2015 and November 4, 2015 so long as Mr. Chapman remains employed by us on each such date.

(4)

Includes (a) the following number of unvested shares subject to outstanding restricted stock awards held by our named executive officers that will vest in four equal annual installments on July 11, 2015, July 11, 2016, July 11, 2017 and July 11, 2018 so long as the named executive officer remains employed by us on each such date: (i) Mr. Boswell – 17,000, (ii) Mr. Chapman – 30,000, (iii) Mr. Fernandez – 40,000 and (iv) Mr. Nickolatos – 30,000; (b) the following number of unvested shares subject to outstanding restricted stock awards held by our named executive officers that will vest in four equal annual installments on December 1, 2015, December 1, 2016, December 1, 2017 and December 1, 2018 so long as the named executive officer remains employed by us on each such date: (i) Mr. Boswell – 20,000, (ii) Mr. Chapman – 10,000, (iii) Mr. Fernandez – 30,000 and (iv) Mr. Nickolatos – 25,000; and (c) the following number of unvested shares subject to outstanding restricted stock awards held by our named executive officers that will vest in three equal semi-annual installments on July 11, 2015, January 11, 2016 and July 11, 2016 so long as the named executive officer remains employed by us on each such date: (i) Mr. Fernandez – 56,250 and (ii) Mr. Nickolatos – 18,750.

(5)	The amounts in this column reflect the closing price of our common stock on December 31, 2014 (the last trading day of fiscal year 2014), which was $6.50, multiplied by the number of outstanding shares of restricted stock.

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Additional Narrative Disclosure

Retirement Benefits

As of December 31, 2014, we maintain a tax-qualified Section 401(k) retirement savings plan. This plan provides for employee contributions, employer matching contributions (up to 5% of salary), and a discretionary profit sharing contribution. Our named executive officers are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as other employees who satisfy the plan’s eligibility requirements, including requirements relating to age and length of service. No discretionary profit sharing contributions were made during 2013 and 2014. Under this plan, participants may elect to make pre-tax contributions not to exceed the applicable statutory income tax limitation, which was $17,500 for 2013 and 2014. All employer contributions vest over a five-year period.

Potential Payments Upon Termination or a Change in Control

The employment agreements with Messrs. Boswell, Chapman, Fernandez and Nickolatos contain severance provisions.

Mr. Boswell. If we terminate Mr. Boswell’s employment without “cause” (as such term is defined in his employment agreement), or if Mr. Boswell terminates his employment with us for “good reason” (as such term is defined in his employment agreement), then Mr. Boswell is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or two years of base salary, and (c) full vesting of all unvested restricted stock or stock options outstanding. Payment of items (b) and (c) is contingent upon the execution of a release by Mr. Boswell on a form provided by us.

If Mr. Boswell’s employment with us is terminated due to his becoming disabled, Mr. Boswell is entitled to (a) his base salary accrued to the date of his termination, any unreimbursed business expenses and unpaid bonus from the prior year, and (b) full vesting of all unvested restricted stock outstanding. If Mr. Boswell’s employment is terminated as a result of his death, we are required to pay his estate his base salary and accrued through the date of his death, and any unpaid bonus from the prior year and reimburse his estate for any unreimbursed business expenses. Mr. Boswell’s estate will also become fully vested in all unvested restricted stock outstanding.

If Mr. Boswell’s employment with us is terminated for “cause,” or if Mr. Boswell terminates his employment with us voluntarily, Mr. Boswell is entitled to his base salary accrued to the date of his termination and any unreimbursed business expenses. If we or Mr. Boswell elect to not renew the Employment Agreement at the end of its term, then Mr. Boswell is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or two year of base salary, and (c) full vesting of all unvested restricted stock and stock options outstanding.

Mr. Chapman. If we terminate Mr. Chapman’s employment without “cause” (as such term is defined in his employment agreement), or if Mr. Chapman terminates his employment with us for “good reason” (as such term is defined in his employment agreement), then Mr. Chapman is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock or stock options outstanding. Payment of items (b) and (c) is contingent upon the execution of a release by Mr. Chapman on a form provided by us.

If Mr. Chapman’s employment with us is terminated due to his becoming disabled, Mr. Chapman is entitled to (a) his base salary accrued to the date of his termination, any unreimbursed business expenses and unpaid bonus from the prior year, and (b) full vesting of all unvested restricted stock outstanding. If Mr. Chapman’s employment is terminated as a result of his death, we are required to pay his estate his base salary accrued through the date of his death, and any unpaid bonus from the prior year and reimburse his estate for any unreimbursed business expenses. Mr. Chapman’s estate will also become fully vested in all unvested restricted stock outstanding.

If Mr. Chapman’s employment with us is terminated for “cause,” or if Mr. Chapman terminates his employment with us voluntarily, Mr. Chapman is entitled to his base salary accrued to the date of his termination and any unreimbursed business expenses. If we or Mr. Chapman elect to not renew the employment agreement at the end of its term, then Mr. Chapman is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock and stock options outstanding.

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Mr. Fernandez. If we terminate Mr. Fernandez’s employment without “cause” (as such term is defined in his employment agreement), or if Mr. Fernandez terminates his employment with us for “good reason” (as such term is defined in his employment agreement), then Mr. Fernandez is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock or stock options outstanding. Payment of items (b) and (c) is contingent upon the execution of a release by Mr. Fernandez on a form provided by us.

If Mr. Fernandez’s employment with us is terminated due to his becoming disabled, Mr. Fernandez is entitled to (a) his base salary accrued to the date of his termination, any unreimbursed business expenses and unpaid bonus from the prior year, and (b) full vesting of all unvested restricted stock outstanding. If Mr. Fernandez’s employment is terminated as a result of his death, we are required to pay his estate his base salary accrued through the date of his death, and any unpaid bonus from the prior year and reimburse his estate for any unreimbursed business expenses. Mr. Fernandez’s estate will also become fully vested in all unvested restricted stock outstanding.

If Mr. Fernandez’s employment with us is terminated for “cause,” or if Mr. Fernandez terminates his employment with us voluntarily, Mr. Fernandez is entitled to his base salary accrued to the date of his termination and any unreimbursed business expenses. If we or Mr. Fernandez elect to not renew the employment agreement at the end of its term, then Mr. Fernandez is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock and stock options outstanding.

Mr. Nickolatos. If we terminate Mr. Nickolatos’ employment without “cause” (as such term is defined in his employment agreement), or if Mr. Nickolatos terminates his employment with us for “good reason” (as such term is defined in his employment agreement), then Mr. Nickolatos is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock or stock options outstanding. Payment of items (b) and (c) is contingent upon the execution of a release by Mr. Nickolatos on a form provided by us.

If Mr. Nickolatos’ employment with us is terminated due to his becoming disabled, Mr. Nickolatos is entitled to (a) his base salary accrued to the date of his termination, any unreimbursed business expenses and unpaid bonus, and (b) full vesting of all unvested restricted stock outstanding. If Mr. Nickolatos’ employment is terminated as a result of his death, we are required to pay his estate his base salary accrued through the date of his death and reimburse his estate for any unreimbursed business expenses and unpaid bonus. Mr. Nickolatos’ estate will also become fully vested in all unvested restricted stock outstanding.

If Mr. Nickolatos’ employment with us is terminated for “cause,” or if Mr. Nickolatos terminates his employment with us voluntarily, Mr. Nickolatos is entitled to his base salary accrued to the date of his termination and any unreimbursed business expenses. If we or Mr. Nickolatos elect to not renew the employment agreement at the end of its term, then Mr. Nickolatos is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock and stock options outstanding.

Director Compensation

We historically have not had a formal compensation package for non-employee members of our Board for their service as directors. At the time of this offering, we do not anticipate establishing a formal compensation package for our non-employee directors. However, we may decide to grant an award of stock options in connection with the appointment of a director to our Board, from time to time. In 2014, we granted such an option award to Mr. Krummel in connection with his appointment to our Board.

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Other than these options, our non-employee directors currently do not receive any compensation specifically for their services as a director; however FRI does reimburse these directors for any travel or other business expenses related to their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bjarte Bruheim	—	—	—	—	—	—	—
Jogeir Romestrand	—	—	—	—	—	—	—
Thomas Hardisty	—	—	—	—	—	—	—
Christopher Krummel	—	—	32,414	—	—	—	32,414

(1)	The amount in this disclosure reflects the aggregate grant date fair value of all option awards calculated in accordance with FASB ASC Topic 718. Mr. Krummel was granted an option to purchase 10,000 shares of our common stock in 2014 to reflect his appointment as a director. As of February 5, 2015, one half of these options have become vested and exercisable. The remaining portion will become vested and exercisable in two equal semi-annual installments on July 12, 2015 and January 12, 2016 so long as Mr. Krummel remains a member of our Board on each such date.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

The following is a description of transactions since January 1, 2012 to which we have been a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year end for the last two years, and in which any of our executive officers, directors or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation arrangements, which are described in the section above titled “Executive Compensation and Other Information”.

Transactions with Our Directors, Executive Officers and Affiliates

We formerly sub-leased office space for $6,000 per month from Geo-Texture, which is owned by the Chairman of the Board, and an employee of the Company. The sub-lease agreement commenced in March of 2012 on a month-to-month basis. We paid Geo-Texture approximately $81,000 and $60,000 in 2013 and 2012, respectively. On November 18, 2013, the month-to-month lease agreement was assigned from Geo-Texture to us.

On July 1, 2014, we entered into an employment agreement with Mr. Fernandez pursuant to which we pay Mr. Fernandez a base salary of $200,000 per year for his service as our Executive Vice President-Corporate Business Development and General Manager Latin America. Mr. Fernandez is also eligible to receive a discretionary bonus to be determined by our Board, within its sole discretion, up to a maximum of 50% of his base salary. We will also grant Mr. Fernandez options to purchase 75,000 shares of our common stock, at a price of $6.00 per share, vesting in four equal semi-annual installments over two years.

We previously maintained a consulting agreement with Mr. Fernandez that was terminated July 1, 2014. The former consulting agreement with Mr. Fernandez’s provided for a term that commenced on September 1, 2012 and continued until its termination. Pursuant to the consulting agreement, Mr. Fernandez provided services to us as an independent consultant with respect to our sales, marketing and business development in Latin America. Mr. Fernandez was paid $10,000 a month for his services. The consulting agreement also contained covenants restricting Mr. Fernandez’s disclosure of any confidential information relating to us.

In February of 2013, FRIBVI issued $1,000,000 of convertible debt to various investors, including Mr. Bruheim who received a note for $140,000. The convertible note accrued interest at 10% and had a contingent 15% beneficial conversion upon the next significant financing transaction of FRIBVI. These notes were converted into equity in New Energy Ventures, Inc. (“NEV”) prior to the merger.

On August 29, 2013, NEV (a predecessor of the Company) entered into an asset purchase agreement to acquire certain intellectual property from Geo-Texture, which was then engaged in a geophysical business specializing in predicting “sweet spots” as well as drilling and well stimulation hazards within unconventional formations in the U.S. (the “Geo-Texture Acquisition”). Mr. Bruheim, our Chairman, is a majority shareholder of Geo-Texture. At that time NEV was controlled by third parties unrelated to either Mr. Bruheim, FRIBVI or Geo-Texture. In exchange for the sale of certain intangible assets, Geo-Texture received 250,000 shares of NEV common stock (166,667 of which were attributable to Mr. Bruheim) valued at $0.01 per share ($2,500). At the time of this transaction, NEV was a company with no assets or operational history; and FRIBVI was negotiating with NEV a contingent and definitive agreement to govern the possible merger of FRIBVI with and into NEV, subject to certain conditions and events. The closing of the contemplated merger between NEV and FRIBVI was in no way guaranteed due to the nature of the conditions precedent, the fact that definitive documentation was still being negotiated and given that the merger was subject to approval by the shareholders and the board of directors for both companies.

Also in August 2013, and prior to the Geo-Texture Acquisition, NEV sold shares of its common stock to investors, including Mr. Bruheim, for $0.01 per share. Given that Geo-Texture sold its intangible assets to NEV in exchange for 250,000 shares of common stock of NEV with no guarantee that the merger in question would close, the purchase price was accounted for at the then-current price of NEV’s common stock, or $0.01 per share. As such, the value of the intangible assets acquired in the Geo-Texture Acquisition was determined by us to be $2,500 based on the circumstances described above.

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In December 2013, we sold equipment to a third party leasing company controlled by two of our directors. Simultaneously, the equipment package was leased back to a subsidiary controlled by the Company, as a capital lease for a 60-month period with payments beginning in July 2014. We agreed to prepay six months in advance along with an initial deposit of six months of payments in the amount of approximately $1.0 million and maintain a balance of no less than six months of prepayments until the final six months of the lease. These prepayments were made prior to December 31, 2013. Further rent payments are approximately $81,000 per month and commenced on February 1, 2014.

On May 28, 2014, we entered into the Note Agreement with ACM. The proceeds from the Note Agreement will be used primarily for expenditures incurred in accordance with an approved operating budget. The Note Agreement allows us to issue ACM a multiple draw secured promissory note with a maximum aggregate principal amount of $22 million, convertible into our common stock at a price of $6.00 per share. The unpaid principal amount of the note bears an interest rate of 14% per annum and matures on the date that is four years following the closing date.

In connection with and as a condition precedent for the closing of the Note Agreement, we entered into the Option Agreement with ACM. Pursuant to the Option Agreement, ACM has the Option, in ACM’s sole discretion, to purchase an aggregate of 1,333,333 shares of our common stock, at a price of $6.00 per share. ACM exercised the Option on July 14, 2014 to purchase 1,333,333 shares of our common stock for an aggregate purchase price of $8,000,000.

In connection with and as a condition precedent for the closing of the Note Agreement, we entered into the Stockholder Rights Agreement with ACM and the Management Stockholders, including our Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer, our Secretary and General Counsel, our Vice Presidents of Marketing, our Vice President of Sales, and a member of our Board. Pursuant to the Stockholder Rights Agreement, ACM currently has the right to nominate three individuals for election to our Board. Within one year after the closing date, ACM and the Management Stockholders will mutually agree on a slate of five or six individuals to be nominated for election to the Board. The number of individuals nominated by ACM in such slate will be proportionate to ACM’s percentage of beneficial ownership of our issued and outstanding common stock (calculated on a fully diluted basis). Additionally, pursuant to the Stockholder Rights Agreement, certain members of our management have agreed not to transfer any equity securities of the Company owned by them, subject to certain limited exceptions, so long as ACM beneficially owns, in the aggregate, at least 15% of our issued and outstanding common stock; provided, however, that if such management members receive a bona fide offer from a prospective purchaser and desire to accept such offer, ACM shall have a right of first refusal to acquire such securities. Moreover, under the Stockholder Rights Agreement, for so long as ACM beneficially owns more than 15% of our issued and outstanding common stock (calculated on a fully diluted basis), ACM, subject to certain limited exceptions, has a preemptive right to purchase up to 40% of any new securities we propose to issue or sell.  As a result, ACM’s preemptive right will apply to any securities we issue during an underwritten public offering such as this offering, on terms and conditions (including pricing terms) substantially similar to those offered by the underwriters.

Director Independence

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent, and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our Board. Accordingly, our Board has not made any determination as to whether the members of the Board satisfy any independence requirements applicable to board members under the rules of the SEC or any national securities exchange, inter-dealer quotation system or any other independence definition.

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DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. At February 5, 2015, we had 5,734,523 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends, subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. We have not declared or paid any cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. There are no redemption or sinking fund provisions applicable to the common stock. Other than ACM, holders of our common stock have no preemptive or subscription rights to purchase any of our securities. So long as ACM owns at least 15% of our issued and outstanding common stock (calculated on a fully diluted basis), ACM will have preemptive rights to purchase up to 40% of any common stock issued by us. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no right to convert their common stock into any other securities. Other than ACM and certain management shareholders, the holders of our common stock have no demand registration rights or piggyback registration rights.

Preferred Stock

The authorized preferred stock is issuable in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the stock could depress the market price of the common stock.

Anti-Takeover Provisions

Some provisions of Nevada law, and our amended and restated articles of incorporation and our amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of our Company by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our Company to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Among other things, our amended and restated articles of incorporation and/or amended and restated bylaws:

●	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Our amended and restated bylaws also specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

●	provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company;

●	provide that the authorized number of directors may be changed only by resolution of the majority of the total number of authorized directors;

●	provide that all vacancies, including newly created directorships, must be filled by the election of the board of directors;

●	provide that, at a minimum, our amended and restated articles of incorporation and amended and restated bylaws may only be amended by the affirmative vote of the majority of our board of directors or the affirmative vote of shareholders holding a majority of our shares, subject to the occurence of certain events (for more details, see Article VII of our amended and restated articles of incorporation and Article 7 of our amended and restated bylaws); and

●	provide that special meetings of our stockholders may only be called by the board of directors or by shareholders owning at least 10% of our voting shares.

Stockholder Rights Agreement

For a description of the Stockholder Rights Agreement that was entered into in May 2014, please read “Certain Relationships and Related Party Transactions and Director Independence” above.

Registration Rights Agreement

For a description of the Registration Rights Agreement that was entered into in May 2014, please read “Shares Eligible for Future Sale” below.

Transfer Agent and Registrar

Pacific Stock Transfer Company acts as the transfer agent and registrar for our common stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At February 5, 2015, we had 5,734,523 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of February 5, 2015 by:

●	each person known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	our named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX 77043. The percentages in the table are computed using a denominator consisting of 5,734,523 shares of outstanding common stock plus the number of shares of common stock issuable upon the exercise of all outstanding options, warrants, rights or conversion privileges held by a holder which are exercisable within 60 days of February 5, 2015. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name and Address of Beneficial Owner (1)	Number of Shares		Percentage of Class (2)
5% Stockholders:
ACM Emerging Markets Master Fund I, L.P.	5,000,000	(3)	53.18%
Trek Partners III (4)	342,857		5.98%
Directors and Executive Officers:
Bjarte Bruheim	585,457	(5)	10.10%
Executive Chairman
Jon Christopher Boswell	353,486	(6)	6.07%
Director, President and Chief Executive Officer
Carlos Fernandez	156,061	(7)	2.71%
Director, Executive Vice President-Corporate Business Development and General Manager Latin America
Rome, AS, Co	125,495	(8)	2.19%
Alexander Nickolatos	78,848	(9)	1.37%
Chief Financial Officer and Assistant Secretary
Bobby Chapman	77,000	(10)	1.33%
Chief Operating Officer
Christopher Krummel	18,075	(11)	*
Director
Total	6,737,279		83.24%
All officers and directors as a group	1,394,422		24.08%

*	indicates less than 1%.

(1)	Unless otherwise specified the address of each stockholder is 2930 West Sam Houston Parkway North, Suite 275, Houston, Texas 77043.

(2)	For each stockholder, this percentage is determined by assuming the named stockholder exercises all options which the stockholder has the right to acquire within 60 days of February 5, 2015, but that no other person exercises any options.

(3)	Includes 3,666,666 shares of common stock issuable upon conversion of the Convertible Note. Voting and dispositive power over the securities owned by ACM is held by John Yonemoto, Gregory B. Bowes, Pieter Wernink, Serdar Saginda, James O’Brien and Michael Warren, who serve on the Investment Committee of Albright Capital Management LLC, the general partner of ACM.

(4)	The address of Trek Partners III is 7500 San Felipe, Suite 1600 Houston, TX 77063.

(5)	Includes 59,818 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of February 5, 2015.

(6)	Includes 92,548 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of February 5, 2015.

(7)	Includes 27,318 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of February 5, 2015 and 18,750 shares of restricted stock that are vested or will vest within 60 days of February 5, 2015.

(8)	Includes 5,000 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of February 5, 2015. Voting and dispositive power over the securities owned by Rome AS, Co is held by Jogeir Romestrand. Mr. Romestrand is a director of the Company.

(9)	Includes 21,598 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of February 5, 2015 and 6,250 shares of restricted stock that are vested or will vest within 60 days of February 5, 2015.

(10)	Includes 50,000 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of February 5, 2015.

(11)	Includes 6,312 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of February 5, 2015.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices of our common stock from time to time. As described below, a number of shares are or will be available for sale shortly after this offering, subject to contractual and legal restrictions on resale. Sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

Sales of Restricted Shares

At February 5, 2015, we have 5,734,523 shares of common stock issued and outstanding. In addition we have reserved for issuance 100,000 shares of common stock issuable upon the exercise of warrants issued to a lessor of equipment as an inducement to take credit risk on an early stage lessee, 3,666,667 shares of common stock shares reserved for issuance to holders of convertible notes under the Note Agreement, and 1,034,797 options to purchase shares issued to our employees, former employees and nonemployee directors under compensatory plans or arrangements.

Stock Issuable Under Employee Plans

We intend to file a registration statement on Form S-8 under the Securities Act to register 1,650,000 shares of common stock issuable under our long-term incentive plans. This registration statement is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, shares issued under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described above.

Registration Rights

In May 2014, in connection with the closing of our notes facility, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) among us, certain of our stockholders and ACM. Under the Registration Rights Agreement, we agreed, at any time after November 24, 2014, upon the request of holders of shares of the registrable securities at our expense, to file with the SEC, a registration statement upon request of certain holders a registration statement on Form S-1, within 75 days of such request, to register the registrable securities requested to be registered.

Pursuant to the Registration Rights Agreement, we are required to use our commercially reasonable efforts to qualify and remain qualified to register securities under the Securities Act pursuant to a Registration Statement on Form S-3 or any successor form thereto. Under the Registration Rights Agreement, the holders of rights under the Registration Rights Agreement have certain customary registration rights, including demand rights and piggyback rights, subject to certain underwriter cutbacks and issuer blackout periods. In addition, pursuant to the Registration Rights Agreement, we pay all fees and expenses relating to the registration and disposition of the registrable securities.

The preceding summary of certain provisions of the Registration Rights Agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement and you should read this summary together with the complete text of the Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

In July 2014, we filed a registration statement on Form S-1 for the resale of up to 7,758,321 shares of our common stock by our shareholders. This registration statement was declared effective by the SEC on September 19, 2014.

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Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144. As a former shell company we are subject to Rule 144(i) and as such, Rule 144 is not available for the resale of securities initially issued by a former shell company, until twelve months after the filing of our Form 10 information with the SEC and so long as we are current on all reports and other materials filed with SEC during the twelve months prior to the shareholder selling such shares. Our Form 10 information was filed with the SEC on December 17, 2013 on Form 8-K.

Rule 701

Employees, directors, officers, consultants or advisors who were issued shares in connection with a compensatory stock or option plan or other written compensatory agreement in accordance with Rule 701 before the effective date of the registration statement of which this prospectus is a part are entitled to sell such shares 90 days after the effective date of the registration statement of which this prospectus is a part in reliance on Rule 144 without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Regulation S

Regulation S generally permits offers and sales of securities to non-U.S. persons that occur outside the U.S. within the meaning of and in accordance with regulation S under the Securities Act. To qualify as a non-U.S. person under Regulation S, the proposed transferee must (a) have his, her or its principal address outside the U.S., (b) be located outside the U.S. at the time any offer to buy the shares was made to the proposed transferee and at the time that the buy order was originated by the proposed transferee, and (c) not be a “U.S. person” (as defined in Rule 902(k) under the Securities Act). In general, the shares we issued in the 2013 private placement pursuant to Regulation S will be freely tradable one year from the date on which they were issued.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or foreign tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

●	banks, insurance companies or other financial institutions;

●	tax-exempt or governmental organizations;

●	dealers in securities or foreign currencies;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	certain former citizens or long-term residents of the United States; and

●	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons (as defined under the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable United States Treasury regulations to be treated as a United States person.

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If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners in partnerships (including entities treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

We do not plan to make any distributions on our common stock for the foreseeable future. However, if we do make distributions of cash or property on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

●	our common stock constitutes a U.S. real property interest by reason of our status as U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

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A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items) which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we currently are, or will become in the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, if we are or were to become a USRPHC, as long as our common stock was considered to be “regularly traded on an established securities market,” only a non-U.S. holder that actually or constructively owns or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock would be taxable on gain recognized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock was not considered to be regularly traded on an established securities market, all non-U.S. holders generally would be subject to U.S. federal income tax on a taxable disposition of our common stock and would be required to file a U.S. federal income tax return with respect to such disposition, and a 10% withholding tax would apply to the gross proceeds from such disposition. We can provide no assurance that our common stock is or will be considered to be regularly traded on an established securities market for purposes of the foregoing rules.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8-BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

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Additional Withholding Requirements

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder, impose a 30% withholding tax on any dividends on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2016) if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial U.S. owners (generally by providing an IRS Form W-8-BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8-BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

Under the applicable Treasury regulations, FATCA withholding generally will apply to all U.S.-source “withholdable payments” without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. You are encouraged to consult your tax advisor regarding the possible implications of these withholding rules.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS AND ANY STATE, LOCAL OR FOREIGN TAX LAWS AND TAX TREATIES.

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INVESTMENT IN ECO-STIM ENERGY SOLUTIONS, INC.

BY EMPLOYEE BENEFIT PLANS

An investment in our common stock by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1947 (“ERISA”) and the prohibited transaction restrictions imposed by Section 4975 of the Internal Revenue Code and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Internal Revenue Code (“Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common stock, among other things, consideration should be given to:

●	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

●	whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

●	whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

●	whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under “—Prohibited Transaction Issues” below);

●	whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common stock or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below); and

●	whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common stock is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and certain IRAs that are not considered part of an employee benefit plan from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code.

70

Plan Asset Issues

In addition to considering whether the purchase of our common stock is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common stock, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(2)	the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans and IRAs referred to above.

With respect to an investment in our common stock, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above and may also satisfy the requirements in (3) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (3)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of our common stock should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and Similar Laws in light of the serious penalties, excise taxes and liabilities imposed on persons who engage in prohibited transactions or other violations.

71

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, Roth Capital Partners has agreed to purchase, and we have agreed to sell to them, the number of shares of common stock offered by this prospectus.

Nature of Underwriting Commitment

The underwriter is offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the over-allotment option described below. The underwriters initially proposes to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

Option to Purchase Additional Shares

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of         additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriter may exercise this option, in whole or in part. If the option is exercised in full, the total price to the public would be $       , the total underwriter discounts and commissions would be $        , and the total proceeds to us would be $        ..

Discounts and Commissions

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the option.

	Per Share	Total No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

In addition, we estimate that the expenses of this offering other than underwriting discounts and commissions payable by us will be approximately $250,000.

72

Lock-up Agreements

We, all of our directors and officers, and certain holders of our outstanding stock have agreed that, subject to specified exceptions, without the prior written consent of Roth Capital Partners, we and they will not, during the period beginning on the effective date of this offering and ending 180 days thereafter:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock; or

●	make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraphs do not apply to:

●	the sale by us of shares to the underwriter in connection with the offering;

●	the issuance by us of options or shares of stock under any stock compensation plan;

●	the issuance by us of options or shares of common stock to third-party vendors, suppliers, consultants as a form of compensation;

●	the issuance by us of shares of common stock as consideration for future acquisitions (including, a merger or any similar transaction);

●	transactions relating to shares of common stock or other securities convertible or exchangeable into common stock acquired in open market transactions after the completion of the offering of the shares; provided that no filing with the SEC shall be required or shall be made voluntarily in connection with such transaction; or

●	the transfer of shares of common stock or any security convertible or exchangeable into shares of common stock as a bona fide gift, or by will or intestate succession to a member of the immediate family of our stockholders, or to a trust for the benefit of such immediate family member; provided that it shall be a condition to the transfer or distribution that the transferee provide prior written notice of such transfer or distribution to Roth Capital Partners and execute a copy of the lock-up agreement, that no filing by any donee or transferee with the SEC shall be required or shall be made voluntarily in connection with such transfer or distribution, other than a filing on Form 5, and that no such transfer or distribution may include a disposition for value.

The 180-day restricted period described in the preceding paragraph will be extended if:

●	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

●	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 180-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Stabilization

In order to facilitate this offering of common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the over-allotment option. The underwriter can close out a covered short sale by exercising the over-allotment option or by purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the option. The underwriter may also sell shares in excess of the option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriter may bid for and purchase shares of common stock in the open market. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

73

Other Terms

We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Our common stock is presently quoted on the OTCQB under the symbol “ESES”.

Prior to this offering, there has been no active trading market for the shares of common stock. The estimated public offering price set forth on the cover page of this preliminary prospectus is based on a price of $6.10, which is the average of the high and low prices of our common stock as reported on the OTCQB on February 4, 2015. Such estimated public offering price is subject to change as a result of market conditions and other factors. An active trading market for the shares may not develop, and it is possible that after the offering the shares will not trade in the market above their initial offering price. A prospectus in electronic format may be made available on a website maintained by the underwriter, and the underwriter may distribute prospectuses electronically.

State Blue Sky Information

State securities laws require either that a company’s securities be registered for sale or that the securities themselves, or the transaction under which they are issued, be exempt from registration. Because our common stock is quoted on the OTCQB and not listed on a national securities exchange, exemptions will generally not be available and this offering must be registered in nearly all states and jurisdictions in which the shares are to be offered or sold. We will apply to register the securities, or will seek to obtain an exemption from registration, only in certain states. In the states that require registration, and in which applications are filed, the shares will not be sold to retail customers until such registration is effective.

Institutional investors may purchase the securities to be sold in the offering pursuant to exemptions provided for sales to such entities under the laws of various states. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase the shares in this offering only if you reside in the jurisdictions where there is an effective registration or exemption.

We currently file periodic and annual reports under the Exchange Act. Therefore, under the National Securities Market Improvement Act of 1996 (“NSMIA”), the states and territories of the United States are preempted from requiring registration of resales by holders of shares. However, NSMIA does allow states and territories of the United States to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid.

Foreign Regulatory Restrictions on Purchase of Our Common Stock

We have not taken any action to permit a public offering of our common stock outside the U.S. or to permit the possession or distribution of this prospectus outside the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of the prospectus outside the U.S. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of our common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

74

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented, warranted and agreed that:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or the FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

75

Notice to Prospective Investors in Germany

Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz—WpPG). The offer and solicitation of securities to the public in Germany requires the publication of a prospectus that has to be filed with and approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin). This prospectus has not been and will not be submitted for filing and approval to the BaFin and, consequently, will not be published. Therefore, this prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to our common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of our common stock to the public in Germany, any public marketing of our common stock or any public solicitation for offers to subscribe for or otherwise acquire our common stock. This prospectus and other offering materials relating to the offer of our common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

76

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Woodburn and Wedge, our Nevada counsel. Certain legal matters in connection with this offering will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The audited consolidated financial statements of Eco-Stim Energy Solutions, Inc. as of December 31, 2012 and 2013 included in this prospectus have been so included in reliance on the report of Whitley Penn LLP, an independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We will provide electronic or paper copies of our filings free of charge upon request.

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FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

F-1

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,709,941	$4,292,122
Accounts receivable	81,961	—
Inventory	241,770	—
Prepaids	893,271	959,611
Other assets	543,295	3,100
Total current assets	9,470,238	5,254,833
Property, plant and equipment, net	17,103,223	3,532,659
Other non-current assets	985,863	488,633
Total assets	$27,559,324	$9,276,125
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$385,687	$677,031
Accrued expenses	1,832,295	1,223,600
Short term notes payable	14,286	187,315
Current portion of capital lease payable	576,976	428,050
Total current liabilities	2,809,244	2,515,996
Non-current liabilities:
Long term notes payable	11,863,885	—
Long-term capital lease payable	2,241,837	2,721,114
Total non-current liabilities	14,105,722	2,721,114
Stockholders’ equity
Common stock	5,705	3,985
Additional paid-in capital	20,730,149	10,007,490
Accumulated other comprehensive income	—	25,749
Accumulated deficit	(10,091,496)	(5,998,209)
Total stockholders’ equity	10,644,358	4,039,015
Total liabilities and stockholders’ equity	$27,559,324	$9,276,125

See accompanying notes to the unaudited condensed consolidated financial statements.

F-2

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$88,106	$—	$645,402	$4,800
Operating cost and expenses:
Cost of sales	984,861	—	2,207,326	2,400
Selling, general, and administrative expenses	1,677,637	937,206	4,294,761	2,462,067
Depreciation and amortization expense	88,008	2,212	175,778	4,358
Total operating costs and expenses	2,750,506	939,418	6,677,865	2,468,825
Operating loss	(2,662,400)	(939,418)	(6,032,463)	(2,464,025)

Interest and other income (expense)	2,403,493	(25,295)	1,939,176	(63,885)

Provision for income taxes	—	—	—	—
Net loss	$(258,907)	$(964,713)	$(4,093,287)	$(2,527,910)
Loss per share:
Basic and diluted	$(0.05)	$(0.86)	$(0.91)	$(2.26)
Weighted average number of common shares outstanding-basic and diluted	5,537,799	1,117,316	4,512,360	1,117,316

See accompanying notes to the unaudited condensed consolidated financial statements.

F-3

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss	$(258,907)	$(964,713)	$(4,093,287)	$(2,527,910)
Other comprehensive loss:
Foreign currency cumulative translation adjustment	—	—	(25,749)	—
Other comprehensive loss	—	—	(25,749)	—
Comprehensive loss for the year	$(258,907)	$(964,713)	$(4,119,036)	$(2,527,910)

See accompanying notes to the unaudited condensed consolidated financial statements.

F-4

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2014

(Unaudited)

				Accumulated
			Additional	Other
	Common Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total
Balance at December 31, 2013	3,985,206	$3,985	$10,007,490	$25,749	$(5,998,209)	$4,039,015
Exercise of stock options	3,500	3	312	—	—	315
Private equity placement, net	1,717,067	1,717	9,823,630	—	—	9,825,347
Option issued in conjunction with debt	—	—	32,611	—	—	32,611
Stock based compensation	—	—	866,106	—	—	866,106
Foreign currency cumulative translation adjustment	—	—	—	(25,749)	—	(25,749)
Net loss	—	—	—	—	(4,093,287)	(4,093,287)
Balance at September 30, 2014	5,705,773	$5,705	$20,730,149	$—	$(10,091,496)	$10,644,358

See accompanying notes to the unaudited condensed consolidated financial statements.

F-5

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Operating Activities
Net loss	$(4,093,287)	$(2,527,910)
Depreciation and amortization	175,778	4,358
Amortization of debt discount	85,236	—
Amortization of loan origination costs	61,787	—
Stock based compensation	866,106	102,858
Foreign currency gain	(181,757)	—
Gain on the sale of trading securities	(2,926,073)	—
Changes in operating assets and liabilities:
Accounts receivable	(81,961)	(55,299)
Inventory	(241,770)	—
Prepaids	66,340	(274,902)
Other current assets	(943,692)	—
Accounts payable	(291,344)	206,649
Accrued expenses	1,778,877	205,178
Net cash used in operating activities	$(5,725,760)	$(2,339,069)
Investing Activities
Purchase of equipment	(11,771,206)	(5,209)
Deposits paid for fixed asset purchases	(2,688,416)	—
Proceeds from sale of trading securities	7,925,655	—
Purchase of trading	(4,999,582)	—
Net cash used in investing activities	$(11,533,549)	$(5,209)
Financing Activities
Proceeds from private placement	10,302,400	—
Private placement cost	(471,531)	—
Proceeds from convertible debt	11,863,885	1,000,000
Convertible debt cost	(732,476)	—
Proceeds from notes payable	15,015	—
Payments on notes payable	(168,354)	—
Payments on capital lease	(132,126)	—
Proceeds from exercise of stock options	315	1,654
Net cash provided financing activities	$20,677,128	$1,001,654

Net increase (decrease) in cash and cash equivalents	3,417,819	(1,342,624)
Cash and cash equivalents, beginning of period	4,292,122	1,492,871
Cash and cash equivalents, end of period	$7,709,941	$150,247
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$649,748	$—
Cash paid during the year for income taxes	$—	$—
Non-cash transactions
Private placement issuance cost	$5,522	$—
Debt issuance cost	$8,973	$—
Prepaids amortized to settle capital lease obligations	$250,850	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

F-6

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

September 30, 2014

(Unaudited)

Note 1 – Organization

Nature of Business

Eco-Stim Energy Solutions, Inc. (the “Company,” “EcoStim,” “we” or “us”) is an early stage technology-driven independent oilfield services company providing well stimulation, coiled tubing and field management services to the upstream oil and gas industry. We are focused on reducing the ecological impact and improving the economic performance of the well stimulation process. We have assembled technologies and processes that have the ability to (1) reduce the surface footprint, (2) reduce emissions, and (3) conserve fuel and water during the stimulation process. The Company will focus on the most active shale resource basins outside of the U.S., using our technology to differentiate our service offerings. Our management team has extensive international industry experience. Our first operation is in Argentina, home to the Vaca Muerta, the world’s third-largest shale resource basin as measured by technically recoverable reserves. We will also pursue other markets including Mexico, Colombia and the U.S. or any other location where we believe we can offer clear advantages and achieve strong returns. The Company may also explore opportunistic acquisitions and/or joint ventures with established companies in target markets.

Note 2 – Basis of Presentation and Significant Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The December 31, 2013 consolidated balance sheet was derived from audited financial statements, but does not include all the disclosures required by U.S. GAAP. However, the Company believes that the disclosures are adequate to make the information presented not misleading. In the Company’s opinion, all the adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. The results of operations for the three and nine month periods ended September 30, 2014 are not necessarily indicative of the results that may be achieved for the full fiscal year or for any future period. The unaudited condensed consolidated financial statements included herein should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2013, a copy of which was filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are used in, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and stock-based compensation. The accounting estimates used in the preparation of the condensed consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company maintains deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

F-7

Deferred Debt Costs

The Company capitalizes certain costs in connection with obtaining its financings, such as lender’s fees and related attorney fees. These costs are amortized to interest expense using the straight-line method.

Deferred debt costs were approximately $679,662 net of accumulated amortization of $61,787 for the nine months ended September 30, 2014.

Revenue Recognition

Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue producing transactions are presented on a net basis and excluded from sales in the condensed consolidated statement of operations. The Company records a liability until remitted to the respective taxing authority. All revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collection is reasonably assured as follows:

Well Stimulation Revenue

The Company expects to provide well stimulation services based on contractual arrangements, such as term contracts and pricing agreements, or on a spot market basis. Revenue will be recognized and customers will be invoiced upon the completion of each job, which can consist of one or more stimulation stages.

Under anticipated term pricing agreement arrangements, customers typically commit to targeted utilization levels at agreed-upon pricing, but without termination penalties or obligations to pay for services not used by the customer. In addition, the agreed-upon pricing is typically subject to periodic review.

Spot market basis arrangements will be based on an agreed-upon hourly spot market rate. The Company may also charge fees for setup and mobilization of equipment depending on the job, additional equipment used on the job, if any, and materials that are consumed during the well stimulation process. Generally, these fees and other charges vary depending on the equipment and personnel required for the job and market conditions in the region in which the services are performed.

The Company also plans to generate revenues from chemicals and proppants that are consumed while performing well stimulation services.

Coiled Tubing Revenue

The Company expects to provide coiled tubing and other well stimulation services. Jobs for these services are typically short term in nature, lasting anywhere from a few hours to multiple days. Revenue will be recognized upon completion of each day’s work based upon a completed field ticket. The Company anticipates charging the customer for mobilization, services performed, and personnel on the job, equipment used on the job, and miscellaneous consumables based on an hourly basis at agreed-upon spot market rates.

Field Management Revenue

The Company enters into arrangements to provide field management services. Field management revenue relates primarily to geophysical predictions and production monitoring, utilizing down-hole diagnostics tools. Revenue is recognized and customers are invoiced upon the completion of each job. The service invoices are for a set amount, which includes charges for the mobilization of the equipment to the location, the service performed, the personnel on the job, additional equipment used on the job, consumables used throughout the course of the service, and processing and interpretation of data acquired via down-hole diagnostic tools.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, capital lease obligations and notes payable. The recorded values of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair values based on their short-term nature. The carrying value of capital lease obligations and notes payable approximate their fair value, and the interest rates approximate market rates.

F-8

Functional and Presentation Currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the “Functional Currency”). The Company has reviewed its policies related to Functional Currency and has concluded that the Functional Currency for the Norwegian and Argentine subsidiaries is the US Dollar. The condensed consolidated financial statements are presented in US Dollars, which is the Company’s presentation currency.

Marketable Securities

Investments in marketable securities are classified as trading, available-for-sale or held-to-maturity. Our marketable equity investments are classified as trading with their cost basis determined by the specific identification method. Realized and unrealized gains and losses on trading securities are included in net income.

During the third quarter, the Company purchased and sold Argentine bonds to capitalize its subsidiary in Argentina. This resulted in a gain on the sale of trading securities of $2,926,073 for the three months ended September 30, 2014. This increase was primarily due to the Company taking advantage of the favorable spread in exchange rates between the US Dollar and Argentine Peso. There were no securities held at September 30, 2014 and all trades had been settled.

Net Loss per Common Share

For the periods ended September 30, 2014 and 2013, the weighted average shares outstanding excluded certain stock options and potential shares from convertible debt of 2,193,611 and 371,174, respectively, from the calculation of diluted earnings per share because these shares would be anti-dilutive. Anti-dilutive warrants of 100,000 and 0 for the periods ended September 30, 2014 and 2013, respectively, were also excluded from the calculation.

Reclassifications

Certain prior period amounts have been reclassified in the current period in order to be consistent with the current period presentation.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The Company is currently evaluating the impact of its pending adoption of ASU 2014-09 on its consolidated financial statements and has not yet determined the method by which it will adopt the standard in 2017.

Note 3 – Other Assets

As of September 30, 2014, total other assets of the Company are approximately $1,529,158, of which $543,295 and $985,863 are current and long-term assets, respectively. The Company has (1) incurred debt and equity issuance costs of approximately $679,662, (2) unamortized exclusivity costs for the license of technology, as further discussed in “Note 5 - Commitments and Contingencies” below, of approximately $333,333, (3) prepaid deposits on a capital lease, as described in “Note 5 - Commitments and Contingencies” below, of approximately $488,633, and (4) other assets of approximately $27,530.

F-9

Note 4 – Stock-Based Compensation

As of September 30, 2014, the Company has two stock incentive plans approved by its stockholders, the 2013 Stock Incentive Plan (the “2013 Plan”) and the 2014 Stock Incentive Plan (the “2014 Plan”), for the granting of stock-based incentive awards, including incentive stock options, non-qualified stock options, and restricted stock to employees, consultants, and members of the Company’s board of directors (the “Board”). The 2013 Plan was originally adopted in 2012, and a maximum of 2,164,500 shares were reserved for issuance under the 2013 Plan. In connection with the merger in December, 2013, the Company modified the maximum number of shares authorized to be issued under the Plan to 1,000,000 shares. As of September 30, 2014, 281,828 shares were available for grant under the 2013 Plan. The 2014 Plan was adopted in July 2014, with a maximum of 500,000 shares authorized to be issued under the 2014 Plan. As of September 30, 2014, 300,000 shares were available for grant under the 2014 Plan.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options and restricted stock. The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company determined the initial expected life based on a simplified method in accordance with the FASB Accounting Standards Codification Topic 718, giving consideration to the contractual terms, vesting schedules, and pre-vesting and post-vesting forfeitures.

During the nine months ended September 30, 2014 and 2013, the Company recorded $866,106 and $102,858, respectively, of stock-based compensation, which is included in general and administrative expense in the accompanying condensed consolidated statement of operations. Total unamortized stock-based compensation expense at September 30, 2014 was $2,494,401 and will be fully expensed through 2018.

Note 5 – Commitments and Contingencies

Capital Lease Obligations

In the fourth quarter of 2013, the Company purchased and upgraded equipment from non-related third parties, investing approximately $3.5 million. In December 2013, the Company sold the equipment to a related party leasing company, Impact Engineering, AS. Simultaneously, the equipment package was leased back to Eco-Stim Energy Solutions Argentina SA (“EcoStim Argentina”), a subsidiary of the Company, as a capital lease for a 60-month period with payments beginning in February of 2014. The Company agreed to prepay one year of payments in the amount of approximately $1.0 million and maintain a balance of no less than six months of prepayments until the final six months of the lease. These prepayments were made prior to December 31, 2013. Further rent payments are $81,439 per month and commenced on February 1, 2014. The final six months prepaid is shown as other non-current assets in the condensed consolidated balance sheets with a balance of $488,633.

The minimum present value of the lease payments is $3.1 million with a sixty-month term and implied interest of 14%. The next five years of lease payments are:

Capital Lease Payments
2014	$244,317
2015	977,267
2016	977,267
2017	977,267
2018	977,267
Total Future Payments	4,153,385
Less debt discount due to warrants	(298,211)
Less amount representing interest	(1,036,361)
2,818,813
Less current portion of capital lease obligations	(576,976)
Capital lease obligations, excluding current installments	$2,241,837

F-10

Operating Leases

During the third quarter of 2014, the Company and EcoStim Argentina each entered into separate three-year office space leases. The leases each have a term of three years. The combined future minimum lease payments as of September 30, 2014 are as follows:

Operating Leases
2014	$76,328
2015	307,502
2016	314,079
2017	225,348
Thereafter	—
Total	$923,257

Contracts

On May 1, 2014, the Company entered into an agreement with a fiber optic technology provider to purchase equipment and secure exclusive rights to market, sell, utilize and distribute such equipment in Argentina and Mexico (the “Exclusive Purchase Agreement”). Under the Exclusive Purchase Agreement, the Company agreed to purchase proprietary distributed acoustic recording systems, which record and process acoustic and temperature signals from oil and gas wells using fiber optic technology. The agreement called for the purchase of approximately $500,000 in equipment and provided an additional $500,000 payment for the exclusivity previously described. The equipment was delivered in the second quarter of 2014 and will be used for customers requesting field management services based on down-hole well diagnostics.

On May 22, 2014, the Company signed a contract to provide its technology focused well stimulation and completion services to an exploration and production company in the Neuquén province of Argentina. Under the terms of the agreement, this customer will exclusively utilize EcoStim’s well stimulation services. The exclusive agreement extends into 2015 and 2016 for the customer’s full work program. The work is scheduled to begin in the fourth quarter of 2014, subject to certain conditions. On October 20, 2014, the majority of the equipment the Company will use to perform this contract arrived into the Neuquén province of Argentina.

On July 31, 2014, a subsidiary of the Company entered into an equipment purchase order with Feadar S.A., a local Argentine manufacturer of trucks and heavy equipment, to acquire trucks and related equipment to transport well stimulation equipment for a purchase price of approximately $2,723,000.

Note 6 – Convertible Debt

On May 28, 2014 (the “Closing Date”), the Company entered into a Convertible Note Facility Agreement (the “Note Agreement”) with ACM. The proceeds from the Note Agreement will be used primarily for capital expenditures incurred in accordance with an approved operating budget.

The Note Agreement allows the Company to issue ACM a multiple draw secured promissory note (the “Convertible Note”) with a maximum aggregate principal amount of $22 million, convertible into the common stock of the Company (the “Common Stock”) at a price of $6.00 per share at the option of ACM. The outstanding debt under the facility is convertible immediately and accrues interest at 14% per annum with interest payments due annually in arrears. The debt can be prepaid in full under certain conditions after the first anniversary of the Closing Date and matures on the date that is four years following the Closing Date.

F-11

The initial advance of $11,863,885 under the Note Agreement was primarily used for equipment purchases and other approved capital expenditures. Until the earlier of (i) May 28, 2016 or (ii) the date on which the Company makes any prepayment in respect of the Convertible Notes, the Company may request further advances from the purchaser of the Note so long as the total principal amount does not exceed $22,000,000.

All obligations under the Note Agreement will be secured by liens on substantially all of the assets of the Company and will have subsidiary guarantees and pledges of the capital stock of the subsidiary guarantors subject to certain terms and exceptions.

In addition, on the Closing Date and as a condition precedent for the closing of the Note Agreement, the Company entered into a Securities Purchase Option Agreement (the “Option Agreement”) with ACM. Pursuant to the Option Agreement, ACM had the option, in ACM’s sole discretion, to purchase an aggregate of 1,333,333 shares of Common Stock, at a price of $6.00 per share (such right, the “Option”). The Option was exercised on July 14, 2014, see “Note 7 – Private Equity Placement.”

Note 7 – Private Equity Placement

On July 14, 2014 ACM exercised the Option (as referenced in “Note 6 – Convertible Debt”), resulting in net proceeds of $7,708,874 after deducting $291,126 in transaction related expenses.

On July 24, 2014, the Company sold 383,733 shares of its Common Stock in a private placement to 17 accredited investors resulting in net proceeds of $2,116,473 after deducting $185,927 in transaction related expenses. The offering was exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulations D and S of that act.

Note 8 – Subsequent Events

On October 10, 2014, a subsidiary of the Company entered into a purchase agreement with QM Equipment SA for the purchase of well stimulation equipment for a total purchase price of approximately $8,793,245, of which $6,028,075 is due upon delivery of the equipment anticipated to be completed in June 2015.

On October 10, 2014, the Company entered into an equipment purchase agreement for the purchase of certain turbine powered pressure pumping equipment for a total purchase price of approximately $6,500,000, of which $4,100,000 has been financed. The total amount financed, including any accrued interest, will become due and payable in full on April 1, 2015.

On October 29, 2014, the Company elected to draw the remaining $10,136,115 under the Note Agreement as referred to in “Note 6 – Convertible Debt.” These funds will be used to supplement cash flow from operations and to finance various capital expenditures to be incurred over the next three quarters.

On November 10, 2014, the Company granted 110,000 and 28,500 stock-based incentive awards under the 2014 Plan and 2013 Plan respectively to employees and consultants of the Company.

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Eco-Stim Energy Solutions, Inc.

We have audited the accompanying consolidated balance sheets of Eco-Stim Energy Solutions, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2013 and 2012, and the related notes to the consolidated financial statements. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years ended December 31, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Whitley Penn LLP

Dallas, Texas
March 28, 2014

F-13

ECO-STIM ENERGY SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$4,292,122	$1,492,871
Accounts receivable	-	2,385
Prepaids	959,611	6,000
Other assets	491,733	-
Total current assets	5,743,466	1,501,256
Equipment, net	3,532,659	21,874
Total assets	$9,276,125	$1,523,130

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$677,030	$176,705
Accrued expenses	1,223,600	215,737
Current portion of notes payable	187,315	-
Current portion of lease payable	428,050	-
Total current liabilities	2,515,995	392,442

Long term lease payable	2,721,114	-

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.001 and $0.0001 par value, 3,985,002 and 67,316 shares issued and outstanding at December 31, 2013 and 2012, respectively	3,985	673
Preferred stock, $0 par value, zero and 1,050,000 shares issued and outstanding at December 31, 2013 and 2012, respectively	-	3,496,500
Additional paid-in capital	10,007,490	55,561
Accumulated other comprehensive income	25,749	-
Accumulated deficit	(5,998,208)	(2,422,046)
Total stockholders’ equity	4,039,016	1,130,688
Total liabilities and stockholders’ equity	$9,276,125	$1,523,130

See accompanying notes to consolidated financial statements.

F-14

ECO-STIM ENERGY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	December 31,
	2013	2012
Revenue	$4,800	$10,660
Cost of sales	2,400	5,341
Gross profit	2,400	5,319
Selling, general, and administrative expenses	3,578,562	2,407,868
Loss before provision for income taxes	(3,576,162)	(2,402,549)
Provision for income taxes	-	-
Net loss	$(3,576,162)	$(2,402,549)
Basic and diluted Loss per share	$(2.03)	$(2.28)
Weighted average number of common shares outstanding-basic and diluted	$1,758,237	$1,054,213

See accompanying notes to consolidated financial statements.

F-15

ECO-STIM ENERGY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	December 31,
	2013	2012
Operating Activities
Net loss	$(3,576,162)	$(2,402,549)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,859	2,359
Stock based compensation	340,084	50,234
Changes in operating assets and liabilities:
Accounts receivable	2,385	(2,385)
Prepaids	(464,978)	(6,000)
Other assets	133,267	-
Accounts payable	500,325	253,969
Accrued expenses	(99,263)	215,737
Net cash used in operating activities	$(3,158,483)	$(1,888,635)
Investing Activities
Purchases of equipment	(2,346,462)	(24,233)
Net cash used in investing activities	$(2,346,462)	$(24,233)
Financing Activities
Proceeds from convertible debt	1,000,000	-
Proceeds from notes payable	66,523	-
Payments on notes payable	(13,074)	-
Net Proceeds from issuance of stock	4,702,265	3,405,739
Proceeds from sale and capital lease-back	2,522,733	-
Net cash provided by financing activities	$8,278,447	$3,405,739
Effect of exchange rate changes on cash and cash equivalents	25,749	-
Net increase in cash and cash equivalents	2,799,251	1,492,871
Cash and cash equivalents at beginning of year	1,492,871	-
Cash and cash equivalents at end of year	$4,292,122	$1,492,871
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$-	$-
Cash paid during the year for income taxes	$-	$-
Non-cash transactions
Debt converted to common stock	$1,063,056	$-
Equipment additions in accrued expenses	$1,170,182	$-
Conversion of preferred shares	$3,496,500	$-
Reverse merger par value	$606	$-
Prepaid balance withheld from sale-leaseback	$977,267	$-
Debt issued for insurance	$133,866	$-
Intangible property purchased with common stock	$2,500	$-
Issuance of warrants	$350,836	$-
Preferred stock issued to settle accounts payable	$-	$90,761

See accompanying notes to consolidated financial statements.

F-16

ECO-STIM ENERGY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF

CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2013 AND 2012

						Accumulated
	Common Stock		Series A Preferred Stock		Additional Paid-in	Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Total
January 1, 2012	67,316	$673	-	$-	$5,327	$-	$(19,497)	$(13,497)
Proceeds from issuance of preferred stock	-	-	1,050,000	3,496,500	-	-	-	3,496,500
Stock based compensation	-	-	-	-	50,234	-	-	50,234
Net loss	-	-	-	-	-	-	(2,402,549)	(2,402,549)
Balance at December 31, 2012	67,316	673	1,050,000	3,496,500	55,561	-	(2,422,046)	1,130,688
Net proceeds from issuance of common stock ($6 per share)	854,367	854	-	-	4,692,257	-	-	4,693,111
Conversion of preferred stock	1,050,000	1,050	(1,050,000)	(3,496,500)	3,495,450	-	-	-
Conversion of notes payable	319,236	319	-	-	1,062,737	-	-	1,063,056
Exercise of stock options	18,375	19	-	-	1,635	-	-	1,654
Reverse merger par value change	-	(606)	-	-	606	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	25,749	-	25,749
Merger with public shell company	157,987	158	-	-	(158)	-	-	-
Public shell subsidiary shares	517,721	518	-	-	(518)	-	-	-
Proceeds from issuance of common stock ($.01 per share)	750,000	750	-	-	6,750	-	-	7,500
Intellectual property acquisition	250,000	250	-	-	2,250	-	-	2,500
Issue of warrants	-	-	-	-	350,836	-	-	350,836
Stock based compensation	-	-	-	-	340,084	-	-	340,084
Net loss	-	-	-	-	-	-	(3,576,162)	(3,576,162)
Balance at December 31, 2012	3,985,002	$3,985	$-	$-	$10,007,490	$25,749	$(5,998,208)	$4,039,016

See accompanying notes to consolidated financial statements.

F-17

ECO-STIM ENERGY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	December 31,
	2013	2012
Comprehensive Loss
Net loss	$(3,576,162)	$(2,402,549)
Other comprehensive income:
Foreign currency cumulative translation adjustment	25,749	-
Other comprehensive income	25,749	-
Comprehensive loss for the year	$(3,550,413)	$(2,402,549)

See accompanying notes to consolidated financial statements.

F-18

ECO-STIM ENERGY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

A. Nature of Business

Incorporated on December 30, 2011, Frac Rock International, Inc., a British Virgin Island company (“FRIBVI”), was founded by Bjarte Bruheim, Jon Christopher Boswell, Carlos Fernandez and Craig Murrin. In the early stages of FRIBVI, FRIBVI and its founders worked to establish an oil and gas service company focused on unconventional shale, which was well positioned to bring existing technologies secured through strategic alliances and proprietary technologies to the international markets. This was further secured through an intellectual property acquisition.

On December 11, 2013, pursuant to an Agreement and Plan of Reorganization dated as of September 18, 2013 (the “Merger Agreement”), by and among Vision Global Solutions, Inc. (“Vision”), n/k/a Eco-Stim Energy Solutions, Inc. (“Eco-Stim,” “we” or “us”), FRI Merger Sub, Inc., a newly formed wholly owned Delaware subsidiary of Eco-Stim (“MergerCo”), and FracRock International, Inc., a privately held Delaware corporation (“FRI”), MergerCo merged with and into FRI, resulting in a change of control, with FRI surviving the merger as a wholly owned subsidiary of Eco-Stim (the “Merger”). On November 21, 2013, pursuant to the Merger Agreement, the Vision shareholders approved (1) the merger, (2) a reverse stock split of 480 to 1 for existing Vision shareholders, (3) an increase in the authorized preferred stock of Vision from 5,000,000 shares to 50,000,000 shares and (4) a name change to Eco-Stim Energy Solutions, Inc.

See “Note C-Reverse Merger” for additional information.

B. Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting

The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. We consolidate entities when we have the power to direct the activities of a variable interest entity (“VIE”) that most significantly impact economic performance and (i) the obligation to absorb losses of an entity or (ii) the right to receive benefits from the entity. This determination involves the use of judgment. Significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

During 2013 and 2012 the Company’s revenue was generated from consulting services. Revenues from all services are recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured. Revenues from consulting services performed on a day-rate or hourly basis are recognized as the service is performed.

Foreign Currency Translation

All assets and liabilities in the balance sheet of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end exchange rates. All revenues and expenses in the statement of operations, of these foreign subsidiaries, are translated at average exchange rates for the year. Translation gains and losses are not included in determining net loss but are shown in accumulated other comprehensive income of the consolidated balance sheets. Foreign currency transaction gains and losses are included in determining net loss. For the year ended December 31, 2013 the Company recognized a gain of $25,749 due to foreign currency translations. During the year ended December 31, 2012 the Company did not have any translation gains or losses.

F-19

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2013 and 2012, the Company had no such investments. The Company maintains deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

Accounts Receivable

Accounts receivable are stated at amounts management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. There was no reserve for doubtful accounts as of December 31, 2013 and 2012.

Equipment

Equipment is stated at historical cost less depreciation. Historical cost includes expenditures that are directly attributable to the acquisition of the items.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Expenditures for major renewals and betterments that extend the useful lives are capitalized. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and any gains or losses are reflected in the accompanying consolidated statement of operations of the respective period.

The estimated useful lives of equipment are as follows:

Machinery and equipment	7 years
Furniture, fixtures, and office equipment	5 years

Leases

The Company leases certain equipment under lease agreements. The Company evaluates each lease to determine its appropriate classification as an operating or capital lease for financial reporting purposes. Any lease that does not meet the criteria for a capital lease is accounted for as an operating lease. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the related assets. Assets under capital leases are amortized using the straight-line method over the initial lease term. Amortization of assets under capital leases is included in depreciation expense.

Accounts Payable

Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Debt Discounts

Discounts incurred in connection with the issuance of long-term debt are deferred and charged to interest expense over the term of the related debt.

F-20

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

Stock-Based Compensation

The Company accounts for its stock options under the fair value recognition provisions of ASC Topic 718. The Company currently uses the straight-line amortization method for recognizing stock option and restricted stock compensation costs. The measurement and recognition of compensation expense for all share-based payment awards made to our employees, directors or outside service providers are based on the estimated fair value of the awards on the grant dates. The grant date fair value is estimated using either an option-pricing model which is consistent with the terms of the award or a market observed price, if such a price exists. Such cost is recognized over the period during which an employee, director or outside service provider is required to provide service in exchange for the award, i.e., “the requisite service period” (which is usually the vesting period). The Company also estimates the number of instruments that will ultimately be earned, rather than accounting for forfeitures as they occur

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360 requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or group of assets may not be recoverable. The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent that the carrying value exceeds the fair value. If estimated future cash flows are not achieved with respect to long-lived assets, additional write-downs may be required.

Concentration

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality financial institutions.

Fair Value of Financial Instruments

The estimated fair value of accounts receivable, prepaids, accounts payable, and accrued expenses approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of notes payable and leases payable also approximate fair value as they bear market rates of interest. None of these items are held for trading purposes.

Income Taxes

Deferred income taxes are determined using the asset and liability method in accordance with ASC Topic 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are measured using enacted tax rates expected to apply to taxable income in years in which such temporary differences are expected to be recovered or settled. The effect on deferred income taxes of a change in tax rates is recognized in the consolidated statement of operations of the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company is subject to U.S. federal income taxes along with state taxes on gross margin in Texas. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying Consolidated Balance Sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

F-21

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

C. Reverse Merger

In connection with the Merger disclosed in Note A-Nature of Business, we amended and restated our articles of incorporation and changed our name to “Eco-Stim Energy Solutions, Inc.” and commenced trading under the symbol “ESES” on the OTCQB. As a result of the Merger, we were no longer considered a “shell company” and our business and operations are those of FRI. Effective December 13, 2013, the Company changed its fiscal year end from March 31 to December 31. This change was made in order for the fiscal year end to correspond with the fiscal year end of FRI.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of FRI’s common stock, par value $0.0001 per share, was converted into one (1) share of Eco-Stim’s common stock and each outstanding option to purchase shares of FRI common stock became an option to purchase the same number of shares of Eco-Stim’s common stock on the same terms. The shares of Eco-Stim’s common stock issued to FRI’s shareholders in connection with the Merger represents approximately 96.05% of Eco-Stim’s voting stock issued and outstanding immediately after the effectiveness of the Merger.

The transaction was accounted for as a reverse merger and recapitalization of FRI whereby FRI is considered the acquirer for accounting purposes. All historical financial information contained in this Form S-1 is that of FRI.

Upon the closing of the Merger, Todd Waltz, our former chief executive officer, president and secretary, and sole director, resigned, and simultaneously with the Merger, a new board of directors and new officers were appointed. Following the Merger, our executive officers and directors were as follows:

Name	Positions
Bjarte Bruheim	Executive Chairman
Jon Christopher Boswell	Director, President and Chief Executive Officer
Jogeir Romestrand	Director
Carlos A. Fernandez	Director
Thomas Hardisty	Director
Bobby Chapman	Chief Operating Officer
Alexander Nickolatos	Chief Financial Officer

As a result of the Merger, we were no longer considered a “shell company” and our business and operations are now those of FRI.

D. Equipment

Equipment consisted of the following:

	As of December 31,
	2013	2012
Pressure pumping and coiled tubing equipment	$3,500,000	$-
Furniture, fixtures, and office equipment	40,876	24,233
Less accumulated depreciation	(8,217)	(2,359)
Equipment, net	$3,532,659	$21,874

Depreciation expense is included in general and administrative expenses in the accompanying consolidated statements of operations.

In the fourth quarter of 2013, the Company invested $3.5 million purchasing and upgrading equipment and entered into a sale-leaseback transaction for that same equipment. See “Note J-Related Party Transactions” for further information.

E. Convertible Note Payable

On February 15, 2013, the Company entered into a convertible note payable agreement for $1 million. The convertible note payable was made up of $10,000 increments, of which 100 increments were issued to existing stockholders of the Company and other third parties. The convertible note accrued 10% annual interest and had a contingent 15% beneficial conversion upon the next equity financing of at least $10 million.

F-22

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

In connection with the Merger, the convertible note of $1.0 million principal and accrued interest of approximately $63,000 was converted to 319,236 shares of common stock.

F. Stockholders’ Equity (Deficit)

Common Stock

In October 2013 and November 2013, FRI sold 854,367 shares of its common stock in a private placement to 35 accredited investors resulting in gross proceeds of $5,126,202. The offering was exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulation D of that act. Wunderlich Securities, Inc. and Colorado Financial Service Corporation, each a broker-dealer and member of FINRA, served as placement agents. FRI paid Wunderlich Securities, Inc. a cash commission of $133,543 and an expense allowance in connection with due diligence and related activities of $8,186. FRI paid Colorado Financial Service Corporation a cash commission of $187,000 and an expense allowance of $11,688. FRI paid William K. Nasser, an advisor to an investor who purchased shares in the private placement, a cash advisory/due diligence fee of $49,800. FRI additionally paid legal costs associated with this offering of $42,874. These shares of common stock were exchanged for shares of Eco-Stim’s common stock in the Merger. See “Note C-Reverse Merger” for more information. The proceeds were used for working capital and the acquisition of equipment as further described in Note J-Related Party Transactions. At December 31, 2013 and 2012 the Company had authorized 200,000,000 and 100,000,000 shares of common stock respectively.

Preferred Stock

At December 31, 2012, the Company had 1,050,000 shares of preferred stock outstanding. As result of the Merger, the outstanding preferred stock was converted to 1,050,000 shares of common stock at a Conversion Price of approximately $3.33 per share for a total value of approximately $3.5 million. See “Note C-Reverse Merger” for additional information.

At December 31, 2013 the Company had authorized 50,000,000 shares of preferred stock, of which there were 0 shares of preferred stock outstanding. At December 31, 2012, the Company had authorized 1,050,000 shares of Series A Preferred Stock and 48,950,000 shares of Series B Preferred Stock. At December 31, 2012, there were 1,050,000 and 0 shares of Series A and B Preferred Stock outstanding respectively.

Warrants

In the fourth quarter of 2013, the Company executed a sale-leaseback transaction with a related party that included an inducement payment of 100,000 common stock warrants. The exercise price per share of the common stock under the agreement is $7.00. The agreement expires five years after the date of issuance. The warrants can be exercised on a one for one basis starting July 1, 2014. See “Note J—Related Party Transactions” for additional information.

G. Employee Benefit Plan

The Company adopted a defined contribution 401(k) profit-sharing plan effective January 1, 2012, covering all Company employees. The plan provides for employee contributions, employer matching contributions, and a discretionary profit sharing contribution. All employer contributions vest over a five-year period. The Company’s matching contributions for the years ended December 31, 2013 and 2012, were approximately $48,976 and $30,094, respectively. No discretionary profit sharing contributions were made during 2012 and 2013.

H. Stock-Based Compensation

As of December 31, 2013, the Company has a single stock incentive plan approved by its stockholders, the 2013 Stock Incentive Plan (the “Plan”), for the granting of stock-based incentive awards, including incentive stock options, non-qualified stock options, and restricted stock to employees, consultants, and members of the Company’s Board of Directors. The Plan was originally adopted in 2012, and a maximum of 2,164,500 shares were reserved for issuance under the Plan. As a result of the Merger, the Company modified the maximum number of shares authorized to be issued under the Plan to 1,000,000 shares. As of December 31, 2013, 431,828 shares were available for grant under the Plan.

F-23

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

Stock Options

Options granted vest over a period of two years, subject to the optionee’s continued employment or service, and an option granted under the Plan may have an expiration date not longer than ten years following the date of grant. The Plan specifies that the per share exercise price of an incentive stock option may not be less than 110% of the fair market value of the Company’s common stock on the date of grant, and the per share exercise price of a non-qualified stock option may not be less than the fair market value of the Company’s common stock on the date of grant. The Company’s general practice has been to grant options with a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant.

Stock option transactions in the Plan are as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at January 1, 2012	-	$-
Granted	161,429	2.65	10.00
Forfeited	-	-
Exercised	-	-
Balance at December 31, 2012	161,429	$2.65	9.54
Granted	430,000	6.00	9.84
Forfeited	(15,753)	2.78	10
Exercised	(18,375)	0.09
Balance at December 31, 2013	557,301	$5.32	9.29
Exercisable at December 31, 2013	9,193	$2.77	8.61

As of December 31, 2013, the range of exercise prices for outstanding options was $0.09 – $6.00.

The fair value of options issued for the year ended December 31, 2013 and 2012, were estimated to be $1.7 million and $0.3 million respectively, at the date of grant using a Black-Scholes option-pricing model using the following weighted average assumptions:

Volatility	75%
Expected lives	5.75 years
Expected dividend yield	—
Risk free rates	2.35%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company determined the initial expected life based on a simplified method in accordance with ASC Topic 718, giving consideration to the contractual terms, vesting schedules, and pre-vesting and post-vesting forfeitures.

During the years ended December 31, 2013 and 2012, the Company recorded $340,084 and $50,234 of stock-based compensation, respectively, which is included in general and administrative expense in the accompanying consolidated statement of operations. Total unamortized stock-based compensation expense at December 31, 2013, was $1,538,835 and will be fully expensed through 2015.

I. Variable Interest Entities

In 2012, Tango Rock, S.A. (“Tango”) was formed for the purpose of conducting business activities for the Company in Argentina. The Company does not own an interest in Tango. Due to the Company’s ability to direct the activities of Tango that most significantly impact economic performance and (i) the obligation to absorb losses of an entity or (ii) the right to receive benefits from the entity, we have determined it to be a variable interest entity of which we are the primary beneficiary. Furthermore, the Company has an agreement with the shareholders of Tango to purchase the entity for a nominal amount. As a result, we have consolidated Tango in our financial statements.

F-24

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

In the fourth quarter of 2013, Tango entered into a capital lease for equipment in which the Company is a primary beneficiary. See “Note J. Related Party Transactions” for additional information.

J. Related Party Transactions

The Company sub-leased office space for $6,000 per month from a company, which is owned by the Chairman of the Board and an employee of the Company. The sub-lease agreement commenced in March of 2012 on a month-to-month basis. The Company paid the related party approximately $81,000 and $60,000 in 2013 and 2012, respectively. On November 18, 2013, the month-to-month lease agreement was assigned from Geo-Texture to the Company.

On August 29, 2013, the Company acquired certain intellectual property from a geophysical business specializing in predicting “sweet spots” as well as drilling and well stimulation hazards within unconventional formations in the U.S. owned by the Chairman and another employee of the Company. The acquisition was done in exchange for 250,000 shares of common stock, which was the amount determined by the fair value of the intellectual property at the time of sale.

In the fourth quarter of 2013, the Company purchased and upgraded equipment, from non-related third parties, investing approximately $3.5 million. In December 2013, the Company sold the equipment to a third party leasing company controlled by two of its directors. Simultaneously, the equipment package was leased back to a VIE of the Company as a capital lease for a 60-month period with payments beginning in February 2014. The Company agreed to prepay one year of payments in the amount of approximately $1.0 million and maintain a balance of no less than six months of prepayments until the final six months of the lease. These prepayments were made prior to December 31, 2013. Further rent payments are approximately $81,000 per month and commenced on February 1, 2014.

The minimum present value of the lease payments is $3.5 million with terms of sixty months and implied interest of 14%. The next five years of lease payments are:

Capital Lease Payments
2014	$977,267
2015	977,267
2016	977,267
2017	977,267
2018	977,267
Total future payments	4,886,335
Less debt discount due to warrants	(350,838)
Less amount representing interest	(1,386,333)
3,149,164
Less current portion of capital lease obligations	(428,050)
Capital lease obligations, excluding current installments	$2,721,114

As required in the sale-leaseback transaction, the Company prepaid 12 months of principal and interest payments of approximately $1.0 million in 2013, which are included in prepaid assets as of December 31, 2013. These pre-payments will be used against the future required payments disclosed in the above schedule.

In connection with the sale-leaseback transaction, the Company issued 100,000 common stock warrants to the third party leasing company. The warrants were issued as an inducement payment and can be exercised on a one for one basis for common stock starting July 1, 2014. The exercise price is $7.00 with an expiration date of five years after the initial exercise date of July 1, 2014.

F-25

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

The estimated fair value of the warrants at issuance was approximately $0.4 million and was calculated using the Black Scholes method with the following weighted average assumptions being used:

Volatility	75%
Expected lives years	5.75
Expected dividend yield	—
Risk free rates	1.75%

K. Income Taxes

The effective tax rate (as a percentage of income before taxes) is reconciled to the U.S. federal statutory rate as follows as of December 31, 2013 and 2012, respectively:

	For the year ended December 31,
	2013	2012
Income tax expense (benefit) at the applicable federal rate (34%)	$(1,217)	$(823)
Permanent differences	95	—
Return to provision	4	—
Change in valuation allowance	332	823
BVI NOL elimination	787	—
Foreign rate differential	(1)	—
Income tax expense (benefit)	$—	$—

The Company has established a valuation allowance to fully reserve the net deferred tax asset due to the uncertainty of the timing and amounts of future taxable income. At December 31, 2013, the Company had net operating loss carry forwards for federal income tax purposes of $3,221,254 which will begin to expire, if unused, in 2031 and net operating loss carry forwards for foreign income tax purposes of $188,402 which will begin to expire, if unused, in 2017. For U.S. income tax purposes, the Company is unable to utilize the prior year net operating loss generated by FRIBVI.

The tax effects of the temporary differences between financial statement income and taxable income are recognized as a deferred tax asset and liabilities. Significant components of the deferred tax asset and liability as of December 31, 2013 and 2012 respectively are:

	As of December 31,
	2013	2012
Deferred assets
Stock-based compensation	$26	$—
Accrued vacation	22	—
Net operating loss carryforwards	1,161	823
Total deferred tax assets	1,209	823
Deferred liabilities
Prepaids	(48)	—
Equipment	(6)	—
Total deferred tax liabilities	(54)	—
Net deferred tax asset	1,155	823
Valuation allowance	(1,155)	(823)
Total net deferred tax assets	$—	$—

The Company records accrued interest and penalties related to unrecognized tax benefits in general and administrative expense. No amounts of interest expense and penalties have been accrued or recognized related to unrecognized tax benefits since inception. We are currently subject to a three-year statute of limitations by major tax jurisdictions.

F-26

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

L. Subsequent Events

On January 8, 2014, the Company entered into an equipment purchase order with Stewart & Stevenson Manufacturing Technologies LLC (“S&S”). Under the terms of the purchase order, the Company agreed to purchase and S&S agreed to sell, certain pressure pumping equipment for a total purchase price of up to $8,093,870, of which a deposit was paid as a down payment at signing. The total purchase price included an option for certain additional equipment to be included in the equipment package. The equipment package is expected to be delivered during the second quarter of 2014 and will be used to fulfill our obligations under the Letter of Intent announced on December 19, 2013 to provide well stimulation and completion services in the Neuquén province of Argentina.

On January 9, 2014, the Company signed a letter of intent with an independent third party lender to provide a minimum of $4 million in financing towards an equipment package currently being procured for our growing operations in Argentina. The equipment will serve as collateral under the three-year loan agreement. During the period while the loan is outstanding, the Company will be required to make quarterly interest payments with the principal due at the end of the three year period unless mutually extended for up to two additional years. The equipment being procured consists primarily of pressure pumping and related equipment.

F-27

APPENDIX A

Glossary of Selected Industry Terms

Acidizing. A method of well stimulation used in carbonate (limestone and chalk) rock formations that employs an acidic hydraulic fluid to dissolve as well as fracture the rock.

Barrel. A unit of volume measurement used for petroleum and its products that is equivalent to 42 U.S. gallons measured at 60° Fahrenheit.

Casing. Large-diameter pipe lowered into an openhole wellbore and cemented in place.

Cementing. To prepare and pump cement into place in a wellbore.

Coiled Tubing. Oilfield equipment consisting of steel tubing wound around a large-diameter reel and an injector that grips the tubing and pushes it into the wellbore. Coiled tubing equipment is used to convey liquid nitrogen and other fluids into the wellbore in order to clean obstructions in wellbore or the perforations, or for other purposes.

Completion. The process of preparing a well for the production of hydrocarbons, which includes cementing the casing into place, perforating the casing, inserting tubing, and, if necessary well stimulation.

Downhole. Pertaining to or in the wellbore (as opposed to being on the surface).

Hydraulic Fracturing. A method of increasing permeability of rock and for increasing the amount of oil or gas produced from it, by using hydraulic pressure to fracture the rock and introducing proppant into the hydraulic fluid at the end of job to ensure that the fractures remain open when the hydraulic pressure is released.

Hydrocarbon. A naturally-occurring organic compound comprising hydrogen and carbon. Hydrocarbons can be as simple as methane, but many are highly complex molecules, and can occur as gases, liquids or solids. Petroleum is a complex mixture of hydrocarbons. The most common hydrocarbons are natural gas, oil and coal.

Logging. Taking a measurement versus depth or time, or both, of one or more physical quantities in or around a well. The term comes from the word “log” used in the sense of a record or note. Wireline logs are taken downhole, transmitted through a wireline or fiber optic cable to the surface and recorded there.

Packer. A downhole device used in many completions to isolate the annulus between the casing and the production tubing, enabling controlled production, injection or treatment.

Plugs. A downhole packer assembly used in a well to seal off or isolate a particular formation for testing, acidizing, cementing, etc.; also a type of plug used to seal off a well temporarily while the wellhead is removed.

Pressure Pumping. A generic term that includes well stimulation and cementing.

Proppant. Sand or other hard material (such as bauxite) that is spherical and uniform in size, either naturally or because it is coated with resin or ceramic material.

TMD. The total measured depth of an oil or gas well, or total measured distance in the case of a horizontal well.

Tubing. A string of pipe set into a wellbore, though which oil and gas are produced.

Well Stimulation. A generic term that includes hydraulic fracturing and other methods of increasing the production of oil and gas wells, such as acidizing.

Wellbore. The physical conduit from surface into the hydrocarbon reservoir.

Wireline. A general term used to describe logging or well-intervention operations conducted using single-strand or multi-strand wire or cable for intervention in or logging of gas or oil wells.

A-1

PROSPECTUS

Shares

Roth Capital Partners

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby.

Securities and Exchange Commission registration fee	$2,871
FINRA	$4,205
Transfer Agent Fees	$1,000
Accounting fees and expenses	$35,000
Legal fees and expense	$50,000
Financial Printing	$2,500
Total	$95,576

All amounts are estimates other than the Commission’s registration fee. Eco-Stim is paying all expenses of the offering listed above.

Item 14. Indemnification of Directors and Officers

The Nevada Revised Statutes permits the indemnification of directors, employees, officers and agents of Nevada corporations. Our amended and restated articles of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the laws of the State of Nevada.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

78

Section 78.7502 of the Nevada Revised Statutes further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Revised Statutes provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the shareholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Revised Statutes provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Revised Statutes provides that indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Revised Statutes, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the Nevada Revised Statutes empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

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Item 15. Recent Sales of Unregistered Securities

In October 2013 and November 2013, FRI sold 854,367 shares of its common stock in a private placement to 35 accredited investors resulting in gross proceeds of $5,126,202. The offering was exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulation D of that act. Wunderlich Securities, Inc. and Colorado Financial Service Corporation, each a broker- dealer and member of FINRA, served as placement agents. FRI paid Wunderlich Securities, Inc. a cash commission of $133,543 and an expense allowance in connection with due diligence and related activities of $8,186. We paid Colorado Financial Service Corporation a cash commission of $187,000 and an expense allowance of $11,688. We paid William K. Nasser, an advisor to an investor who purchased shares in the private placement, a cash advisory/due diligence fee of $49,800. These shares of common stock were exchanged for shares of Eco-Stim’s common stock in the Merger. The proceeds will be used for working capital and the acquisition of equipment.

On May 28, 2014, we entered into the Note Agreement with ACM. The Note Agreement allows us to issue ACM a multiple draw Convertible Note with a maximum aggregate principal amount of $22 million, convertible into our common stock at a price of $6.00 per share. The unpaid principal amount of the notes bears an interest rate of 14% per annum and matures on the date that is four years following the closing date. The offering and sale of the Convertible Note was exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulation D of that act. The proceeds from the Note Agreement will be used primarily for capital expenditures incurred in accordance with an approved operating budget.

On May 28, 2014 and as a condition precedent for the closing of the Note Agreement, we entered into the Option Agreement with ACM. Pursuant to the Option Agreement, ACM has the option, in ACM’s sole discretion, to purchase an aggregate of 1,333,333 shares of our common stock, at a price of $6.00 per share. The offering of the Option was exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulation D of that act. On July 14, 2014, ACM exercised its option to purchase 1,333,333 shares of our common stock for an aggregate purchase price of $8,000,000. The proceeds from this exercise was primarily for capital expenditures incurred in accordance with an approved operating budget.

On July 24, 2014, we sold 383,733 shares of our common stock in a private placement to 17 accredited investors resulting in gross proceeds of $2,302,400. The Company paid Wunderlich Securities, Inc. a cash commission of $177,240 and an expense allowance in connection with due diligence and related activities of $6,763. The offering was exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulations D and S of that act. The proceeds from the private placement will be primarily used for capital expenditures incurred in accordance with an approved operating budget.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

1.1*	Form of Underwriting Agreement.

2.1	Agreement and Plan of Reorganization dated September 18, 2013 by and between Vision Global Solutions, Inc., FRI MergerSub, Inc. and FracRock International Inc. (incorporated by reference to our Schedule 14A filed on October 22, 2013).

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to our Current Report on Form 8-K filed on November 26, 2013).

3.2	Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K filed on June 4, 2014).

3.3	Certificate of Merger by and between FRI Merger Sub, Inc. and FracRock International, Inc. (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

4.1	Registration Rights Agreement, dated as of May 28, 2014, by and among Eco-Stim Energy Solutions, Inc. and the parties named therein (incorporated by reference to our Current Report on Form 8-K filed on June 4, 2014).

4.2	Stockholder Rights Agreement, dated as of May 28, 2014, by and among Eco-Stim Energy Solutions, Inc. and the parties named therein (incorporated by reference to our Current Report on Form 8-K filed on June 4, 2014).

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5.1**	Form of Opinion of Woodburn and Wedge as to the legality of the securities being registered.

10.1	Employment Agreement dated November 25, 2013 by and between FracRock, Inc. and J. Christopher Boswell (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

10.2	Employment Agreement dated November 4, 2013 by and between FracRock, Inc. and Bobby Chapman (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

10.3	Employment Agreement dated July 1, 2012 by and between Frac Rock International, Inc., predecessor-by-merger to FracRock International, Inc. and Alexander Nickolatos (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

10.4	Purchase Order (English Translation) dated May 8, 2013 by and between Tango Rock S.A. and YPF S.A. (incorporated by reference to our Current Report on Form 8-K filed on January 16, 2014)

10.5	Equipment Sales Agreement dated October 21, 2013 by and between FracRock, Inc. and Weatherford U.S.L.P (incorporated by reference to our Current Report on Form 8-K filed on January 16, 2014)

10.6	Form Stock Option Agreement under Stock Incentive Plan (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

10.7	Form Restricted Stock Agreement under Stock Incentive Plan (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

10.8	2013 Stock Incentive Plan assumed in connection with the Merger (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

10.9	Equipment Sales Agreement dated December 30, 2013 by and between Viking Rock, AS and Impact Engineering, A.S. (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

10.10	Coiled Tubing Asset Package Lease Agreement dated December 21, 2013 by and between Impact Engineering, A.S. and Tango Rock S.A. (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

10.11†	Purchase Order dated January 8, 2014 by and between Eco-Stim Energy Solutions, Inc. and Stewart & Stevenson Manufacturing Technologies LLC (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

10.12	Common Stock Purchase Warrant dated December 31, 2013 issued by Eco-Stim Energy Solutions, Inc. to Impact Engineering, A.S. (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

10.13	Consulting Agreement dated September 1, 2012 by and between Frac Rock International, Inc., predecessor-by-merger to FracRock International, Inc., and Carlos A. Fernandez (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

10.14	Convertible Note Facility Agreement, dated as of May 28, 2014, by and between Eco-Stim Energy Solutions, Inc. and ACM Emerging Markets Master Fund I, L.P. (incorporated by reference to our Current Report on Form 8-K filed on June 4, 2014).

10.15	Securities Purchase Option Agreement, dated as of May 28, 2014, by and among Eco-Stim Energy Solutions, Inc. and ACM Emerging Markets Master Fund I, L.P. (incorporated by reference to our Current Report on Form 8-K filed on June 4, 2014).

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10.16	Assignment and Assumption Agreement, dated as of May 28, 2014, by and between Eco-Stim Energy Solutions, Inc. and Viking Rock AS (incorporated by reference to our Current Report on Form 8-K filed on June 4, 2014).

10.17	Exclusive Sales Agreement, dated as of April 30, 2014, by and between Eco-Stim Energy Solutions, Inc. and Fotech Oil & Gas Solutions Limited (incorporated by reference to our Quarterly Report on Form 10-Q filed on August 12, 2014).

10.18	Employment Agreement, dated as of July 1, 2014, by and between Eco-Stim Energy Solutions, Inc. and Carlos A. Fernandez (incorporated by reference to our Quarterly Report on Form 10-Q filed on November 12, 2014).

10.19	Purchase Order, dated as of July 31, 2014, by and between Viking Rock AS and Feadar S.A. (incorporated by reference to our Quarterly Report on Form 10-Q filed on November 12, 2014).

14.0**	Code of Business Conduct and Ethics.

16.1	Letter from Armanino LLP to the Securities and Exchange Commission dated December 16, 2013 (incorporated by reference to our Annual Report on Form 10-K filed on March 28, 2014).

21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form S-1 filed on July 25, 2014).

23.1**	Consent of Woodburn and Wedge (included in Exhibit 5.1).

23.2*	Consent of Whitley Penn LLP.

24.1**	Power of Attorney

*	Filed herewith.

**	Previously Filed

†	Confidential treatment has been requested for portions of this exhibit. The omitted information has been filed separately with the SEC pursuant to our application for confidential treatment.

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Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 5, 2015.

Date: February 5, 2015	ECO-STIM ENERGY SOLUTIONS, INC.

	By:	/s/ Alexander Nickolatos
Alexander Nickolatos
Chief Financial Officer and Assistant Secretary

	By:	/s/ Craig Murrin
Craig Murrin
Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

*	Director, President and Chief Executive Officer	February 5, 2015
Jon Christopher Boswell

*	Chief Financial Officer	February 5, 2015
Alexander Nickolatos

*	Executive Chairman	February 5, 2015
Bjarte Bruheim

*	Chief Operating Officer	February 5, 2015
Bobby Chapman

*	Director, Executive Vice President-Corporate	February 5, 2015
Carlos A. Fernandez	Business Development and General Manager Latin America

*	Director	February 5, 2015
Jogeir Romestrand

*	Director	February 5, 2015
Ahmad Al-Sati

*	Director	February 5, 2015
Lap Wai Chan

*	Director	February 5, 2015
Christopher Krummel

*	Director	February 5, 2015
John Yonemoto

*        Alexander Nickolatos hereby signs this Amendment No. 1 to the Registration Statement on behalf of the indicated persons for whom he is attorney-in-fact on February 5, 2015, pursuant to powers of attorney previously filed as Exhibit 24.1 to the Registration Statement on Form S-1 of Eco-Stim Energy Solutions, Inc. filed with the Securities and Exchange Commission on November 14, 2014.

By:	/s/ Alexander Nickolatos
Attorney-in-fact

Dated: February 5, 2015

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